Exhibit 10.27

(1) Sedibelo RESOURCES Limited

as Parent

(2) Pilanesberg Platinum Mines PROPRIETARY Limited

as Borrower

(3) The Original Guarantors Listed in Part 1 of Schedule 1

as Original Guarantors

(4) Nedbank Limited (Acting through its Nedbank Corporate and Investment Banking Division)

as Arranger and Original Facility A Lender

(5) Nedbank Limited (acting through its Nedbank CoRporate and Investment Banking Division)

as Facility Agent

- and –

(6) BOWWOOD AND MAIN NO 335 Proprietary Limited

(to be renamed "BOWWOOD AND MAIN NO 335 (RF) PROPRIETARY LIMITED")

as Security SPV

Common Terms Agreement

CONTENTS

1.	Definitions and Interpretation	1
2.	The Facilities	42
3.	Purpose	42
4.	Conditions of Utilisation	42
5.	Utilisation and Repayment	44
6.	Mandatory Prepayment	44
7.	Voluntary Prepayment and Cancellation	48
8.	Restrictions	50
9.	Interest	51
10.	Changes to the Calculation of Interest	52
11.	Fees	54
12.	Tax Gross up and Indemnities	54
13.	Increased Costs	58
14.	Other Indemnities	60
15.	Mitigation by the Lenders	61
16.	Costs and Expenses	62
17.	Guarantee and Indemnity	63
18.	Representations	66
19.	Information Undertakings	76
20.	Financial Covenants	83
21.	General Undertakings	85
22.	Events of Default	97
23.	Changes to the Lenders	103
24.	Restriction on Debt Purchase Transactions	107
25.	Changes to the Obligors	109
26.	Role of the Facility Agent and the Arranger	110
27.	Conduct of Business by the Finance Parties	119
28.	Sharing among the Finance Parties	119
29.	Payment mechanics	120
30.	Set-off	123
31.	Notices	123
32.	Calculations and certificates	127
33.	Partial invalidity	127
34.	Remedies and waivers	128
35.	Amendments and waivers	128

36.	Confidential information	130
37.	Confidentiality of funding rates and reference bank quotation	133
38.	Renunciation of benefits	135
39.	Counterparts	135
40.	Sole agreement	135
41.	No implied terms	135
42.	Independent advice	135
43.	Governing law	136
44.	Jurisdiction	136
SCHEDULE 1: The Original Parties		137
	Part 1: The Original Guarantors	137
	Part 2: The Original Lenders	137
SCHEDULE 2: Conditions precedent		138
	Part 1: Conditions Precedent to Initial Utilisation	138
	Part 2: Conditions Precedent required to be delivered by an Additional Guarantor	143
SCHEDULE 4: Form of Transfer Certificate		145
SCHEDULE 5: Form of Accession Letter		146
SCHEDULE 6: Form of Resignation Letter		147
SCHEDULE 7: Form of Hedging Accession Letter		148
SCHEDULE 8: Form of Facility Accession Letter		149
SCHEDULE 9: Form of Compliance Certificate		150
SCHEDULE 10: Timetables		151
SCHEDULE 11: Permitted Transferees		152
SCHEDULE 12: Transaction Security		153
	Part 1: Transaction Security to be granted by Original Obligors	153
	Part 2: Transaction Security to be granted by Additional Guarantors	154
SCHEDULE 13: Disclosure schedule		155
SCHEDULE 14: Group Structure		156
SIGNATURE PAGES		157

This Common Terms Agreement is made BETWEEN:

(1)	Sedibelo RESOURCES Limited, a company incorporated under the laws of Guernsey with registration number 54400, with its registered address at Oak House, Hirzel Street, St Peter Port, Guernsey, GY1 3RH (the "Parent");

(2)	Pilanesberg Platinum Mines PROPRIETARY Limited, a private company duly incorporated according to the company laws of South Africa with registration number 2002/015572/07 (the "Borrower");

(3)	The Original Guarantors listed in part 1 of schedule 1 (as "Original Guarantors");

(4)	Nedbank Limited (acting through its Nedbank Corporate aNd Investment Banking Division), a public company and registered bank duly incorporated according to the company and banking laws of South Africa with registration number 1951/000009/06 (as "Arranger" and "Original Facility A Lender");

(5)	Nedbank Limited (acting through its Nedbank CORPORATE and Investment Banking Division), a public company and registered bank duly incorporated according to the company and banking laws of South Africa with registration number 1951/000009/06 (as "Facility Agent"); and

(6)	BOWWOOD AND MAIN NO 335 Proprietary Limited (to be renamed "BOWWOOD AND MAIN NO 335 (RF) PROPRIETARY LIMITED"), a private company duly incorporated according to the company laws of South Africa with registration number 2021/855813/07 (as "Security SPV").

IT IS AGREED as follows:

1.	Definitions and Interpretation

1.1	Definitions

In this Agreement:

"Acceptable Bank" means:

(a)	a bank or financial institution which has a rating for its long term unsecured and non-credit enhanced debt obligations of A+ or higher by Standard & Poor's Rating Services or Fitch Ratings Ltd or A or higher by Moody's Investor Services Limited or a comparable rating from an internationally recognised credit rating agency; or

(b)	any one of FirstRand Bank Limited, Nedbank Limited, The Standard Bank of South Africa Limited, Absa Bank Limited or Investec Bank Limited; or

(c)	any other bank or financial institution approved by the Facility Agent in writing;

"Accession Letter" means a document substantially in the form set out in schedule 5 (Form of Accession Letter);

"Accession Undertaking (Intercreditor)" means a "Creditor Accession Undertaking", as such term is defined in the Intercreditor Agreement;

"Accounting Principles" means generally accepted accounting principles in South Africa, including IFRS;

"Accounting Reference Date" has the meaning given to it in clause 18.29 (Accounting Reference Date);

"Additional Guarantor" means a company which becomes an Additional Guarantor in accordance with clause 25.2 (Additional Guarantors);

"Additional Stream Agreement" has the meaning given to that term in the Intercreditor Agreement;

"Additional Stream Purchaser" has the meaning given to that term in the Intercreditor Agreement;

"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company;

"Agreement" means this common terms agreement and its schedules;

"Annual Financial Statements" has the meaning given to that term in clause 19 (Information Undertakings);

"Applicable Margin" means, in relation to a Facility, the "Margin", as such term is defined in the Facility Agreement applicable to that Facility;

"Auditors" means one of PricewaterhouseCoopers, Ernst & Young, KPMG, Deloitte & Touche or any other firm approved in advance by the Facility Agent or appointed in accordance with clause 21.36 (Auditors);

"Authorisation" means an authorisation, consent, approval, resolution, licence, permit, exemption, filing, notarisation, lodgement, mining right or registration;

"Available Commitment" means, in relation to a Facility, the "Available Commitment", as such term is defined in the Facility Agreement applicable to that Facility;

"Available Facility" means, in relation to a Facility, the "Available Facility", as such term is defined in the Facility Agreement applicable to that Facility;

"Availability Period" means, in relation to each Facility, the "Availability Period", as such term is defined in the Facility Agreement applicable to that Facility;

"Base Case Model" means the base case model in relation to, inter alia, the Facilities and the Financial Covenants agreed to by the Obligors' Agent and the Facility Agent pursuant to paragraph 12(h) of part 1 of schedule 2 (Conditions precedent);

"B-BBEE Act" means the Broad-Based Black Economic Empowerment Act, 2003 and any regulations or codes of good practice promulgated thereunder (including the BEE Codes), or any amendment, replacement or succeeding legislation;

"BEE Codes" means any Broad-Based Black Economic Empowerment Codes of Good Practice (or analogous codes) gazetted under the B-BBEE Act from time to time;

"BEE Legislation" means each and all of:

(a)	the B-BBEE Act;

(b)	the BEE Codes;

(c)	the Mining Charter;

(d)	the Mining Charter Scorecard; and

(e)	any other charter, law, condition of a material Licence, regulation, policy instrument or (mandatory or voluntary) practice pursuant to which ownership and/or control by Black People in the Group (or a member thereof) is measured and which may be applicable to the Group (or a member thereof), including any amendments thereto or replacement thereof;

"Black People" means the most stringent definition of "black people" (or any comparable term) contained in any of the BEE Legislation, which, as at the Signature Date, has the meaning ascribed to it under Code 000 of the BEE Codes, being African, Coloured and Indian people who are natural persons and who are South African citizens by:

(a)	birth or descent; or

(b)	naturalisation occurring:

(i)	prior to 27 April 1994, being the commencement date of the Constitution of South Africa of 1993; or

(ii)	after that date but who would have qualified for naturalisation prior to that date if it were not for the Apartheid policies in place in South Africa;

"Borrower Mining Right Extension Date" means the date on which the Minister of Mineral Resources grants consent in terms of section 102 of the MPRDA to extend the area covered by the Borrower Mining Rights (or either one of them) to incorporate and include the area covered by the Magazynskraal Mining Right;

"Borrower Mining Rights" means:

(a)	the new order mining right granted to the Borrower (under DMRE Reference: NW30/5/1/2/2/320MR) to mine Gold, Platinum Group Metals, Copper, Nickel, Cobalt, Chrome, and other minerals associated with the foregoing in respect of Portion 3 of the farm Rooderand 46JQ, the remaining extent of portion 1, 2, 3, 4, 6, 9, 13 and 15 of the farm Ruighoek 169JP, the farm Tuschenkomst 135JP, Portion 1 and the remaining extent of the farm Witkleifontein 136JP, a portion of the farm Wilgespruit 2JQ and Portion 1 of the farm Rooderand 46JQ situated in the magisterial district of Mankwe in the North West Province registered in the Borrower's name on 24 June 2008 in the MPTRO under MPT No. 39/2008, amended by notarial deed of amendment to extend the mining area to include a portion of Portion 1 of the farm Rooderand 46 JQ and a portion of the farm Wilgespruit 2 JQ and further amended by notarial deed of amendment MPT No.24/2015 to include Chrome in respect of the farm Tuschenkomst; and

(b)	the new order mining right granted to the Borrower (under DMRE Reference LP30/5/1/2/2/333MR) to mine Platinum, Palladium, Rhodium, Iridium, Ruthenium, Osmium, Gold, Copper, Nickel, Cobalt, and Chrome on the farm Wilgespruit 2 JQ; a portion of portion 1 of the farm Rooderand 46 JQ; the farm A portion of the farm Legkraal 45JQ and a portion of the farm Koedoesfontein 42JQ, situated in the magisterial district of Mankwe in the North West Province registered on 27 August 2008 in the MPTRO under MPT No. 50/2008, as amended by notarial deed of amendment to reduce the mining area to exclude a portion a portion of portion 1 of the farm Rooderand 46 JQ and a portion of the farm Wilgespruit 2 JQ and which mining right was ceded to the Borrower by IBMR, and "Borrower Mining Right" means each or either one of them, as the context may require;

"Borrowings" has the meaning given to that term in clause 20.1 (Financial definitions);

"Break Costs" means the amount (if any) by which:

(a)	the interest (excluding the Applicable Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period, exceeds:

(b)	the amount which a Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period;

"Break Gains" means the amount (if any) by which the amount referred to in paragraph (b) of the definition of "Break Costs" exceeds the amount referred to in paragraph (a) of the definition of "Break Costs";

"Business Day" means a day (other than a Saturday, a Sunday or official public holiday) on which banks are open for general business in Johannesburg, Guernsey and Luxembourg;

"Cash" means, at any time, cash denominated in Rand or Dollars in hand or at an Acceptable Bank and (in the latter case) credited to an account in the name of the Borrower and to which the Borrower is beneficially entitled and for so long as:

(a)	that cash is repayable on demand or within 90 days after the relevant date of calculation;

(b)	repayment of that cash is not contingent on the prior discharge of any other indebtedness of the Borrower or any other Group Company or of any other person whatsoever or on the satisfaction of any other condition;

(c)	there is no Security over that cash except for Transaction Security or any Permitted Encumbrance constituted by a netting or set-off arrangement entered into by the Borrower in the ordinary course of its banking arrangements; and

(d)	the cash is freely and (except as mentioned in paragraph (a)) immediately available to be applied in repayment or prepayment of amounts outstanding under the Finance Documents;

"Cash Equivalent Investments" means at any time:

(a)	certificates of deposit maturing within 364 days after the relevant date of calculation and issued by an Acceptable Bank;

(b)	any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, any member state of the European Economic Area, any Participating Member State, South Africa or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(c)	commercial paper not convertible or exchangeable to any other security:

(i)	for which a recognised trading market exists;

(ii)	issued by an issuer incorporated in the United States of America, the United Kingdom, any member state of the European Economic Area, any Participating Member State or South Africa;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)	which has a national scale credit rating of either A-1 or higher by Standard & Poor's Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody's Investors Service Limited, or, if no national scale credit rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(d)	any investment in money market funds which:

(i)	have a national scale credit rating of either A-1 or higher by Standard & Poor's Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody's Investors Service Limited; and

(ii)	which invest substantially all their assets in securities of the types described in paragraphs (a) to (c) and can be turned into cash on not more than 30 days' notice; or

(e)	any other debt security approved by the Facility Agent,

in each case, denominated in Rand or Dollars and to which the Borrower is beneficially entitled at that time and which is not issued or guaranteed by any Group Company or subject to any Security (other than Transaction Security or any Permitted Encumbrance);

"Change of Control" means any person or group of persons acting in concert gains direct or indirect control of any Obligor, without the prior written consent of the Facility Agent. For the purposes of this definition:

(a)	"control" means, in relation to:

(i)	a company whose shares are not listed on any securities exchange, having:

(A)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to cast, or control the casting of, more than 50% of the maximum number of votes that might be cast at a general meeting of that company;

(B)	the power to appoint or remove all, or the majority, of the directors or other equivalent officers of that company;

(C)	the power to give directions with respect to the operating and financial policies of that company with which the directors or other equivalent officers of that company are required to comply in a manner comparable to a person who, in ordinary commercial practice, would be able to exercise an element of control referred to in paragraph (i) or paragraph (ii); or

(ii)	a company whose shares are listed on a securities exchange, the holding beneficially of more than 35% of the issued share capital of that company (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital), or such lower percentage as will trigger a mandatory offer pursuant to the rules of the relevant securities exchange; and

(b)	"acting in concert" means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition directly or indirectly of shares in an Obligor by any of them, either directly or indirectly, to obtain or consolidate control of such Obligor, provided that, for purposes of this definition, the Parent IPO shall not constitute a Change of Control;

"Code" means the US Internal Revenue Code of 1986;

"Commitments" means:

(a)	the Facility A Commitment;

(b)	the Facility B Commitment; and

(c)	any Further Facility Commitment,

and "Commitment" means each or either one of them, as the context may require;

"Companies Act" means the Companies Act, No 71 of 2008, including all regulations promulgated under that Act;

"Compliance Certificate" means a certificate substantially in the form set out in schedule 9 (Form of Compliance Certificate);

"Confidential Information" means all information relating to any Obligor, the Group, the Finance Documents or a Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or a Facility from either:

(a)	any Group Company or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any Group Company or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(i)	information that:

(A)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of clause 36 (Confidential information); or

(B)	is identified in writing at the time of delivery as non-confidential by any Group Company or any of its advisers; or

(C)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(ii)	any Funding Rate or Reference Bank Quotation;

"Confidentiality Undertaking" means a confidentiality undertaking substantially in the recommended form of the LMA or in any other form agreed in writing between the Obligors' Agent and the Facility Agent;

"Constitutional Documents" means, in respect of any person at any time, the then current and up-to-date constitutional documents of such person at such time (including, without limitation, such person's memorandum of incorporation, memorandum and articles of association, certificate of incorporation, articles of incorporation or commercial registration certificate or, in the case of a trust, the trust deed and letters of authority relating to that trust);

"Counter Indemnity Agreement" means the counter-indemnity agreement concluded or to be concluded between the Obligors, the Management Company, the Security SPV and the Facility Agent on or about the Signature Date and pursuant to which the Obligors indemnify and hold the Security SPV harmless in respect of claims made against the Security SPV under, inter alia, the Security SPV Guarantees;

"CP Documents" means:

(a)	all of the documents and other evidence listed in part 1 of schedule 2 (Conditions precedent); and

(b)	any other documents or evidence designated as "CP Documents" in a Facility Agreement;

"CP Satisfaction Date" means the date on which the Facility Agent issues the notification contemplated in clause 4.1 (Initial conditions precedent);

"Debt Purchase Transaction" means, in relation to a person, a transaction where such person:

(a)	purchases by way of assignment or transfer;

(b)	enters into any sub-participation in respect of; or

(c)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of,

a Commitment or amount outstanding under any Facility Agreement;

"Default" means an Event of Default or any event or circumstance specified in clause 22 (Events of Default) which would (with the expiry of any applicable grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default;

"Discharge Date" means the date on which:

(a)	the aggregate of all amounts of principal, accrued and unpaid interest and all and any other amounts due and payable to the Finance Parties under the Finance Documents (other than contingent liabilities in respect of continuing indemnities under the Finance Documents under which no claim has been made and which remains un-discharged) have been irrevocably and unconditionally finally paid and discharged in full (whether or not as a result of enforcement); and

(b)	the Finance Parties have no commitment, obligations or liability (whether actual or contingent) to lend money or provide other financial accommodation to any Obligor under any Finance Document,

as certified by notice in writing by the Facility Agent to the Obligors' Agent within five Business Days after receipt of a written request from the Obligors' Agent for such notice (provided that the aforementioned requirements have in fact been met);

"Disclosure Schedule" means the disclosure schedule contained in schedule 13 (Disclosure Schedule);

"Disposal" means a sale, lease, licence, transfer, loan or other disposal by a person of any asset, undertaking or business (whether by a voluntary or involuntary single transaction or series of transactions);

"Disruption Event" means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted;

"Distribution" means any payment by way of interest, principal, dividend, capital reduction, return of capital, fee, royalty or other distribution of whatsoever nature and howsoever described (including a repurchase or redemption of shares) by or on behalf of a company to or for the account of any member or shareholder of that company, in its capacity as member or shareholder of that company, or in relation to a loan made by such shareholder to the company, in each case whether paid or payable and whether paid or payable in cash or in specie and the term "Distribution" shall include a "distribution", as such term is defined in section 1 of the Companies Act;

"DMRE" means the Department of Mineral Resources and Energy (formerly the Department of Mineral Resources) of South Africa;

"Eligible Hedging Counterparty" means:

(a)	the Original Facility A Lender or any of its Affiliates; or

(b)	any other financial institution who is acceptable to the Facility Agent (acting on the instructions of all the Lenders, acting reasonably);

"Empowerment Requirements" means the black economic empowerment requirements applicable from time to time to the Group (or any member thereof) in the mining sector under the BEE Legislation;

"Empowerment Status" means the ability of any Mining Company, with reference to compliance with the Empowerment Requirements, to maintain the validity and binding nature of its Authorisations, Licences or other rights in relation to its business and/or the Material Contracts;

"Encumbered Subsidiary" means any Group Company in respect of which Transaction Security has been granted over any of the shares issued by that Group Company;

"Engen Agreement" means the diesel sale and purchase agreement entered into between Engen Petroleum Limited as the supplier and the Borrower as the purchaser, dated on or about 16 March 2021, in terms of which, inter alia, Engen Petroleum Limited undertakes to sell to the Borrower and the Borrower agrees to purchase all of its requirements for 50 ppm low-sulphur grade diesel;

"Environment" means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(a)	air (including, without limitation, air within natural or man-made structures, whether above or below ground);

(b)	water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including, without limitation, land under water);

"Environmental Claim" means any litigation, arbitral proceedings, administrative proceedings, claim, complaint, notice or inquiry by any person in connection with a breach or alleged breach of, or any liability or potential liability arising under any Environmental Law;

"Environmental Law" means any law, bylaw, code, guideline (having the force of law, or if not having the force of law, with which any Group Company or similar companies operating a similar business comply), regulation, decree, lawful demand or demand letters or notices, interdicts, judgments, orders, writ, rule, injunction or decree or plans issued, promulgated or approved by or entered into with any governmental authority which relates to environmental matters and natural resource management;

"Environmental Permits" means any permit or other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any Group Company conducted on or from the properties owned or used by any Group Company;

"Equity" means Shareholders' funds as shown in the Borrower's consolidated financial statements or interim financial statements most recently delivered to the Facility Agent plus all Financial Indebtedness that has been subordinated to the claims of the Finance Parties under the Finance Documents in accordance with the Intercreditor Agreement;

"Eskom Agreement" means the electricity supply agreement for certain of the Borrower’s open cast operations located on Tuschenkmost Farm 135 JP, North of Pilanesberg, Rustenberg between Eskom Holdings Limited as the supplier and the Borrower as the customer, dated on or about 3 December 2020;

"Event of Default" means any event or circumstance specified as such in clause 22 (Events of Default);

"Excluded Areas" means:

(a)	the farm Kruidfontein 40 JQ, remainder and portions 1 and 2 of the farm Middelkuil 8 JQ, remainder and portion 1 and 2 of the farm Modderkuil 39 JQ situated in the Rustenburg magisterial district;

(b)	Portion 5 of the farm Ruighoek 169 J.P;

(c)	Portion 171 of the farm Wildebeeslaagte 411; and

(d)	Portion 2 of the farm Tusschenkomst 241;

"Excluded Rights" means:

(a)	any mining and/or prospecting rights in respect of the Excluded Areas, including for the avoidance of doubt the mining right application lodged by C and L Mining Resources (Pty) Ltd on 9 May 2017 with the DMRE, and allocated with DMRE reference number NW 30/5/1/2/2/10120 MR;

(b)	any other mining and/or prospecting right(s) in respect of areas outside of the Mining Areas; and

(c)	such other mining and/or prospecting right(s) as the Facility Agent and the Obligor's Agent may designate in writing from time to time;

"Excluded Secured Accounts" means any bank accounts which are secured in favour of third parties and are specifically excluded from the Transaction Security in accordance with the terms of the Security Documents;

"Facilities" means:

(a)	Facility A;

(b)	Facility B; and

(c)	any Further Facility,

and "Facility" means each or any one of them, as the context may require;

"Facility A" means the senior secured revolving credit facility described in clause 2.1 (Facility A);

"Facility A Agreement" means the facility agreement concluded or to be concluded on or about the Signature Date between, inter alios, the Original Facility A Lender and the Borrower, which together with this Agreement, records the terms and conditions on which Facility A is to be made available by the Facility A Lenders to the Borrower;

"Facility A Commitment" means the "Commitment" as such term is defined in the Facility A Agreement;

"Facility A Lenders" means:

(a)	the Original Facility A Lender; and

(b)	any New Lender in respect of Facility A,

and "Facility A Lender" means each or any one of them, as the context may require;

"Facility Accession Letter" means a document substantially in the form set out in schedule 8 (Form of Facility Accession Letter);

"Facility Agreements" means:

(a)	the Facility A Agreement;

(b)	the Facility B Agreement;

(c)	any Further Facility Agreement; and

(d)	any document amending or purporting to amend any of the documents or agreements contemplated in (a) to (c) (both inclusive) above,

and "Facility Agreement" means each or either one of them, as the context may require;

"Facility Agent" means:

(a)	Nedbank; or

(b)	any replacement Facility Agent which has become a party to this Agreement as a Facility Agent and a party to the Intercreditor Agreement as a "Senior Agent" in accordance with the terms of the Intercreditor Agreement;

"Facility B" means the senior secured revolving credit facility described in clause 2.2 (Facility B);

"Facility B Agreement" means the agreement entered into, or to be entered into, between, inter alios, the Original Facility B Lender and the Borrower, which together with this Agreement, records the terms and conditions on which Facility B is to be made available by the Facility B Lenders to the Borrower;

"Facility B Commitment" means the "Commitment" as such term is defined in the Facility B Agreement;

"Facility B Lenders" means:

(a)	the Original Facility B Lender; and

(b)	any New Lender in respect of Facility B,

in each case, which has not ceased to be a Party in accordance with the terms of this Agreement, and "Facility B Lender" means each or any one of them, as the context may require;

"Facility Majority Lenders" means, in respect of a Facility Agreement, the "Facility Majority Lenders" as such term is defined in that Facility Agreement;

"Facility Office" means in respect of each Finance Party, the office in the jurisdiction in which it is resident for tax purposes and the office or offices through which it will perform its obligations under this Agreement;

"Facility Outstandings" means, at any time, the aggregate of all amounts due and payable to the Facility Lenders on account of the Facilities including, without limitation, any principal, accrued and unpaid interest, Break Costs, fees, penalties and all and any other amounts thereunder, any claim for damages or restitution and any claim on account of the Facilities as a result of any recovery by an Obligor (or any business rescue practitioner, liquidator or trustee, as the case may be, of an Obligor) or another person of a payment or discharge on the grounds of preference, and any amounts which would be included in any of the above but for any discharge, non-provability or unenforceability of those amounts in any insolvency or other proceedings;

"FATCA" means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a); or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction;

"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA;

"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction;

"Fee Letter" means any letter or letters between a Finance Party and an Obligor setting out any of the fees referred to in clause 11 (Fees) or in a Facility Agreement;

"Final Fulfilment Date" means the date falling 60 days after the Signature Date (or such other date as may be agreed between the Obligors' Agent and the Facility Agent in writing);

"Final Maturity Date" means, in respect of each Facility, the "Final Maturity Date", as such term is defined in the Facility Agreement applicable to that Facility;

"Finance Document" means:

(a)	this Agreement;

(b)	each Facility Agreement;

(c)	each Transaction Security Document;

(d)	each Hedging Agreement;

(e)	the First Ranking Debt Guarantee;

(f)	the Second Ranking Stream Guarantees;

(g)	the Counter Indemnity Agreement;

(h)	the Intercreditor Agreement;

(i)	any Fee Letter;

(j)	the Security SPV Documents;

(k)	the Nedbank Mining Right Indemnity Documents;

(l)	any Accession Letter;

(m)	any Facility Accession Letter;

(n)	any Hedging Accession Letter

(o)	any Accession Undertaking (Intercreditor);

(p)	any Compliance Certificate;

(q)	any Resignation Letter;

(r)	any Utilisation Request;

(s)	any other document designated as a "Finance Document" by the Facility Agent and the Obligor's Agent; and

(t)	any document amending or purporting to amend any of the documents or agreements contemplated in (a) to (s) (both inclusive) above;

"Finance Lease" means any lease, hire agreement, credit sale agreement, hire purchase agreement, conditional sale agreement or instalment sale and purchase agreement, which should be treated in accordance with Accounting Principles as a finance or capital lease or in the same way as a finance or capital lease and excluding any Operating Lease;

"Finance Party" means:

(a)	the Facility Agent;

(b)	the Arranger;

(c)	the Lenders;

(d)	any Hedging Counterparty; or

(e)	the Security SPV,

and "Finance Parties" means all or some of them, as the context may require;

"Financial Covenants" means the financial covenants contemplated in clause 20 (Financial Covenants) or in any Facility Agreement;

"Financial Half Year" means the first half of any Obligor's Financial Year, being the period commencing on the day after the end of the immediately preceding Financial Year and ending on or about 30 June of each year;

"Financial Indebtedness" means any indebtedness for or in respect of:

(a)	monies borrowed and debit balances at banks or other financial institutions;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any Finance Lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis and meet any requirement for de-recognition under the Accounting Principles);

(f)	any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);

(g)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability of an entity which is not a Group Company, which liability would fall within one of the other paragraphs of this definition including:

(i)	any liabilities of any Group Company relating to any post-retirement benefit scheme; or

(ii)	any liabilities of any Group Company relating to mining rehabilitation;

(h)	any amount raised by the issue of any share which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) is mandatorily redeemable or redeemable at the option of its holder or which is otherwise classified as borrowings under the Accounting Principles;

(i)	any amount of any liability under an advance or deferred purchase agreement if:

(i)	one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question; or

(ii)	the agreement is in respect of the supply of assets or services and payment is due more than 60 days after the date of supply;

(j)	any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under the Accounting Principles; and

(k)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j);

"Financial Year" means the annual accounting period of each Obligor ending on the Accounting Reference Date in each year;

"First Ranking Debt Guarantee" means the first ranking debt guarantee issued or to be issued by the Security SPV in favour of the Finance Parties (other than the Security SPV) for the obligations of the Obligors to the Finance Parties (other than the Security SPV) under and in terms of the Finance Documents on the terms and subject to the conditions therein;

"Funding Rate" means any individual rate notified by a Lender to the Borrower pursuant to clause 10.4(a)(ii);

"Further Facility" means any facility made available in a Further Facility Agreement, as contemplated in clause 2.3 (Further Facilities);

"Further Facility Agreement" means any document, other than a Facility A Agreement or Facility B Agreement, which is:

(a)	for an amount, and on terms, acceptable to the Facility Agent (acting on the instructions of all the Lenders); and

(b)	designated as a "Facility Agreement" by the Facility Agent and the Obligor's Agent;

"Further Facility Commitment" means the "Commitment" as such term is defined in a Further Facility Agreement;

"Further Facility Lenders" means:

(a)	any Original Further Facility Lender; and

(b)	any New Lender in respect of a Further Facility,

in each case, which has not ceased to be a Party in accordance with the terms of this Agreement, and "Further Facility Lender" means each or any one of them, as the context may require;

"Group" means the Parent and each of its direct and indirect Subsidiaries from time to time, which shall include each Obligor (and its Subsidiaries) and which, as at the Signature Date, is as set out in the Group Structure Chart;

"Group Companies" means members of the Group, and "Group Company", means each or any one of them, as the context may require;

"Group Structure Chart" means the group structure chart set out in schedule 14 (Group Structure);

"Guarantors" means:

(a)	the Original Guarantors; and

(b)	any Additional Guarantor,

unless it has ceased to be a Guarantor in accordance with clause 25.4 (Resignation of a Guarantor) and "Guarantor" means each or any one of them, as the context may require;

"Hedging Accession Letter" means a document substantially in the form set out in schedule 7 (Form of Hedging Accession Letter);

"Hedging Agreement" means each hedging agreement, confirmation or transaction entered into or to be entered into by the Borrower and a Hedging Counterparty in respect of the hedging of liabilities and/or risks of the Borrower which comply with, and conform to, the terms of clause 21.29 (Hedging Agreements);

"Hedging Counterparty" means any Eligible Hedging Counterparty that complies with the terms of a Hedging Policy and which has become a Party as a Hedging Counterparty in accordance with clause 23.11 (Accession of Hedging Counterparties) and a party to the Intercreditor Agreement as a “Senior Hedge Counterparty” in accordance with the provisions of the Intercreditor Agreement;

"Hedging Policy" means any hedging policy set out, or agreed, in a Facility Agreement;

"Holding Company" means, in relation to a person, any other person in respect of which it is a Subsidiary;

"IBMR" means Itereleng Bakgatla Minerals Resources Proprietary Limited, a private company duly incorporated according to the company laws of South Africa with registration number 2003/003721/07;

"IDC" means the Industrial Development Corporation of South Africa Limited, a body corporate created under section 2 of the Industrial Development Corporation Act, 1940, as amended or replaced from time to time;

"IFRS" means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements;

"Impala Offtake Agreement" means the agreement entitled "Treatment of Concentrate and Sale of Metal Agreement" entered into on 23 August 2018 between the Borrower and Impala Platinum Limited, in terms of which inter alia Impala Platinum Limited agrees to purchase, and the Borrower agrees to sell on an exclusive basis to Impala Platinum Limited, the relevant processed platinum group metals and base metals as derived from all ore mined at the Mining Area, including any replacement of the Impala Offtake Agreement pursuant to a Permitted Variation;

"Initial Gold and Palladium Stream Purchaser" means OMF Fund III (Kr) LLC, registered in the State of Delaware, United States of America as a limited liability corporation and having its registered office at 251 Little Falls Drive, Wilmington, DE 19808;

"Initial Platinum Stream Purchaser" means OMF Fund III (In) LLC, registered in the State of Delaware, United States of America as a limited liability corporation and having its registered office at 251 Little Falls Drive, Wilmington, DE 19808;

"Initial Rhodium Stream Purchaser" means OMRF (Ni) LLC, registered in the State of Delaware, United States of America as a limited liability corporation and having its registered office at 251 Little Falls Drive, Wilmington, DE 19808;

"Initial Stream Purchasers" means:

(a)	the Initial Gold and Palladium Stream Purchaser;

(b)	the Initial Platinum Stream Purchaser; and

(c)	the Initial Rhodium Stream Purchaser,

and "Initial Stream Purchaser" means each or any one of them, as the context may require

"Insurances" means, in relation to each Group Company, all contracts and policies of insurance and re-insurance of any kind which are effected and maintained by or on behalf of that Group Company in accordance with clause 21.24 (Insurance);

"Intercreditor Agreement" means the intercreditor agreement concluded or to be concluded between, inter alios, the Obligors, the Finance Parties and the Stream Purchasers on or about the Signature Date;

"Intellectual Property" means:

(a)	any patents, trade marks, service marks, designs, business names, copyrights, database rights, design rights, domain names, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests (which may now or in the future subsist), whether registered or unregistered; and

(b)	the benefit of all applications and rights to use such assets of each Obligor (which may now or in the future subsist);

"Interest Payment Date" means, in relation to each Loan, the last day of each Interest Period for that Loan;

"Interest Period" means:

(a)	in relation to each Loan, each period determined in accordance with clause 9.2 (Interest Periods); or

(b)	in relation to an Unpaid Sum, each period determined in accordance with clause 9.3 (Default interest);

"Interpolated Screen Rate" means, in relation to any Loan, the rate (rounded to the same number of decimal places as the Screen Rate) which results from interpolating on a linear basis between:

(a)	the Screen Rate for the longest period (for which the Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)	the Screen Rate for the shortest period (for which the Screen Rate is available) which exceeds the Interest Period of that Loan,

each as of the Specified Time for ZAR;

"Investec" means Investec Bank Limited, a public company and registered bank duly incorporated according to the company and banking laws of South Africa with registration number 1969/004763/06;

"Investec RCF Agreement" means the revolving commodity financing facility agreement entered into between the Borrower, Platmin South Africa Proprietary Limited and Investec on or about 31 March 2017 (and as amended and restated on or about 16 April 2021) in terms of which, inter alia, Investec made a ZAR900,000,000 revolving commodity financing facility available to the Borrower, all on the terms and subject to the conditions therein;

"Investec RCF Cession" means the cession contemplated in the Investec RCF Agreement in terms of which, inter alia, the Borrower ceded, on an out-and-out basis to Investec, all its rights, title and interest in and to:

(a)	all payment rights under the Impala Offtake Agreement; and

(b)	all proceeds due to the Borrower under certain Hedging Arrangements (as defined in the Investec RCF) in respect of the quantities of metal expected to be processed under and in terms of the Impala Offtake Agreement;

"JIBAR" means, in relation to any Loan, the applicable Screen Rate:

(a)	as of the Specified Time for the offering of deposits in ZAR for a period equal in length to the Interest Period of the relevant Loan; or

(b)	as otherwise determined pursuant to clause 10.1 (Unavailability of Screen Rate),

provided that, if in either case, that rate is less than zero, then JIBAR shall be deemed to be zero;

"Joint Venture" means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity;

"Kelltech" means Kelltech Limited, a company duly incorporated according to the company laws of Mauritius with registration number C084564;

"Lenders" means:

(a)	the Original Lenders; and

(b)	each New Lender,

and "Lender" means each or any of them, as the context requires;

"Licence" means, in relation to any Group Company, any licence or other form of regulatory right, permit or permission issued or granted by or under any Authority to that Group Company in connection with the conduct of its business;

"LMA" means the Loan Market Association;

"Loan" means a loan made or to be made under a Facility, or the principal amount outstanding for the time being of that loan, as the context may require;

"Magazynskraal Mining Right" means the unexecuted new order mining right (DMR Ref: NW30/5/1/2/2/10029MR) granted to Richtrau on 3 December 2015 in terms of section 23 of the MPRDA to mine Chrome, Platinum, Rhodium, Ruthenium, Osmium, Iridium, Cobalt, Gold, Silver, Nickel and Copper over the farm Magazynskraal 3JQ situated in the magisterial district of Mankwe in the North West Province;

"Magazynskraal Mining Right Area" means the area(s) for which the Magazynskraal Mining Right has been granted;

"Majority Lenders" means a Lender or Lenders whose Commitments aggregate more than 66 2/3 per cent of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3 per cent of the Total Commitments immediately prior to that reduction);

"Management Company" means Sedibelo Group Services Proprietary Limited, a private company duly incorporated according to the company laws of South Africa with registration number 2021/773335/07;

"Management Company Agreements" means:

(a)	the Management Company Loan Agreements; and

(b)	the Management Company Offtake Agreements,

and "Management Company Agreement" means each or any one of them as the context may require;

"Management Company Loan Agreements" means:

(a)	the loan agreement entered into on or about the Signature Date between the Management Company (as lender) and the Borrower (as borrower) in relation to the Platinum Stream Agreement;

(b)	the loan agreement entered into on or about the Signature Date between the Management Company (as lender) and the Borrower (as borrower) in relation to the Palladium and Gold Stream Agreement;

(c)	the loan agreement entered into on or about the Signature Date between the Management Company (as lender) and the Borrower (as borrower) in relation to the Rhodium Stream Agreement; and

(d)	any loan agreement entered into between the Management Company (as lender) and the Borrower (as borrower) in relation to any Additional Stream Agreement,

and "Management Company Loan Agreement" means each or any one of them as the context may require;

"Management Company Offtake Agreements" means:

(a)	the offtake agreement entered into on or about the Signature Date between the Borrower (as seller) and the Management Company (as purchaser) in relation to the Platinum Stream Agreement;

(b)	the offtake agreement entered into on or about the Signature Date between the Borrower (as seller) and the Management Company (as purchaser) in relation to the Palladium and Gold Stream Agreement;

(c)	the offtake agreement entered into on or about the Signature Date between the Borrower (as seller) and the Management Company (as purchaser) in relation to the Rhodium Stream Agreement; and

(d)	any offtake agreement entered into between the Borrower (as seller) and the Management Company (as purchaser) in relation to any Additional Stream Agreement,

and "Management Company Offtake Agreement" means each or any one of them as the context may require;

"Management Services Agreement" means the management services agreement entered into or to be entered into between, inter alios, the Obligors (other than Orkid) and the Management Company;

"Market Downturn Event" means:

(a)	any change in the South African or applicable international capital, money, banking, financial, monetary, economic, political or financial market conditions, and/or

(b)	the occurrence of any other calamity or event, in each case the effect of which, in the reasonable commercial opinion of the relevant Lenders, makes it uneconomical or impossible for the relevant Lenders to provide a relevant Facility at all or results in a reduction in the rate of return from that Facility;

"Material Adverse Effect" means an event or circumstance or change in events or circumstances or combination of events or circumstances (including the continuation of any events or circumstances), which has or is likely to have a material adverse effect on:

(a)	the ability of any Obligor to perform its financial or other material obligations under the Finance Documents to which it is a party;

(b)	the validity, legality or enforceability of the Finance Documents or any of them, or the effectiveness or ranking of any Security granted or purported to be granted under the Finance Documents;

(c)	any material right and/or remedy of any Finance Party under any of the Finance Documents; or

(d)	the condition (financial or otherwise) of the business or operations or prospects of the Obligors taken as a whole;

"Material Contracts" means:

(a)	each Offtake Agreement;

(b)	each Stream Agreement;

(c)	each Management Company Agreement;

(d)	the Settlement Agreement;

(e)	the Management Services Agreement;

(f)	the Trollope Agreement;

(g)	the Eskom Agreement;

(h)	the Engen Agreement;

(i)	the SPH Agreements;

(j)	the Problast BS Agreement; and

(k)	any agreements which novate, substitute and/or replace any of the above agreements from time to time,

and "Material Contract" means each or any one of them, as the context may require;

"Material Person" means:

(a)	any Obligor;

(b)	any Group Company; or

(c)	any counterparty under the Material Contracts, other than a Group Company;

"Measurement Period" has the meaning given to that term in clause 20.1 (Financial definitions);

"Metal" means platinum group metals;

"Mining Area" shall have the meaning given to that term in section 1 of the MPRDA in respect of each of the Mining Rights (as read with the registered, executed or otherwise approved plans which are required in terms of regulation 2(2) of the MPRDA Regulations);

"Mining Charter" means The Broad-Based Socio-economic Empowerment Charter for the Mining Industry, as contemplated in Section 100 of the MPRDA and published under Government Notice 1002 on 27 September 2018 in Government Gazette 41934 and any codes, guidelines or regulations published thereunder (as amended, restated, replaced and/or reviewed from time to time);

"Mining Charter Scorecard" means the scorecard under the Mining Charter;

"Mining Companies" means:

(a)	the Borrower;

(b)	until the Borrower Mining Right Extension Date, Richtrau; and

(c)	each Obligor which becomes the holder of a mining right in terms of the MPRDA,

and "Mining Company" means each or any one of them, as the context may require;

"Mining Laws" means:

(a)	the MPRDA;

(b)	the Mining Charter; and

(c)	any other law or regulation relating to or authorising mining activities in South Africa;

"Mining Rights" means:

(a)	the Borrower Mining Rights;

(b)	until the Borrower Mining Right Extension Date, the Magazynskraal Mining Right; and

(c)	each mining right granted to an Obligor in terms of the MPRDA,

and "Mining Right" means each or any one of them, as the context may require;

"Mining Right Mortgage Bonds" means:

(a)	the mortgage bond registered or to be registered in favour of Nedbank by the Borrower over the Borrower Mining Rights;

(b)	each mortgage bond registered or to be registered over any other Mining Right from time to time,

and "Mining Right Mortgage Bond" means each or any one of them, as the context may require;

"Mining Work Programme" means, in relation to any holder of a mining right in terms of the MPRDA, a mining work programme as contemplated in clause 25(2)(c) of the MPRDA;

"Month" means a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day but one in the next calendar month, except that:

(a)	subject to paragraph (c), if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end;

"MPRDA" means the Mineral and Petroleum Resources Development Act, 2002 and any regulations promulgated thereunder;

"MPTRO" means the Mineral and Petroleum Titles Registration Office;

"National Water Act" means the National Water Act, 1998, as amended;

"Nedbank" means Nedbank Limited, a public company and registered bank duly incorporated according to the company and banking laws of South Africa with registration number 1951/000009/06;

"Nedbank Mining Right Indemnity Documents" means:

(a)	the mining rights bank indemnity to be provided by Nedbank to the Security SPV concluded on or about the Signature Date, in terms of which Nedbank provides a limited indemnity for the obligations of the Obligors under the Finance Documents; and

(b)	the mining rights counter indemnity to be provided by the Borrower, as the security provider under the Mining Rights Mortgage Bonds, to Nedbank for any and all of Nedbank's liabilities and obligations under the mining rights bank indemnity contemplated in paragraph (a) above;

"NEMA" means the National Environmental Management Act, 1998, as amended;

"New Lender" has the meaning given to that term in clause 23 (Changes to the Lenders);

"Northam Offtake Agreement" means the agreement entitled "Sale of Concentrate Agreement" entered into on or about 20 June 2022 between the Borrower and Northam Platinum Limited, in terms of which, inter alia, Northam Platinum Limited agrees to purchase, and the Borrower agrees to sell to Northam Platinum Limited, the Concentrate (as defined therein) as produced at the Concentrator (as defined therein), including any replacement of the Northam Offtake Agreement pursuant to a Permitted Variation;

"Notifiable Debt Purchase Transaction" has the meaning given to that term in clause 24.2(b);

"Obligors" means:

(a)	the Borrower; and

(b)	each Guarantor,

and "Obligor" means each or any one of them, as the context may require;

"Obligors' Agent" means the Parent, appointed to act on behalf of each other Obligor in relation to the Finance Documents pursuant to clause 1.4 (Obligors' Agent);

"Offtake Agreements" means the offtake agreements concluded by the Borrower from time to time, including the Impala Offtake Agreement, the Northam Offtake Agreement and the Management Company Offtake Agreements and any agreements which novate, substitute and/or replace those agreements, and "Offtake Agreement" means each or any one of them, as the context may require;

"Operating Lease" means any lease contract (concluded either prior to or after 1 January 2019) which would have been classified as an operating lease under IFRS prior to 1 January 2019 and solely as a result of changes to IFRS with effect from 1 January 2019 is now classified as a Finance Lease;

"Original Facility B Lender" means:

(a)	the IDC; and/or

(b)	any other financial institution who is acceptable to the Facility Agent (acting on the instructions of all the Lenders, acting reasonably),

which, in each case, has become a party to this Agreement and the Intercreditor Agreement in accordance with clause 23.12 (Accession of Original Facility B Lender or Original Further Facility Lender);

"Original Financial Statements" means:

(a)	in relation to the Parent, the audited consolidated financial statements of the Parent for the Financial Year ended 31 December 2021;

(b)	in relation to the Borrower, the audited consolidated financial statements of the Borrower for the Financial Year ended 31 December 2020;

(c)	in relation to each Original Guarantor (other than Orkid), its audited (consolidated, if applicable) financial statements for its Financial Year ended 31 December 2020; and

(d)	in relation to Orkid, (consolidated, if applicable) financial statements for its Financial Year ended 31 December 2020;

"Original Further Facility Lender" means any financial institution who is acceptable to the Facility Agent (acting on the instructions of all the Lenders, acting reasonably) and which has become a party to this Agreement and the Intercreditor Agreement in accordance with clause 23.12 (Accession of Original Facility B Lender or Original Further Facility Lender);

"Original Jurisdiction" means, in relation to an Obligor, the jurisdiction under whose laws that Obligor is incorporated as at the Signature Date, or, in the case of an Additional Guarantor, as at the date on which that Additional Guarantor becomes Party as a Guarantor;

"Original Lenders" means:

(a)	the Original Facility A Lender;

(b)	the Original Facility B Lender; and

(c)	any Original Further Facility Lender,

and "Original Lender" means each or either one of them, as the context may require;

"Original Obligor" means the Borrower or an Original Guarantor;

"Orkid" means Orkid S.a r.l., company code B167777, a company duly incorporated as a Société à responsabilité limitée in Luxembourg with its registered office at 19, rue Eugène Ruppert, L - 2453 Luxembourg;

"Owner Trust" means the trustees for the time being of a trust to be established and registered in accordance with the laws of South Africa for the purpose of holding the entire issued share capital of the Security SPV;

"Owner Trust Deed" means the trust deed establishing the Owner Trust dated on or about the Signature Date between the Facility Agent and the Owner Trust Trustee;

"Owner Trust Trustee" means TMF Corporate Services (South Africa) Proprietary Limited, registration number 2006/013631/07, a private company duly incorporated in South Africa;

"Palladium and Gold Stream Agreement" means the Sale and Purchase Agreement (Palladium and Gold) entered into between, inter alios, the Management Company and the Initial Palladium and Gold Stream Purchaser on or about the Signature Date;

"Parent IPO" means the initial public offering of the shares in the Parent on the New York Stock Exchange, the London Stock Exchange, the Toronto Stock Exchange and/or the Johannesburg Stock Exchange or another recognised stock exchange acceptable to the Facility Agent;

"Party" means a party to this Agreement;

"Permitted Acquisition" means:

(a)	an acquisition by an Obligor of an asset sold, leased, transferred or otherwise disposed of by another Obligor in circumstances constituting a Permitted Disposal;

(b)	an acquisition of, or subscription for, shares by the Parent, Orkid and/or PIC in Kelltech for the purposes of funding Kelltech's shareholder obligations;

(c)	an acquisition of securities which are Cash Equivalent Investments so long as those Cash Equivalent Investments become subject to the Transaction Security as soon as is reasonably practicable thereafter;

(d)	any acquisition not falling within paragraphs (a) and (c), provided that the consideration payable for all acquisitions permitted under this paragraph (d) shall not exceed (in aggregate) ZAR100,000,000 (one hundred million Rand) (or its equivalent in any other currency) in each Financial Year and that, on or before the date of each acquisition permitted under this paragraph (d), the Obligors' Agent has provided written confirmation to the Facility Agent confirming that, as at the date of any such acquisition:

(i)	no Default or Event of Default is continuing or would be reasonably likely to occur:

(A)	immediately after payment of the consideration for the relevant acquisition; or

(B)	as a result of the relevant acquisition;

(ii)	after payment of the consideration for the relevant acquisition, the Financial Covenants are complied with, on a forward looking basis, for each of the next two Measurement Dates to occur immediately after the date of such acquisition, and, to the extent that the relevant acquisition is in respect of shares, that Security over such shares, in form and substance satisfactory to the Facility Agent, is created in favour of the Finance Parties within 30 days of the acquisition;

(e)	any other acquisition made with the prior written consent of the Facility Agent;

"Permitted Disposal" means any Disposal which, except in the case of paragraph (a) or (h) below, is on arm's length terms:

(a)	by the Borrower under the Offtake Agreements;

(b)	by an Obligor of obsolete or redundant assets which are no longer required for the efficient operation of the business of that Obligor;

(c)	by an Obligor in the ordinary course of its day to day business if that Disposal is not otherwise restricted by a term of any Finance Document;

(d)	by an Obligor of assets (other than shares, businesses or Intellectual Property) in exchange for other assets comparable or superior as to type, value and quality;

(e)	of any Excluded Right or Excluded Area;

(f)	by any Obligor arising as a result of a Permitted Encumbrance or Permitted Distribution;

(g)	by the Parent and/or Orkid;

(h)	by PIC arising as a result of a Permitted Reorganisation;

(i)	subject to paragraph (j), by an Obligor to any other person where the higher of (i) the market value of the asset or assets Disposed of and (ii) the consideration receivable on account of that Disposal (other than a Disposal referred to in paragraph (c)) does not exceed an amount equal to 5% of the Borrower’s Equity at the time of the disposal;

(j)	by an Obligor to any other person where the higher of the market value of (i) the asset or assets Disposed of and (ii) the consideration receivable on account of that Disposal, when aggregated with the higher of the market value of all other assets Disposed of or the consideration receivable on account of all other Disposals by any Obligor (other than pursuant to a Disposal permitted in terms of paragraphs (a) to (i)) since the Signature Date does not exceed 10% of the Borrower’s Equity at the time of the disposal; and

(k)	any other disposal made by an Obligor with the prior written consent of the Facility Agent;

"Permitted Distribution" means any Distribution made by the Borrower provided that:

(a)	the Obligors' Agent has given the Facility Agent notice of such proposed Distribution not later than the date falling 10 Business Days' prior to the proposed Distribution date;

(b)	no Default or Event of Default has occurred or will occur as a result of the payment of such Distribution; and

(c)	prior to the making of such Distribution, the Borrower delivers a Compliance Certificate confirming that the following Financial Covenants were satisfied on the Measurement Date immediately prior to the proposed date of the Distribution and the following Financial Covenants are forecast to be satisfied on the Measurement Date immediately following the proposed date of the Distribution, having taken the proposed Distribution into account:

(i)	Net Debt to EBITDA Ratio of less than 1.50 times;

(ii)	Interest Cover Ratio of greater than 6.00 times; and

(iii)	EBITDA of no less than ZAR500,000,000 (five hundred million Rand);

"Permitted Encumbrances" means:

(a)	any Security or Quasi-Security created under the Finance Documents;

(b)	any Security or Quasi-Security created under any Stream Agreement or Management Company Agreement;

(c)	any Security or Quasi-Security created prior to the Signature Date which has been disclosed in writing to the Finance Parties and which only secures Permitted Financial Indebtedness contemplated in paragraph (d) of the definition of "Permitted Financial Indebtedness" (which, for the avoidance of doubt, includes the Investec RCF Cession) and provided the principal amount of such Permitted Financial Indebtedness is not increased after the Signature Date;

(d)	any Security which subsists over the assets securing any asset based funding contemplated in paragraph (h) of the definition of "Permitted Financial Indebtedness";

(e)	any lien arising by operation of law and in the ordinary course of trading and not as a result of any default or omission by any Obligor;

(f)	any netting or set-off arrangement in the ordinary course of banking arrangements for the purpose of netting debit and credit balances;

(g)	any payment or close out netting or set-off arrangement pursuant to any Treasury Transaction or foreign exchange transaction which constitutes Permitted Financial Indebtedness;

(h)	any Security or Quasi-Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied in the ordinary course of trading and on the supplier's standard or usual terms and not arising as a result of any default or omission by any Obligor;

(i)	any Security or Quasi-Security arising as a result of a Permitted Disposal;

(j)	any Security or Quasi-Security arising as a consequence of any lease permitted as Permitted Financial Indebtedness;

(k)	any Security which subsists over any Excluded Secured Accounts;

(l)	any Security or Quasi-Security granted in respect of Financial Indebtedness provided that the amount of Financial Indebtedness secured by all such Security permitted by this paragraph (k) does not at any time in aggregate exceed ZAR500,000,000 (five hundred million Rand); and

(m)	any other Security or Quasi-Security created with the prior written consent of the Facility Agent;

"Permitted Financial Indebtedness" means Financial Indebtedness:

(a)	arising under the Finance Documents, the Stream Agreements and the Management Company Agreements, subject always to the terms of this Agreement;

(b)	arising under any environmental bond or guarantee which the Mining Companies are required to issue by any applicable law;

(c)	arising under a Permitted Treasury Transaction;

(d)	incurred by the Parent and/or Orkid for the purposes of funding Kelltech's shareholder obligations provided that the provider of such Financial Indebtedness shall have no recourse to any Obligor (other than the Parent and/or Orkid) or any assets of any Obligor (other than the Parent and/or Orkid) over which Transaction Security has been granted;

(e)	incurred by Orkid and/or PIC in favor of the Parent pursuant to a Permitted Loan contemplated in paragraph (b) of the definition of "Permitted Loan";

(f)	existing and available on the Signature Date (provided that such Financial Indebtedness was not created in anticipation thereof) which, for the avoidance of doubt, includes the Investec RCF Agreement;

(g)	incurred in favour of other Group Companies provided that such Financial Indebtedness is subordinated to the claims of the Finance Parties under the Finance Documents in accordance with the Intercreditor Agreement and is subject to the Transaction Security;

(h)	incurred pursuant to Permitted Trade Credit;

(i)	arising under any spot and forward delivery foreign exchange transactions entered into in the ordinary course of business (and not for investment or speculative purposes);

(j)	arising under any lease, provided that the aggregate amount of all leases incurred by the Borrower does not at any time in aggregate exceed ZAR50,000,000 (fifty million Rand);

(k)	arising out of any guarantee or indemnity:

(i)	issued by the Parent and/or Orkid for or in respect of any obligation of any other member of the Group; or

(ii)	issued by an Obligor (A) on behalf of any Group Company pursuant to any Insurances for or in respect of the indemnification of any director(s) and/or officer(s) of any Group Company, in respect of any personal liability of those director(s) or officer(s); or (B) to and in favour of any director(s) and/or officer(s) of any Group Company for any liability arising in respect of such director(s) or officer(s) acting in such capacity and as a supplement to any Insurances maintained by the Group;

(l)	which is designated as "Permitted Financial Indebtedness" by the Facility Agent and the Borrower in a Facility Agreement; and

(m)	to the extent not permitted by paragraphs (a) to (l), incurred with the prior written consent of the Facility Agent;

"Permitted Loans" means:

(a)	any loan made by any Obligor to other Obligors to fund their general corporate, capital expenditure and working capital requirements;

(b)	any loan made by the Parent to Kelltech and its Subsidiaries, directly or through Orkid and/or PIC;

(c)	any loan made by the Parent or Orkid to any Group Company;

(d)	any loan which is designated as a "Permitted Loan" by the Facility Agent and the Borrower in a Facility Agreement; and

(e)	any loan made by an Obligor to any other entities with the prior written consent of the Facility Agent;

"Permitted Management Company Payment" means any payment of any Management Company Liabilities (as defined in the Intercreditor Agreement) which are permitted in accordance with the terms of the Intercreditor Agreement;

"Permitted Reorganisation" means:

(a)	the Disposal of all of PIC's shares and claims in Platmin SA to any other member of the Group; or

(b)	any amalgamation, demerger, merger, consolidation or corporate reconstruction entered into by the Parent and/or Orkid which:

(i)	is conducted on a solvent basis;

(ii)	will not result in, or constitute, a divestiture of any of the relevant or material assets or businesses of the Parent and/or Orkid; and

(iii)	will not have, or is not reasonably likely to have, any adverse impact on the ability of the Parent and/or Orkid (as the case may be) to perform its financial or other material obligations under the Finance Documents to which it is a party (including under the guarantee and indemnity set out in clause 17 (Guarantee and Indemnity));

"Permitted Share Issue" means an issue of:

(a)	shares by a Group Company which is a Subsidiary to its immediate Holding Company where the newly-issued shares are, or will be, subject to the Transaction Security on the same terms and the issue of such shares does not result in any change in shareholding, or Change of Control, of any of the Obligors from that in place as at the CP Satisfaction Date; or

(b)	shares made with the prior consent of the Facility Agent;

"Permitted Trade Credit" means trade credit which:

(a)	has an original credit term of not more than 90 days (other than in respect of trade credit contemplated in paragraph (b) below and any government debtors);

(b)	is entered into in relation to or in connection with, the replacement of the Investec RCF Agreement based upon the replacement Offtake Agreements pursuant to a Permitted Variation, provided it has an original credit term of not more than 150 days;

(c)	is entered into in the ordinary course of the day-to-day business of an Obligor and on market related terms; and/or

(d)	is on the relevant supplier's standard terms (unless the terms of that trade credit are better for an Obligor than those standard terms in respect of the relevant supplier);

"Permitted Transferees" means any person listed in schedule 11 (Permitted Transferees) or any other person agreed in writing by the Obligors' Agent;

"Permitted Treasury Transaction" means:

(a)	any Treasury Transaction which has been concluded in accordance with the terms of the Investec RCF;

(b)	any Treasury Transaction, provided that any such transaction complies with clause 21.29 (Hedging Agreements) and has not been entered into for speculative purposes; or

(c)	any other Treasury Transaction entered into with the prior written approval of the Facility Agent;

"Permitted Variation" means, in relation to a Material Contract:

(a)	where that Material Contract has terminated due to the effluxion of time, any replacement of that Material Contract:

(i)	with a contract which is:

(A)	not prejudicial to the relevant Obligor; and

(B)	on market related terms;

(ii)	where such replacement will not result in, or is not reasonably likely to result in, a Material Adverse Effect; and

(iii)	where the Facility Agent is satisfied, that any such replacement contract is designated as a Material Contract for purposes of this Agreement and is subject to the Transaction Security;

(b)	where the Material Contract relates to contract mining (or similar) arrangements, the Material Contract has been terminated or cancelled where:

(i)	the Borrower will itself carry out the services and/or activities (which were previously provided under that Material Contract) or those services and/or activities are no longer required by the Borrower; and/or

(ii)	such termination or cancellation will not, directly or indirectly, result in, or is not reasonably likely to result in, a Material Adverse Effect;

"PIC" means Platinum Investor Consortium Proprietary Limited, registration number 2007/030604/07, a private company duly incorporated in South Africa;

"Platinum Stream Agreement" means the Sale and Purchase Agreement (Platinum) entered into between, inter alios, the Management Company and the Initial Platinum Stream Purchaser on or about the Signature;

"Platmin SA" means Platmin South Africa Proprietary Limited, registration number 2000/002572/07, a private company duly incorporated in South Africa;

"Problast BS Agreement" means the explosives supply and blasting services agreement between Pro Blast BS (Pty) Ltd as the contractor and the Borrower as the employer, dated on or about 5 November 2021;

"Proliferation List" means:

(a)	Bureau of International Security and Non-proliferation (ISN) list;

(b)	Bureau of Verification, Compliance & Implementation (VCI) list;

(c)	Iran, North Korea, and Syria Non-proliferation Act (INKSNA) list;

(d)	Russian Federation Federal Financial Monitoring Service Weapons of Mass Destruction list;

(e)	Indonesian Funders of Proliferation of Weapons of Mass Destruction list;

(f)	Thailand Anti Money Laundering Office Sanctions list;

(g)	Kyrgyzstan Financial Intelligence Service (FIS) list;

(h)	Uzbekistan Department on Combating Economic Crimes - International Sanctions list; and

(i)	Embargoed Country or Region Maritime Vessel list,

and any similar list maintained or a public announcement of a proliferation designation made by any Sanctions Authority, in each case as amended, supplemented or substituted from time to time;

"Quotation Day" means in relation to any period for which an interest rate is to be determined, the first day of that period unless market practice differs in the Relevant Market, in which case the Quotation Day will be determined by the Facility Agent in accordance with market practice in the Relevant Market (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days);

"Reference Bank Quotation" means any quotation supplied to the Facility Agent by a Reference Bank;

"Reference Bank Rate" means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request by the Reference Banks as the rate at which the relevant Reference Banks could borrow funds in the Relevant Market in ZAR and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in that currency and for that period;

"Reference Banks" means the principal Johannesburg offices of Absa Bank Limited, FirstRand Bank Limited, Investec Bank Limited, Nedbank Limited and The Standard Bank of South Africa Limited or such other entities as may be appointed by the Facility Agent in consultation with the Obligors' Agent;

"Registered Transaction Security Document" means each Transaction Security Document which is required by applicable law to be registered in a deeds registry or with any other applicable registration authority (including the MPTRO) in order to be effective;

"Related Fund" means in relation to a fund (the first fund), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund;

"Relevant Jurisdiction" means, in relation to an Obligor:

(a)	its Original Jurisdiction;

(b)	any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated;

(c)	any jurisdiction where it conducts its business; and

(d)	the jurisdiction whose laws govern the perfection of any of the Transaction Security Documents entered into by it;

"Relevant Market" means the South African interbank market;

"Repeating Representations" means each of the Representations set out in clause 18.2 (Status) to clause 18.7 (Governing law and enforcement), clause 18.11 (No default), clause 18.12 (No misleading information), clause 18.13 (Financial statements), clause 18.15 (No breach of laws or licence conditions), clause 18.23 (Ranking) to clause 18.27 (Intellectual Property), clause 18.31 (No immunity), clause 18.35 (Authorised Signatures), clauses 18.36(c) and 18.36(d) (Material Contracts), clause 18.38 (Land Rights) and clause 18.39 (No Material Adverse Effect);

"Representations" means each of the representations and warranties set out in clause 18 (Representations);

"Representative" means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian appointed by a Finance Party;

"Resignation Letter" means a letter substantially in the form set out in schedule 6 (Form of Resignation Letter);

"Rezoning Application" means the application made by the Borrower on 30 June 2021 to the municipality within which Mining Rights areas (or portions of them) are located:

(a)	to amend the zoning of the relevant properties in those areas from being zoned as "agricultural" to "mining industry and agricultural"; and

(b)	to grant the Borrower the right to continue the lawful use of the above properties for mining and associated purposes, being the purpose other than for which such properties have been reserved or rezoned in terms of the provisions of the Moses Kotane Town Planning Scheme, 2005, for a further period of 15 years commencing on 12 December 2021.

"Rhodium Stream Agreement" means the Sale and Purchase Agreement (Rhodium) entered into between, inter alios, the Management Company and the Initial Rhodium Stream Purchaser on or about the Signature Date;

"Richtrau" means Richtrau No. 123 Proprietary Limited, a private company duly incorporated according to the company laws of South Africa with registration number 2006/017346/07;

"Sanction Event" means the placement of any member of the Group on any Sanctions List or any of them becoming subject to any Sanctions;

"Sanctioned Country" means any country or territory which is listed on a Sanctions List or is subject to Sanctions;

"Sanctioned Entity" means:

(a)	a person, country or territory which is listed on a Sanctions List or is subject to Sanctions; or

(b)	a person which is ordinarily resident in or whose principal place of business is in a Sanctioned Country;

"Sanctioned Transaction" means financing or providing any credit, directly or indirectly, to:

(a)	a Sanctioned Entity; and

(b)	any other person or entity, if an Obligor or any of its Affiliates has actual knowledge that the person or entity proposes financing or providing any credit, directly or indirectly, to a Sanctioned Entity, in each case to the extent that to do so is prohibited by, or would cause any breach of, Sanctions;

"Sanctions" means trade, economic or financial sanctions, laws, regulations, embargoes or restrictive measures published and imposed, administered or enforced from time to time by any Sanctions Authority;

"Sanctions Authority" means:

(a)	the Government of South Africa;

(b)	the United Nations;

(c)	the European Union;

(d)	the Council of Europe (founded under the Treaty of London, 1946);

(e)	the government of the United States of America;

(f)	the government of the United Kingdom; and

(g)	the government of the Republic of France,

and any of their governmental authorities, including, without limitation, the Office of Foreign Assets Control for the US Department of Treasury (OFAC), the US Department of Commerce, the US State Department or the US Department of the Treasury, Her Majesty's Treasury (HMT) and the French Ministry of Finance (MINEFI);

"Sanctions List" means:

(a)	the Specially Designated Nationals and Blocked Persons List maintained and published by OFAC;

(b)	the Consolidated List of Financial Sanctions Targets and the Investments Ban List maintained and published by HMT;

(c)	the Proliferation List; and

(d)	any similar list maintained and published, or a public announcement of a Sanctions designation made, by any Sanctions Authority,

in each case as amended, supplemented or substituted from time to time;

"Screen Rate" means the mid-market rate for deposits in ZAR for the relevant period which appears on the Reuters Screen SAFEY Page alongside the caption YIELD at the applicable time (or any replacement Reuters page which displays that rate, or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters). If such page or service ceases to be available, the Facility Agent may specify another page or service displaying the appropriate rate after consultation with the Obligors' Agent;

"Second Ranking Stream Guarantees" means the second ranking stream guarantees issued or to be issued by the Security SPV in favour of the Stream Purchasers for the obligations of the Obligors to the Stream Purchasers under and in terms of the Stream Agreements, on the terms and subject to the conditions therein;

"Secured Obligations" means all obligations at any time due, owing or incurred by any Obligor to any Finance Party under the Finance Documents, whether present or future, actual or contingent (and whether incurred solely or jointly and whether as principal or surety or in some other capacity);

"Secured Property" means all of the assets of the Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security;

"Security" means a mortgage bond, notarial bond, cession in security, charge, pledge, hypothec, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect;

"Security SPV Documents" means:

(a)	the Security SPV Management Documents; and

(b)	the Owner Trust Deed,

and "Security SPV Document" means each or any one of them, as the context may require;

"Security SPV Guarantees" means:

(a)	the First Ranking Debt Guarantee; and

(b)	the Second Ranking Stream Guarantees,

and "Security SPV Guarantee" means each or either of them, as the context may require;

"Security SPV Management Agreement" means the management agreement concluded or to be concluded between the Owner Trust Trustee and the Security SPV on or about the Signature Date, pursuant to which the Owner Trust Trustee is appointed to administer the Security SPV;

"Security SPV Management Documents" means:

(a)	the Constitutional Documents of the Security SPV; and

(b)	the Security SPV Management Agreement,

and "Security SPV Management Document" means each or any one of them, as the context may require;

"Semi-Annual Financial Statements" has the meaning given to that term in clause 19 (Information Undertakings);

"Settlement Agreement" means the settlement agreement concluded between the Borrower, IBMR and Lesetlheng Community on or about 30 November 2019 (as amended by the reinstatement and first addendum to the settlement agreement concluded on or about 8 June 2020, the reinstatement and second addendum to the settlement agreement concluded on or about 22 April 2022 and the third addendum to the settlement agreement concluded on or about 22 April 2022) in terms of which the Borrower, IBMR and the Lesetlheng Community agreed on, inter alia, the Borrower's and IBMR's access rights to farm Wilgespruit 2 JQ and the compensation therefor were agreed, all on the terms and subject to the conditions contained therein;

"Shareholder" means any person holding shares in the issued share capital of any Group Company;

"Shareholder Loan" means any loan made or to be made to an Obligor by or on behalf of a Shareholder and any other indebtedness owing on loan account by an Obligor to a Shareholder;

"Signature Date" means the date of signature of this Agreement by the Party signing last in time;

"Social and Labour Plan" means, in relation to any holder of a mining right in terms of the MPRDA, a social and labour plan as contemplated in clause 25(2)(f) of the MPRDA;

"South Africa" means the Republic of South Africa;

"SPH Agreements" means:

(a)	the run-of-mine crushing services agreement between SPH Kundalila Proprietary Limited as the contractor and the Borrower as the employer, dated 10 December 2020; and

(b)	the mining pit loading, hauling and tipping services between SPH Kundalila (Pty) Ltd as the contractor and the Borrower as the employer, dated 10 December 2020;

"Specified Time" means a day or time determined in accordance with schedule 10 (Timetables);

"Stream Agreements" means:

(a)	each Initial Stream Agreement; and

(b)	each Additional Stream Agreement,

and "Stream Agreement" means each or any one of them, as the context may require

"Stream Purchasers" means:

(a)	the Initial Stream Purchasers; and

(b)	each Additional Stream Purchaser,

and "Stream Purchaser" means each or any one of them, as the context may require;

"Subordinated Debt" means any indebtedness incurred by any Group Company, the right to the repayment of, or any payment (including interest or other amounts due thereunder) in respect of, which has been subordinated to the claims of the Finance Parties under the Finance Documents in accordance with the terms of the Intercreditor Agreement or otherwise on terms and conditions to the satisfaction of the Facility Agent;

"Subscription Agreement" means the subscription agreement concluded between, inter alios, the Obligors Pallinghurst Ivy Lane Capital Limited, Bakgatla Pallinghurst JV Proprietary Limited, Rustenburg Platinum Mines Limited, Lexshell 38 General Trading Proprietary Limited, Platmin South Africa Proprietary Limited, Newshelf 1101 Proprietary Limited, West Dunes Properties 115 Proprietary Limited, Pallinghurst (Cayman) GP L.P and Webber Wentzel in terms of which, inter alia, the Borrower granted rights in relation to certain ore mined by it at areas covered by the expired underlying prospecting rights previously held by Richtrau in favour of Rustenburg Platinum Mines Limited;

"Subsidiary" means a "subsidiary" as defined in the Companies Act and shall include any person who would, but for not being a "company" under the Companies Act, qualify as a "subsidiary" as defined in the Companies Act;

"Tailings" materials left over after the primary process of separating the valuable fraction from the uneconomical fraction of ore and excludes waste rock or other material that overlies an ore or mineral body and is displaced during mining without being processed;

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

"Total Commitments" means the aggregate of the Total Facility A Commitments, the Total Facility B Commitments and the Total Further Facility Commitments;

"Total Facility A Commitments" means the aggregate of all the Facility A Commitments;

"Total Facility B Commitments" means the aggregate of all the Facility B Commitments;

"Total Further Facility Commitments" means the aggregate of all the Further Facility Commitments;

"Transaction Security" means the Security created or expressed to be created in favour of the Finance Parties pursuant to the Transaction Security Documents but excludes any Excluded Right and any Excluded Area;

"Transaction Security Documents" means each of the documents listed as being a Transaction Security Document in part 1 of schedule 12 (Transaction Security) and any document required to be delivered to the Facility Agent under part 2 of schedule 12 (Transaction Security) together with any other document concluded by any Obligor creating or expressed to create any Security over all or any part of its assets in respect of the Secured Obligations;

"Transfer" has the meaning given to it in clause 23.1 (Cession and Delegation by the Lenders);

"Transfer Certificate" means a certificate substantially in the form set out in schedule 4 (Form of Transfer Certificate) or any other form agreed between the Facility Agent and the Obligors' Agent;

"Transfer Date" means, in relation to a Transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Facility Agent executes the Transfer Certificate;

"Treasury Transaction" means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price including any currency or interest or commodity swap, forward, option, cap, collar or floor transaction, any combination thereof or other similar agreement;

"Trollope Agreement" means the mining services agreement entered into between Trollope Mining Services (2000) Proprietary Limited, as the contractor, and the Borrower, as the employer, dated on or about 18 April 2018 in terms of which, inter alia, Trollope Mining Services (2000) Proprietary Limited provides certain extraction of mining material, open pit mining and delivery of mining material services to the Borrower;

"Unpaid Sum" means any sum due and payable but unpaid by an Obligor under the Finance Documents;

"Utilisation" means a utilisation of a Facility;

"Utilisation Date" means the date of a Utilisation, being the date on which the relevant Loan is to be made;

"Utilisation Request" means, in relation to a Utilisation under a Facility, a notice substantially in the form set out in the Facility Agreement applicable to that Facility;

"VAT" means:

(a)	any value added tax as provided for in the Value Added Tax Act 1991;

(b)	any general service tax; and

(c)	any other tax of a similar nature; and

"Water Use License" means a water use license issued in terms of the National Water Act.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the Facility Agent, the Arranger, any Finance Party, any Lender, any Hedging Counterparty, the Security SPV, any Obligor, any Party, or any other person shall be construed so as to include its successors in title, permitted cessionaries and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;

(ii)	a document in agreed form is a document which is previously agreed in writing by or on behalf of an Obligor and the Facility Agent or, if not so agreed, is in the form specified by the Facility Agent;

(iii)	assets includes present and future properties, revenues and rights of every description;

(iv)	authority includes any court or any governmental, intergovernmental or supranational body, agency, department or any regulatory, self-regulatory or other authority;

(v)	a Finance Document or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(vi)	the use of the word including followed by specific examples will not be construed as limiting the meaning of the general wording preceding it, and the eiusdem generis rule must not be applied in the interpretation of such general wording or such specific examples;

(vii)	a group of Lenders includes all the Lenders;

(viii)	reference to a Utilisation Request as outstanding means that the Utilisation Request is being processed by the Lenders in accordance with the timeframes set out in the relevant Facility Agreement;

(ix)	guarantee means (other than in clause 17 (Guarantee and Indemnity)) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(x)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(xi)	a person includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(xii)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law, but, if not having the force of law, which is the practice of the relevant person to comply with) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(xiii)	a provision of law is a reference to that provision as amended or re-enacted; and

(xiv)	a time of day is a reference to Johannesburg time.

(b)	The determination of the extent to which a rate is for a period equal in length to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c)	Clause and schedule headings are for ease of reference only.

(d)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(e)	A Default (other than an Event of Default) is continuing if it has not been remedied or waived and an Event of Default is continuing if it has not been waived.

(f)	If any provision in a definition is a substantive provision conferring rights or imposing obligations on any Party, notwithstanding that it appears only in an interpretation clause, effect shall be given to it as if it were a substantive provision of the relevant Finance Document.

(g)	Unless inconsistent with the context, an expression in any Finance Document which denotes the singular includes the plural and vice versa.

(h)	The schedules to any Finance Document form an integral part thereof and a reference to a clause or a schedule is a reference to a clause of, or a schedule to, this Agreement.

(i)	The rule of construction that, in the event of ambiguity, a contract shall be interpreted against the party responsible for the drafting thereof, shall not apply in the interpretation of the Finance Documents.

(j)	The expiry or termination of any Finance Documents shall not affect those provisions of the Finance Documents that expressly provide that they will operate after any such expiry or termination or which of necessity must continue to have effect after such expiry or termination, notwithstanding that the clauses themselves do not expressly provide for this.

(k)	The Finance Documents shall to the extent permitted by applicable law be binding on and enforceable by the administrators, trustees, permitted cessionaries, business rescue practitioners or liquidators of the Parties as fully and effectually as if they had signed the Finance Documents in the first instance and reference to any Party shall be deemed to include such Party's administrators, trustees, permitted cessionaries, business rescue practitioners or liquidators, as the case may be.

(l)	Where figures are referred to in numerals and in words in any Finance Document, if there is any conflict between the two, the words shall prevail.

(m)	Unless a contrary indication appears, where any number of days is to be calculated from a particular day, such number shall be calculated as including that particular day and excluding the last day of such period.

1.3	Currency symbols and definitions

(a)	"R", "ZAR" and "Rand" denotes the lawful currency of South Africa. "$", "USD" and "Dollars" denotes the lawful currency of the United States of America.

(b)	Should it be required for the purposes of calculating any amount, financial threshold or financial covenant under the Finance Documents by a Finance Party, any amount not in ZAR shall be converted into the equivalent ZAR amount at a market rate of exchange in the usual course of business of that Finance Party on the applicable calculation date. If an Obligor converts any amount in or from ZAR, such conversion shall be made in accordance with Accounting Principles and the Obligors’ Agent shall provide the Facility Agent with reasonable detail of the amounts converted to or from ZAR and the exchange rate utilised.

1.4	Obligors' Agent

(a)	Each Obligor (other than the Parent) by its execution of this Agreement or an Accession Letter irrevocably appoints the Parent to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)	the Parent on its behalf to supply all information concerning itself contemplated by this Agreement to the Facility Agent and to give all notices and instructions, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect that Obligor, without further reference to or the consent of that Obligor; and

(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Parent.

(b)	In each case at clause 1.4(a), each Obligor shall be bound as though that Obligor itself had given the notices and instructions or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(c)	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors' Agent or given to the Obligors' Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it.

(d)	The respective liabilities of each of the Obligors under the Finance Documents shall not be in any way affected by:

(i)	any actual or purported irregularity in any act done, or failure to act, by the Obligors' Agent;

(ii)	the Obligors' Agent acting (or purporting to act) in any respect outside any authority conferred upon it by any Obligor; or

(iii)	any actual or purported failure by, or inability of, the Obligors' Agent to inform any Obligor of receipt by it of any notification under the Finance Documents.

(e)	In the event of any conflict between any notices or other communications of the Obligors' Agent and any other Obligor, those of the Obligors' Agent shall prevail.

1.5	Third party rights

(a)	Except as expressly provided for in this Agreement or in any other Finance Document, no provision of any Finance Document constitutes a stipulation for the benefit of any person who is not a party to that Finance Document.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a party to that Finance Document is not required to rescind or vary that Finance Document at any time except to the extent that the relevant variation or rescission (as the case may be) relates directly to the right conferred upon any applicable third party under a stipulation for the benefit of that party that has been accepted by that third party.

1.6	Finance Parties' rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are separate and independent. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with clause 1.6(c). The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party's participation in a Facility or its role under a Finance Document (including any such amount payable to the Facility Agent on its behalf) is a debt owing to that Finance Party by that Obligor.

(c)	A Finance Party may, except as specifically stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.	The Facilities

2.1	Facility A

Subject to the terms of this Agreement and the Facility A Agreement, the Facility A Lenders hereby agree to make available to the Borrower a ZAR denominated senior secured revolving credit facility in an aggregate amount equal to the Total Facility A Commitments.

2.2	Facility B

Subject to the terms of this Agreement and the Facility B Agreement, the Facility B Lenders hereby agree to make available to the Borrower a ZAR denominated senior secured revolving credit facility in an aggregate amount equal to the Total Facility B Commitments.

2.3	Further Facilities

Subject to the terms of this Agreement, the Borrower shall be entitled to enter into Further Facility Agreements with Further Facility Lenders from time to time.

3.	Purpose

3.1	Purpose

The Borrower shall apply each Loan borrowed by it under the Facilities towards funding the general corporate, capital expenditure and working capital requirements of the Obligors.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	Conditions of Utilisation

4.1	Initial conditions precedent

No Lender shall be obliged to make any Loan under any Facility unless the Facility Agent has confirmed, by notice in writing to the other Finance Parties and the Obligors' Agent, that:

(a)	all of the CP Documents have been delivered to the Facility Agent in a form and in substance satisfactory to the Facility Agent; or

(b)	to the extent that any CP Documents are not in a form and in substance satisfactory to the Facility Agent or have not been delivered, the Facility Agent has, pursuant to clause 4.3 (Waiver or deferral of conditions precedent), waived or deferred delivery of those CP Documents which are not in a form and in substance satisfactory to it or which have not been delivered.

4.2	Further conditions precedent

Subject to the provisions of clause 4.1 (Initial conditions precedent), clause 4.4 (Termination) and the provisions of the relevant Facility Agreement, the Lenders will only be obliged to make a Loan to the Borrower under the relevant Facility if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	no Default or Event of Default has occurred, is continuing or is reasonably likely to occur as a result of the proposed Loan;

(b)	the Repeating Representations to be made by each Obligor are true, accurate and correct in all material respects;

(c)	no Material Adverse Effect has occurred or is continuing or would result from the proposed Loan; and

(d)	in relation to the first Utilisation only:

(i)	the condition subsequent in clause 21.41(a) (Conditions Subsequent) has been fulfilled to the satisfaction of the Facility Agent; and

(ii)	no Market Downturn Event has occurred or is continuing or would result from the proposed Loan.

4.3	Waiver or deferral of conditions precedent

(a)	Satisfaction of any of the conditions set out in clause 4.1 (Initial conditions precedent) and clause 4.2 (Further conditions precedent) may be waived or deferred by the Facility Agent.

(b)	Waiver or deferral of delivery of:

(i)	any of the CP Documents either at all or in a form and in substance satisfactory to the Facility Agent; or

(ii)	any of the further conditions set out in clause 4.2 (Further conditions precedent),

shall not prejudice the right of the Facility Agent to require subsequent fulfilment of such condition in a written notice to this effect delivered at the time of such waiver or deferral and, unless otherwise specified in any written notice waiving or deferring fulfilment of the relevant condition, the relevant condition shall be fulfilled by the Obligors within five Business Days of the date of the written notice requiring the fulfilment thereof or such longer period as is specified in such notice or as may be agreed between the Obligors' Agent and the Facility Agent in writing.

(c)	The advance of any Loan under a Facility in circumstances where a Lender was not obliged to advance such a Loan because of any condition referred to in or contemplated by clause 4.2 (Further conditions precedent) not having been satisfied, waived or deferred pursuant to this clause 4.3 shall constitute a valid advance of such Loan made subject to and in accordance with the provisions of this Agreement.

4.4	Termination

If the CP Satisfaction Date has not occurred on or before the Final Fulfilment Date, then the Facility Agent shall be entitled to cancel the Facility by written notice to the Obligors' Agent and upon receipt of such notice the Facilities shall immediately be cancelled. Such cancellation shall be without prejudice to the Obligors' obligations under clause 16 (Costs and Expenses) to pay any costs, fees, expenses or Taxes then due and payable.

5.	Utilisation and Repayment

5.1	Utilisation

Subject to the terms of this Agreement, the Borrower may utilise a Facility provided to it under a Facility Agreement on the terms and conditions of that Facility Agreement.

5.2	Repayment

Subject to the terms of this Agreement, the Borrower shall repay all Loans made to it under a Facility Agreement in full, in the amounts and on the dates specified in that Facility Agreement, and otherwise in accordance with the terms of that Facility Agreement.

5.3	Cancellation

The Commitments under a Facility which, at that time, are unutilised shall be immediately cancelled at 12h00 on the last day of the Availability Period for the relevant Facility.

6.	Mandatory Prepayment

6.1	Illegality

If it becomes unlawful, in any applicable jurisdiction, for a Lender to perform any of its obligations as contemplated by the Finance Documents or to fund or maintain its participation in any Loan or it becomes unlawful for any Affiliate of a Lender for that Lender to do so:

(a)	that Lender shall promptly notify the Facility Agent upon becoming aware of that event;

(b)	upon the Facility Agent notifying the Obligors' Agent, the Available Commitment of that Lender will be immediately cancelled; and

(c)	the Borrower shall repay that Lender's participation in the Loans on the last day of the Interest Period for each Loan occurring after the Facility Agent has notified the Obligors' Agent or, if earlier, the date specified by that Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender's corresponding Commitment shall be cancelled in the amount of the participations repaid.

6.2	Exit

Upon the occurrence of:

(a)	a Change of Control;

(b)	the Disposal of the whole or the greater part of the assets of any Obligor without the prior written consent of the Facility Agent;

(c)	a substantial change to the general nature of the business of an Obligor from that carried on as at the Signature Date; or

(d)	any amendment of any material term of a Material Contract without the prior written consent of the Facility Agent or any Material Contract being terminated or cancelled or any action being taken to terminate or cancel any such Material Contract prior to its specified termination date, other than in instances where this constitutes a Permitted Variation, the Obligors' Agent shall promptly notify the Facility Agent upon any of the Obligors becoming aware of the occurrence of such event or that such event will occur and then:

(i)	the Facility Agent shall promptly notify the Lenders of the receipt of such notice;

(ii)	(whether or not the Facility Agent has been notified of such event or the Facility Agent has notified the Lenders of receipt of such notice) no Lender shall be obliged to fund a Utilisation; and

(iii)	if any Lender so requires and notifies the Facility Agent within five Business Days of the Facility Agent notifying the Lenders of such event or that Lender becoming aware of that event, the Facility Agent shall, by not less than five Business Days' notice to the Obligors' Agent, cancel the Commitment of that Lender and declare the participation of that Lender in all outstanding Loans, together with accrued and unpaid interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Commitment of that Lender will be cancelled and all such outstanding Loans and amounts of that Lender will become immediately due and payable.

6.3	Government Intervention

(a)	If, by or under the authority of any government:

(i)	the management of any Obligor is wholly or partially displaced or the authority of the Group or any Group Company in the conduct of its business is wholly or partially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other similar action by or on behalf of any governmental authority; or

(ii)	all or a majority of the issued shares of an Obligor or a material part of its revenues or assets is seized, nationalised, expropriated or compulsorily acquired:

(A)	the Obligors' Agent shall promptly notify the Facility Agent upon becoming aware of that event and the Facility Agent shall thereafter notify the Lenders;

(B)	(whether or not the Facility Agent has been notified of such event or the Facility Agent has notified the Lenders of receipt of such notice) no Lender shall be obliged to fund any further Utilisation; and

(C)	if any Lender so requires and notifies the Facility Agent within five Business Days of the Facility Agent notifying the Lenders of such event or that Lender becoming aware of that event, the Facility Agent shall, by not less than five Business Days' notice to the Obligors' Agent, cancel the Commitment(s) of that Lender and declare the participation of that Lender in all outstanding Loans, together with accrued and unpaid interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Commitment of that Lender will be cancelled and all such outstanding Loans and amounts of that Lender will become immediately due and payable.

(b)	For the purposes of this clause 6.3, "material part of its revenues or assets", in relation to an Obligor, means assets and/or businesses which exceed 10% (ten percent) of the total assets and/or business of that Obligor and/or assets and/or businesses generating, directly or indirectly, in aggregate 15% (fifteen percent) or more of the EBITDA of that Obligor (as calculated from time to time) cumulatively over the Term.

6.4	Sanctions

(a)	If:

(i)	the Parent, any Affiliate of the Parent or any other Group Company:

(A)	is or becomes a Sanctioned Entity; or

(B)	participates in any manner in any Sanctioned Transaction; or

(ii)	the Finance Parties or any of their Affiliates ("Lender Group") become aware of any enforcement action under Sanctions, including any restriction on the ability of such Lender Group (or any member thereof) to conduct business with its current or future correspondent banks and/or in relation to the Lender Group (or any member thereof) as a result of the Lender's participation in the Finance Documents, then:

(iii)	in the case of clause 6.4(a)(i), the Obligors' Agent shall promptly notify the Facility Agent and the Facility Agent shall promptly notify the other Finance Parties; and

(iv)	in the case of clause 6.4(a)(ii), the Facility Agent shall promptly notify the Obligors' Agent,

in each case in writing upon becoming aware of that event, and (whether or not the Facility Agent has been notified of such event or the Facility Agent has notified the Lenders of receipt of such notice) a Lender shall not be obliged to fund a Utilisation.

(b)	If any Lender so requires and notifies the Facility Agent within five Business Days of a notice contemplated in clause 6.4(a)(iii) or 6.4(a)(iv), the Facility Agent shall, by not less than five Business Days' notice to the Obligors' Agent (or, if earlier, the date specified by a Lender in a notice delivered to the Facility Agent (but being no earlier than the last day of any applicable grace period permitted by law)), cancel the Commitment of that Lender and declare the participation of that Lender in all outstanding Loans, together with accrued and unpaid interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Commitment of that Lender will be cancelled and all such outstanding Loans and amounts of that Lender will become immediately due and payable.

6.5	Cessation of operating activities

If:

(a)	any of the material mining and processing activities of the Borrower are placed on care and maintenance or cease for a period in excess of 45 days (or such longer period agreed by the Facility Agent), unless this is the subject of an insurance claim pursuant to which the Insurance Proceeds will be applied in accordance with clause 6.7 (Insurance Proceeds);

(b)	the operations or business of the Borrower cease for a continuous period of at least 30 days (or such longer period agreed by the Facility Agent), unless this is the subject of an insurance claim pursuant to which the Insurance Proceeds will be applied in accordance with clause 6.7 (Insurance Proceeds); or

(c)	any act of God or other similar act which is outside the control of the Borrower (including any pandemic, earthquake, hurricane, lightning, typhoon, war, armed conflicts, terrorism, civil commotion, blockage, embargo, official or unofficial strike, lockout, go slow or other such labour disputes, fire, explosion, tempest or flood) occurs and affects the business (or a portion thereof) of the Borrower for a period of no less than 180 consecutive days, then:

(i)	the Obligors' Agent shall promptly notify the Facility Agent upon becoming aware of that event and the Facility Agent shall thereafter notify the Lenders;

(ii)	(whether or not the Facility Agent has been notified of such event or the Facility Agent has notified the Lenders of receipt of such notice) no Lender shall be obliged to fund any further Utilisation; and

(iii)	if any Lender so requires and notifies the Facility Agent within five Business Days of the Facility Agent notifying the Lenders of such event or that Lender becoming aware of that event, the Facility Agent shall, by not less than five Business Days' notice to the Obligors' Agent, cancel the Commitment of that Lender and declare the Facility Outstandings of that Lender immediately due and payable, whereupon the Commitment of that Lender will be cancelled and all such outstanding Loans and amounts of that Lender will become immediately due and payable.

6.6	Empowerment Status

If a Mining Company ceases to comply with the Empowerment Requirements or fails to maintain its Empowerment Status and fails to remedy such failure to the satisfaction of the Facility Agent within six Months from the date of ceasing to comply with the Empowerment Requirements or failing to maintain its Empowerment Status:

(a)	the Obligors' Agent shall promptly notify the Facility Agent upon becoming aware of that event and the Facility Agent shall thereafter notify the Lenders;

(b)	(whether or not the Facility Agent has been notified of such event or the Facility Agent has notified the Lenders of receipt of such notice) no Lender shall be obliged to fund any further Utilisation; and

(c)	if a Lender so requires and notifies the Facility Agent within five Business Days of the Facility Agent notifying the Lenders of the event or that Lender becoming aware of that event, the Facility Agent shall, by not less than five Business Days' notice to the Obligors' Agent, cancel the Commitment of that Lender and declare the Facility Outstandings of that Lender immediately due and payable, whereupon the Commitment of that Lender will be cancelled and all such outstanding Loans and amounts of that Lender will become immediately due and payable.

6.7	Insurance Proceeds

(a)	For the purposes of this clause 6.7:

"Excluded Insurance Proceeds" means any proceeds of an insurance claim which the Obligors' Agent notifies the Facility Agent are, or are to be, applied:

(i)	to meet a third party claim;

(ii)	to cover operating losses in respect of which the relevant insurance claim was made; or

(iii)	in the replacement, reinstatement and/or repair of the assets or otherwise in amelioration of the loss in respect of which the relevant insurance claim was made,

in each case as soon as possible (but in any event within 120 days, or such longer period as the Facility Agent may agree) after receipt; and

"Insurance Proceeds" means the proceeds of any insurance claim under any insurance maintained by any Obligor except for Excluded Insurance Proceeds and after deducting any reasonable expenses in relation to that claim which are incurred by that Obligor to persons who are not members of the Group.

(b)	If any Obligor receives any Insurance Proceeds:

(i)	the Obligors' Agent shall promptly notify the Facility Agent upon becoming aware of that event and the Facility Agent shall thereafter notify the Lenders; and

(ii)	the Borrower shall prepay the outstanding Loans in an amount equal to such Insurance Proceeds immediately upon receipt of such Insurance Proceeds.

7.	Voluntary Prepayment and Cancellation

7.1	Voluntary cancellation

The Borrower may, if it gives the Facility Agent not less than 10 (ten) Business Days' (or such shorter period as the Facility Agent (acting on the instructions of the relevant Facility Majority Lenders) may agree) prior notice, cancel the whole or any part (being a minimum amount of ZAR25,000,000 (twenty five million Rand)) of any Available Facility. Any cancellation under this clause 7 shall reduce the Commitments of the Lenders rateably under that Facility.

7.2	Voluntary prepayment of Loans

The Borrower may, if it gives the Facility Agent not less than five Business Days' (or such shorter period as the Facility Agent (acting on the instructions of the relevant Facility Majority Lenders) may agree) prior notice, prepay the whole or any part of any Loan (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of ZAR25,000,000 (twenty five million Rand) or, if less, the Facility Outstandings under any Facility). Unless otherwise agreed in writing by the Facility Agent, any prepayment under this clause 7.2 may only be made out of internally generated cash flows of the Borrower or from Equity. Any such prepayment shall reduce the participation of the relevant Lenders rateably under that Facility.

7.3	Right of replacement or repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under clause 12.2(c); or

(ii)	any Lender claims indemnification from the Borrower under clause 12.3 (Tax indemnity) or clause 13.1 (Increased costs),

the Borrower may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues and provided no Default is then continuing, give the Facility Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender's participation in the Loans or give the Facility Agent notice of its intention to replace that Lender in accordance with clause 7.3(d).

(b)	On receipt of a notice of cancellation referred to in clause 7.3(a), the Commitment of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Borrower has given notice of cancellation under clause 7.3(a) (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender's participation in the outstanding Loans.

(d)	If:

(i)	any of the circumstances set out in clause 7.3(a) apply to any Lender; or

(ii)	an Obligor becomes obliged to pay any amount in accordance with clause 6.1 (Illegality),

the Borrowers may, in the circumstances set out in clause 7.3(a), on five Business Days' prior notice to the Facility Agent and that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall) transfer pursuant to clause 23 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or Permitted Transferee selected by the Borrower which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with clause 23 (Changes to the Lenders) for a purchase price in cash or other cash payment payable at the time of the transfer in an amount equal to the outstanding principal amount of such Lender's participation in the outstanding Loans and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.

(e)	The replacement of a Lender pursuant to clause 7.3(d) shall be subject to the following conditions:

(i)	the Borrower shall not have a right to replace the Facility Agent;

(ii)	neither the Facility Agent nor any Lender shall have any obligation to find a replacement Lender;

(iii)	in no event shall the Lender replaced under clause 7.3(d) be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and

(iv)	that Lender shall only be obliged to transfer its rights and obligations pursuant to clause 7.3(d) once it is satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to that transfer.

(f)	A Lender shall perform the checks described in clause 7.3(e)(iv) as soon as reasonably practicable following delivery of a notice referred to in clause 7.3(d) and shall notify the Facility Agent and the Obligors' Agent when it is satisfied that it has complied with those checks.

8.	Restrictions

8.1	Notices of Cancellation or Prepayment

Any notice of cancellation, prepayment, authorisation or other election given by any Party under clause 6 (Mandatory Prepayment) or clause 7 (Voluntary Prepayment and Cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

8.2	Interest and other amounts

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs or Break Gains and termination amounts payable under the Hedging Agreements, without premium or penalty.

8.3	Reborrowing

Unless a contrary indication appears in this Agreement, any part of a Facility which is prepaid or repaid may be reborrowed in accordance with the terms of the relevant Facility Agreement.

8.4	Prepayment in accordance with Agreement

The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement or in the relevant Facility Agreement.

8.5	No reinstatement of Commitments

No amount of the Total Commitments cancelled under this Agreement or under a Facility Agreement may be subsequently reinstated.

8.6	Facility Agent's receipt of Notices

If the Facility Agent receives a notice under clause 6 (Mandatory Prepayment), it shall promptly forward a copy of that notice or election to the affected Lenders.

8.7	Prepayment elections

The Facility Agent shall notify the Lenders as soon as possible of any proposed prepayment of any Loans under clause 7 (Voluntary Prepayment and Cancellation).

8.8	Effect of repayment and prepayment on Commitments

If all or part of any Lender's participation in a Utilisation under a Facility is repaid or prepaid and is not available for redrawing (other than by operation of clause 4.2 (Further conditions precedent)), an amount of that Lender's Commitment will be deemed to be cancelled on the date of repayment or prepayment.

8.9	Application of prepayments

Any prepayment of a Utilisation shall be applied in accordance with the terms of the relevant Facility Agreement.

9.	Interest

9.1	Calculation of interest

The rate of interest for each Facility, the calculation of interest for each Facility and the payment of interest for each Facility shall be determined or set out in the relevant Facility Agreement.

9.2	Interest Periods

The Interest Periods which apply to each Loan made to the Borrower under a Facility Agreement shall be governed by the terms of that Facility Agreement.

9.3	Default interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to clause 9.3(b), is 2% per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Facility Agent (acting reasonably). Any interest accruing under this clause 9.3 shall be immediately payable by the Obligor on demand by the Facility Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be 2% per annum higher than the rate which would have applied if the overdue amount had not become due.

(c)	Default interest (if unpaid) arising on any overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

(d)	If any Event of Default other than as contemplated in clause 9.3(a) occurs and for so long as it is continuing, the Lenders shall charge penalty interest at a rate which is 2% higher than the rate which would have been charged but for the Event of Default for the period during which the Event of Default is continuing.

9.4	Notification of rates of interest

(a)	The Facility Agent shall promptly notify the relevant Lenders and the Borrower of the determination of a rate of interest under this Agreement.

(b)	The Facility Agent shall promptly notify the Borrower of each Funding Rate relating to a Loan.

10.	Changes to the Calculation of Interest

10.1	Unavailability of Screen Rate

(a)	Interpolated Screen Rate

If no Screen Rate is available for JIBAR for the Interest Period of a Loan, the applicable JIBAR shall be the Interpolated Screen Rate for a period equal in length to the Interest Period of that Loan.

(b)	Reference Bank Rate

If no Screen Rate is available for JIBAR for (i) ZAR or (ii) the Interest Period of a Loan and it is not possible to calculate the Interpolated Screen Rate, the applicable JIBAR shall be the Reference Bank Rate as of the Specified Time and for a period equal in length to the Interest Period of that Loan.

(c)	Cost of funds

If this clause 10.1(c) applies but no Reference Bank Rate is available for ZAR or the relevant Interest Period there shall be no JIBAR for that Loan and clause 10.4 (Cost of funds) shall apply to that Loan for that Interest Period.

10.2	Calculation of Reference Bank Rate

(a)	Subject to clause 10.2(b), if JIBAR is to be determined on the basis of a Reference Bank Rate but a Reference Bank does not supply a quotation by the Specified Time, the Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Reference Banks.

(b)	If at or about noon on the Quotation Day, none or only one of the Reference Banks supplies a quotation, there shall be no Reference Bank Rate for the relevant Interest Period.

10.3	Market disruption

If before close of business in Johannesburg on the Quotation Day for the relevant Interest Period the Facility Agent receives notifications from a Lender that the cost to it of funding its participation in that Loan from whatever source it may reasonably select would be in excess of JIBAR then clause 10.4 (Cost of funds) shall apply to that Loan for the relevant Interest Period.

10.4	Cost of funds

(a)	If this clause 10.4 applies, the rate of interest on the relevant Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Applicable Margin; and

(ii)	the rate notified to the Facility Agent by that Lender as soon as reasonably practicable and in any event before the last day of the Interest Period, to be that which expresses as a percentage rate the cost to that Lender of funding the Loan from whatever source(s) it may reasonably select.

(b)	If this clause 10.4 applies and the Facility Agent or the Obligors' Agent so requires, the Facility Agent and the Obligors' Agent shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)	Any alternative basis agreed pursuant to clause 10.4(b) shall, with the prior consent of the relevant Lenders and the Obligors' Agent, be binding on all Parties.

10.5	Break Costs and Break Gains

(a)	The Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Unless:

(i)	a Default is then continuing; or

(ii)	that Break Gain is realised as a consequence of any prepayment of a Loan due to the occurrence of an Event of Default,

a Finance Party realising any Break Gain on a Loan or an Unpaid Sum shall, within three Business Days of a demand by the Borrower, pay to the Borrower the amount of any such Break Gains attributable to all or any part of that Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(c)	Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Break Costs or Break Gains for any Interest Period in which they accrue and the detailed calculation thereof.

11.	Fees

11.1	Commitment fees

(a)	The Borrower shall pay to each Lender under a Facility commitment fees in such amounts as may be specified in the Facility Agreement applicable to that Facility ("Facility Commitment Fee").

(b)	The accrued Facility Commitment Fee in respect of each Facility shall, unless otherwise specified in the relevant Facility Agreement, be calculated on a day to day basis and shall be payable on each Interest Payment Date to occur during the applicable Availability Period and on the last day of the applicable Availability Period and, if cancelled, on the cancelled amount of the relevant Lender's Commitment at the time the cancellation is effective.

11.2	Arrangement fee

The Borrower shall pay to the Arranger an arrangement fee in the amount and at the times agreed in a Fee Letter.

11.3	Agency fee

(a)	The Borrower shall pay to the Facility Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

(b)	The Borrower shall, if required by the Facility Agent, be obliged to enter into a Fee Letter with the Facility Agent prior to, or at the same time as, entering into any Further Facility Agreement, provided that such fee is market related and based on or commensurate to the number of Lenders.

12.	Tax Gross up and Indemnities

12.1	Definitions

(a)	In this Agreement:

"Protected Party" means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document;

"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax;

"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document; and

"Tax Payment" means either the increase in a payment made by an Obligor to a Finance Party under clause 12.2 (Tax gross-up) or a payment under clause 12.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this clause 12 a reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.

12.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Obligors' Agent shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly. Similarly, a Lender shall promptly notify the Facility Agent on becoming so aware in respect of a payment payable to that Lender. If the Facility Agent receives such notification from a Lender it shall promptly notify the Obligors' Agent.

(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.3	Tax indemnity

(a)	The Borrower shall (within three Business Days of demand by the Facility Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Clause 12.3(a) shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(C)	to the extent a loss, liability or cost:

(1)	is compensated for by an increased payment under clause 12.2 (Tax gross-up); and/or

(2)	relates to a FATCA Deduction required to be made by a Party.

(c)	A Protected Party making, or intending to make a claim under clause 12.3(a) shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent shall notify the Obligors' Agent.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this clause 12.3, notify the Facility Agent.

12.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, or to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall, as soon as reasonably practicable, pay an amount to that Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

12.5	Stamp taxes

The Borrower shall (within three Business Days of demand) indemnify each Finance Party against, and shall pay to the relevant Finance Party, any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.6	Value added tax

(a)	All amounts set out or expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to clause 12.6(b), if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

(b)	If VAT is or becomes chargeable on any supply made by any Finance Party (the "Supplier") to any other Finance Party (the "Recipient") under a Finance Document, and any Party other than the Recipient (the "Relevant Party") is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)	(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this clause 12.6(b)(i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)	(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any costs or expenses, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

12.7	FATCA Information

(a)	Subject to clause 12.7(c), each Party must, within three Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party; and

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and

(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.

(b)	If a Party confirms to another Party pursuant to clause 12.7(a)(i) that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be, a FATCA Exempt Party, that Party must promptly notify each other Party of such event.

(c)	No party is obliged to do anything under clause 12.7(a) which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with clauses 12.7(a)(i) or 12.7(a)(ii) (including, for the avoidance of doubt, where clause 12.7(c) applies), then such Party will be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

12.8	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party must promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, must notify the Obligors' Agent and the Lender.

13.	Increased Costs

13.1	Increased costs

(a)	Subject to clause 13.3 (Exceptions) the Borrower shall, within three Business Days of a demand by the Facility Agent, pay (for the account of a Finance Party) the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation;

(ii)	compliance with any law or regulation made after the Signature Date; or

(iii)	the implementation or application of, or compliance with, Basel III or any law or regulation which implements or applies Basel III (whether such implementation, application of compliance is by a government, regulator, Finance Party or any of its Affiliates) and shall, for the avoidance of doubt, include the phased-in or other implementation after the Signature Date, of any requirements of Basel III or any law or regulation implementing Basel III (including the phased-in implementation of the Net Stable Funding Ratio and the Liquidity Coverage Ratio, each as contemplated under Basel III) and which obligation to comply arose after the Signature Date, including, without limitation, any such law or regulation (including a Basel III directive or any directive in relation to Solvency Assessment and Management as published by the Financial Services Board ("SAM"), and any national regulation which implements SAM) concerning capital adequacy requirements, liquid asset holding requirements, special deposit requirements, prudential limits, reserve assets or Tax.

(b)	In this Agreement:

(i)	"Basel III" means:

(A)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(B)	the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(C)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III"; and

(ii)	"Increased Costs" means:

(A)	a reduction in the rate of return from a Facility or on a Finance Party's (or its Affiliate's) overall capital;

(B)	an additional or increased cost; or

(C)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

13.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to clause 13.1 (Increased costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Obligors' Agent.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Costs.

13.3	Exceptions

(a)	Clause 13 (Increased Costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)	compensated for by clause 12.3 (Tax indemnity) (or would have been compensated for under clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in clause 12.3(b) applied); or

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

(b)	In this clause 13.3, a reference to a Tax Deduction has the same meaning given to that term in clause 12.1 (Definitions).

14.	Other Indemnities

14.1	Other indemnities

(a)	The Obligors, jointly and severally, shall, within three Business Days of demand, indemnify each Finance Party against and shall pay to each such Finance Party any cost, loss or liability incurred by that Finance Party as a result of:

(i)	the occurrence of any Default;

(ii)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of clause 28 (Sharing among the Finance Parties);

(iii)	funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(iv)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

(b)	The Obligors shall, jointly and severally, promptly indemnify each Finance Party, each Affiliate of a Finance Party and each officer or employee of a Finance Party or its Affiliate, against any cost, loss or liability incurred by that Finance Party or its Affiliate (or officer or employee of that Finance Party or Affiliate) in connection with or arising out of the use of proceeds under the Facilities or Transaction Security being taken over the Secured Property, unless such loss or liability is caused by the gross negligence or wilful misconduct of that Finance Party or its Affiliate (or employee or officer of that Finance Party or Affiliate). Any Affiliate or any officer or employee of a Finance Party or its Affiliate may rely on this clause 14.1.

14.2	Environmental indemnity

Each of the Mining Companies, jointly and severally, indemnify each Finance Party, each Affiliate of a Finance Party and their respective directors, officers, employees and Facility Agents (each an "Indemnified Party") against any cost, loss or liability suffered or incurred by that Indemnified Party (except to the extent solely caused by such Indemnified Party's own gross negligence or wilful default) which:

(a)	arises by virtue of any breach of any Environmental Law (whether by an Obligor, any Group Company or any other person);

(b)	arises in connection with an Environmental Claim; or

(c)	arises as a result of any enquiry, investigation, subpoena (or similar order) or litigation with respect to any Environmental Claim and any other enquiry, investigation, subpoena (or similar order) or litigation in respect of any breach of any Environmental Law that has or is reasonably likely to give rise to a liability for any Finance Party, which relates to the Group, any assets of Group or the operation of all or part of the business of the Group (or, in each case, any Group Company) and which would not have arisen if a Finance Document had not been executed by that Finance Party. Any Affiliate or any director, office, employee or Facility Agent of a Finance Party or its Affiliates may rely on this clause as a stipulation for its or his or her benefit.

14.3	Indemnity to the Facility Agent and the Security SPV

(a)	Each Obligor, jointly and severally, shall promptly indemnify the Facility Agent and the Security SPV and every Representative appointed by the Facility Agent and/or the Security SPV against and shall pay to the Facility Agent, the Security SPV and each such Representative any cost, loss (other than consequential losses) or liability incurred by the Facility Agent, the Security SPV or Representative as a result of:

(i)	investigating or taking any other action in connection with any event which it reasonably believes is a Default;

(ii)	any failure by an Obligor to comply with its obligations under clause 16 (Costs and Expenses);

(iii)	any default by any Obligor in the performance of any of the other obligations expressed to be assumed by it in the Finance Documents;

(iv)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(v)	the taking, holding, protecting or enforcing of the Transaction Security;

(vi)	the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Facility Agent, the Security SPV and each Representative appointed by the Facility Agent or by the Security SPV by the Finance Documents or by law;

(vii)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; or

(viii)	taking any action under the Finance Documents or giving or acting on an instruction which otherwise relates to any of the Secured Property (otherwise, in each case, than by reason of the Facility Agent's or relevant Representative's gross negligence or wilful misconduct).

(b)	The Facility Agent, the Security SPV and every Representative appointed by the Facility Agent or Security SPV may, in priority to any payment to the Finance Parties, indemnify itself out of the Secured Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this clause 14.3 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all moneys payable to it.

15.	Mitigation by the Lenders

15.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Obligors' Agent, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of clause 6.1 (Illegality), clause 12 (Tax Gross up and Indemnities) or clause 13 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Clause 15.1(a) does not in any way limit the obligations of any Obligor under the Finance Documents.

15.2	Limitation of liability

(a)	The Borrower shall promptly indemnify each Finance Party against and shall pay to each such Finance Party all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under clause 15.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16.	Costs and Expenses

16.1	Transaction expenses

(a)	All pre-agreed costs and expenses in the amounts approved by the Obligors' Agent from time to time (including all legal fees of DLA Piper Advisory Services Proprietary Limited (the "Legal Adviser") and legal costs, disbursements and stamp duties, in each case, as approved by the Obligors' Agent) in connection with the drafting and negotiation of the Finance Documents, are incurred for the Obligors' benefit. To this extent the said costs and expenses, together with, if applicable, VAT thereon, shall be borne by the Borrower and the Borrower shall, jointly and severally, remain responsible for the invoice issued by the relevant service provider (including the Legal Adviser) in this regard.

(b)	The Obligors' Agent acknowledges that the Arranger and the Facility Agent act pursuant to their mandate with the Obligors' Agent and, in respect of the Arranger, as agent of the Borrower in performing such functions, which includes the engagement of the Legal Adviser to negotiate and prepare the required legal agreements and to render legal advice, and the incurrence of legal costs contemplated in clause 16.1(a), in connection with the transactions contemplated in the Finance Documents.

(c)	The Borrower acknowledges that it will benefit from the legal services provided by the Legal Adviser and undertakes that it will be liable to the Legal Adviser for the legal fees and expenses contemplated in clause 16.1(a) incurred by the Arranger and the Facility Agent and that it will pay such fees and expenses, including VAT thereon, directly to the Legal Adviser within 20 Business Days of presentation of a tax invoice submitted to it by the Legal Adviser, provided that any out of pocket expenses in excess of ZAR50,000 (fifty thousand Rand) are or have been approved by the Obligors' Agent prior to their incurrence.

(d)	The Borrower, the Arranger and the Facility Agent further agree, in so far as may be necessary, that the Borrower's undertaking in clause 16.1(c) is capable of acceptance by the Legal Adviser, and that the Legal Adviser is entitled to obtain the benefit thereof by accepting same and shall be deemed to have accepted such benefit on submission by the Legal Adviser of its Tax invoice in relation to transactions contemplated in the Finance Documents.

(e)	The Borrower shall within 3 (three) Business Days' of demand pay the Facility Agent, the Arranger and the Security SPV the amount of all costs and expenses (including legal fees, legal costs and disbursements) incurred by any of them (and, in the case of the Facility Agent and the Security SPV, by any Representative appointed by the Facility Agent or Security SPV) in connection with:

(i)	the setting up, maintaining and unwinding of the security special purpose vehicle structure; and

(ii)	the negotiation, preparation, printing and execution of the Security SPV Management Documents.

16.2	Amendment costs

If:

(a)	an Obligor requests an amendment, waiver or consent; or

(b)	there is any change in law or any regulation which requires an amendment, waiver or consent under the Finance Documents,

the Borrower shall, within three Business Days of being provided with an invoice, reimburse each Finance Party for the amount of all costs and expenses (including legal fees) reasonably incurred by that Finance Party (and by any Representative appointed by such Finance Party) in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Enforcement costs

The Borrower shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees on the scale as between attorney and own client whether incurred before or after judgement) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document and the Transaction Security and any proceedings instituted by or against the Facility Agent or it as a consequence of taking or holding the Transaction Security or enforcing these rights.

17.	Guarantee and Indemnity

17.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally, as a principal obligor and not merely as a surety and on the basis of discrete obligations enforceable against it:

(a)	guarantees to each Finance Party punctual performance by each other Obligor of all that Obligor's obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever an Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall within 3 (three) Business Days of demand pay that amount as if it was the principal obligor;

(c)	agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this clause 17 if the amount claimed had been recoverable on the basis of a guarantee; and

(d)	agrees, as a separate and primary obligation, to indemnify the Finance Parties (jointly and severally) from time to time on first written demand, from and against all and any loss or damage incurred by a Finance Party as a result of or pursuant to:

(i)	other than as contemplated in clause 17.1(c), the conclusion, implementation or termination (for any reason whatsoever) of any agreement which creates and/or gives rise to the obligations of the Obligors under the Finance Documents (or any of them); and

(ii)	each and every loss, liability, damage, cost, expense, penalty, fine or interest of whatever nature and howsoever arising which may be incurred or sustained by a Finance Party by reason of or pursuant to any failure by an Obligor to comply punctually and strictly with their obligations in terms of this Agreement.

17.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

17.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, business rescue proceedings, liquidation, winding-up or otherwise, without limitation, then the liability of each Obligor under this clause 17 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

17.4	Waiver of defences

The obligations of each Guarantor under this clause 17 will not be affected by any act, omission, matter or thing which, but for this clause, would reduce, release or prejudice any of its obligations under this clause 17 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any Group Company;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality, invalidity suspension or cancellation of any obligation of any person under any Finance Document or any other document or security;

(g)	any insolvency, liquidation, winding-up, business rescue or similar proceedings (including, but not limited to, receipt of any distribution made under or in connection with those proceedings);

(h)	any other Finance Document not being executed by or binding against any other Guarantor or any other party; or

(i)	any other fact or circumstance arising on which a Guarantor might otherwise be able to rely on a defence based on prejudice, waiver or estoppel.

17.5	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or Facility Agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this clause 17. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

17.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or Facility Agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or Facility Agent or other person on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor's liability under this clause 17.

17.7	Deferral of Guarantors' rights

(a)	Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Facility Agent otherwise agrees or directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this clause 17:

(i)	to be indemnified by an Obligor;

(ii)	to claim any contribution from any other guarantor of or provider of security for any Obligor's obligations under the Finance Documents;

(iii)	to take the benefit (in whole or in part and whether by way of subrogation, cession of action or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(iv)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under clause 17.1 (Guarantee and indemnity);

(v)	to exercise any right of set-off against any Obligor; and/or

(vi)	to claim, rank, prove or vote as a creditor or shareholder of any Obligor in competition with any Finance Party.

(b)	If a Guarantor receives any benefit, payment or distribution in relation to such rights, it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for, or otherwise for the benefit of, the Finance Parties and shall promptly pay or transfer the same to the Facility Agent or as the Facility Agent may direct for application in accordance with clause 29 (Payment mechanics).

17.8	Release of Guarantors' right of contribution

If any Guarantor (a "Retiring Guarantor") ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

17.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

18.	Representations

18.1	General

(a)	Each Obligor makes the Representations to each Finance Party.

(b)	Unless specifically otherwise stated, each Obligor makes the Representations only in relation to itself and for this purpose, unless stated otherwise, a reference in this clause 18 to "it" or "its" is a reference to the relevant Obligor.

(c)	The Finance Parties enter into the Finance Documents to which they are party on the strength of and relying on the Representations, each of which is a separate representation and warranty, given without prejudice to any other representation or warranty and is deemed and agreed to be a material representation or warranty (as applicable) inducing the Finance Parties to enter into the Finance Documents.

18.2	Status

(a)	It is a limited liability company or corporation, duly incorporated and validly existing under the law of its Original Jurisdiction.

(b)	Each of its Subsidiaries is a limited liability company or corporation, duly incorporated and validly existing under the law of its Original Jurisdiction.

(c)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

18.3	Binding obligations

(a)	The obligations expressed to be assumed by it in each Finance Document to which it is a party are legal, valid, binding and enforceable obligations.

(b)	Without limiting the generality of clause 18.3(a), each Transaction Security Document to which it is a party creates the security interests which that Transaction Security Document purports to create and those security interests are valid and effective.

18.4	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents, and the granting of the Transaction Security, do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its Constitutional Documents; or

(c)	any agreement or instrument binding upon it or any of its assets or constitute a default or termination event (however described) under any such agreement or instrument.

18.5	Power and authority

(a)	It has the legal capacity and power to enter into, perform and (if applicable) deliver, and has taken all necessary action to authorise its entry into, performance and (if applicable) delivery of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

(b)	No limit on its powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Finance Documents to which it is a party.

18.6	Validity and admissibility in evidence

(a)	All Authorisations required:

(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations under, the Finance Documents and the Material Contracts to which it is a party and to ensure that the obligations expressed to be assumed by it in the Finance Documents and the Material Contracts to which it is a party are legal, valid and binding and enforceable; and

(ii)	to make the Finance Documents and the Material Contracts to which it is a party admissible in evidence in its Relevant Jurisdictions,

have been obtained, effected, done, fulfilled or performed and are in full force and effect.

(b)	Except to the extent set out in the Disclosure Schedule, all Authorisations (including all Licences) necessary for the conduct of its business, trade and ordinary activities have been obtained or effected and are in full force and effect.

18.7	Governing law and enforcement

(a)	The choice of the law stated to be the governing law of each Finance Document will be recognised and enforced in its Relevant Jurisdictions.

(b)	Its:

(i)	submission under the Finance Documents (other than the Intercreditor Agreement) to the jurisdiction of the High Court of South Africa, Gauteng Local Division, Johannesburg (or any successor to that division);

(ii)	submission under the Intercreditor Agreement to the jurisdiction of the English Courts; and

(iii)	agreement not to claim any immunity to which it or its assets may be entitled,

are legal, valid and binding under the laws of its Relevant Jurisdiction.

(c)	Any judgment obtained in relation to a Finance Document in the jurisdiction of the stated governing law of that Finance Document will be recognised and enforced in its Relevant Jurisdictions.

18.8	Insolvency and Financial Distress

(a)	No:

(i)	corporate action, legal proceeding or other procedure or step described in clause 22.7 (Insolvency and business rescue proceedings); or

(ii)	creditors' process described in clause 22.8 (Creditors' process),

has been taken or threatened in relation to a Group Company and none of the circumstances described in clause 22.6 (Insolvency) applies to a Group Company.

(b)	Neither it nor any Group Company is "financially distressed" (as defined in the Companies Act) and there is no reasonable likelihood of any Obligor becoming "financially distressed" (as defined in the Companies Act) within the period of six Months from the Signature Date.

18.9	No filing or stamp taxes

Under the laws of its Relevant Jurisdictions it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents, except for the registration of the Registered Transaction Security Documents with the applicable deeds registry or registration authority and the payment of any associated registration fees, which registrations and fees will be made and paid promptly after the date of the relevant Finance Document.

18.10	Deduction of Tax

It is not required under the law of its Relevant Jurisdiction to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

18.11	No default

(a)	No Event of Default or Default is continuing or is reasonably likely to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Finance Document.

(b)	No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or a termination event (however described) under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries') assets are subject which has or is reasonably likely to have a Material Adverse Effect.

18.12	No misleading information

(a)	Any factual information provided by any Obligor for the purposes of the Facilities was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	Any financial projections contained in such information have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)	Nothing has occurred, arisen or been omitted from any information provided to a Finance Party by or on behalf of any Obligor or any other Group Company in connection with the Finance Documents and no information has been given or withheld that results in the information contained in such information being untrue or misleading in any material respect.

(d)	The expressions of opinion or intention provided by an Obligor for the purposes of the Facilities were made after careful consideration and, in the opinion of that Obligor (acting reasonably), (as at the date of the relevant document containing the expression of opinion or intention) were fair and based on reasonable grounds.

(e)	All information supplied by or on behalf of an Obligor or any other Group Company to the Facility Agent or any other Finance Party under or in connection with the Finance Documents is true, complete and accurate in all material respects as at the date it was given and is not misleading in any material respect.

(f)	It has not knowingly withheld any information which, if disclosed, could reasonably be expected materially and adversely to affect the decision of any Finance Party in considering whether or not to provide finance to the Borrower.

18.13	Financial statements

(a)	Its Original Financial Statements were prepared in accordance with the Accounting Principles consistently applied.

(b)	Its audited Original Financial Statements fairly present its financial condition and results of operations during the relevant Financial Year.

(c)	There has been no material adverse change in its business or financial condition (or the assets, business or consolidated financial condition of the Group, in the case of the Parent) since the date of delivery of the Original Financial Statements.

(d)	Its most recent financial statements delivered pursuant to clause 19.2 (Financial statements):

(i)	have been prepared in accordance with the Accounting Principles as applied to the Original Financial Statements; and

(ii)	fairly present its consolidated financial condition as at the end of, and consolidated results of operations for, the period to which they relate.

(e)	Since the date of the most recent financial statements delivered pursuant to clause 19.2 (Financial statements) there has been no material adverse change in the assets, business or financial condition of the Group.

18.14	No proceedings pending or threatened

(a)	Save as disclosed in the Disclosure Schedule, no litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which might reasonably be expected to have a Material Adverse Effect has or have (to the best of its knowledge and belief, having made due and careful enquiry) been started or threatened against it or any of its Subsidiaries.

(b)	No labour disputes are current or, to the best of its knowledge and belief (having made due and careful enquiry), threatened against it or any of its Subsidiaries which is material to the conduct of its or any of its Subsidiaries' business.

18.15	No breach of laws or licence conditions

(a)	It has not (and none of its Subsidiaries has) breached any law or regulation (including any BEE Legislation and/or the National Water Act, if applicable):

(i)	compliance with which is material to the conduct of its business; or

(ii)	where such a breach has or would be reasonably likely to have a Material Adverse Effect.

(b)	It and each of its Subsidiaries which holds a Mining Right (or similar Authorisation under any applicable Mining Laws):

(i)	is in compliance with those laws and regulations in all material respects; and

(ii)	is in compliance with the conditions under which that Mining Right or similar Authorisation was issued to it (including compliance with its Social and Labour Plan and Mining Work Programme), where failure to do so is reasonably likely to result in a cancellation, revocation, other termination or suspension of, any such Mining Right or similar Authorisation (or any part thereof).

(c)	Neither it nor any of its Subsidiaries is in default of any undertaking given or commitment undertaken to the DMRE in respect of the conduct of its business or any Mining Right:

(i)	compliance with which is material to the conduct of its business; or

(ii)	where such a default has or would be reasonably likely to have a Material Adverse Effect.

(d)	No labour disputes are current or, to the best of its knowledge and belief (having made due and careful enquiry), threatened against any Group Company which have or are reasonably likely to have a Material Adverse Effect.

18.16	Environmental compliance

(a)	Save as disclosed in the Disclosure Schedule, each Group Company has complied in all respects with Environmental Law, Environmental Permits and all other covenants, conditions, restrictions or agreements directly or indirectly concerned with any contamination, pollution, degradation or waste or the release or discharge of any toxic or hazardous substance in connection with any immovable property which is or was at any time owned, leased, occupied or controlled by it or on which it has conducted any activity.

(b)	Each Group Company has obtained all Environmental Permits required by it which are required to properly conduct its business.

18.17	Environmental laws

Save for the matters contemplated in clause 21.41(b), each Group Company is in compliance with clause 21.3 (Environmental compliance) and to the best of its knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance.

18.18	Environmental Claims

(a)	No Environmental Claim has been commenced or (to the best of its knowledge and belief, after due and careful enquiry) is threatened against any Group Company where, if that claim was adversely determined against that Group Company, such a claim would have a Material Adverse Effect.

(b)	The cost to each Group Company of compliance with Environmental Laws (including Environmental Permits) is (to the best of its knowledge and belief, having made due and careful enquiry) adequately provided for as required by law.

18.19	Taxation

(a)	It has duly and punctually paid and discharged all Taxes imposed upon it or its assets within the time period allowed without incurring penalties except to the extent that:

(i)	payment is being contested in good faith;

(ii)	it has maintained adequate reserves for those Taxes; and

(iii)	payment can be lawfully withheld.

(b)	It is not materially overdue in the filing of any Tax returns.

(c)	Other than as set out in the Disclosure Schedule, no claims or investigations are being, or are reasonably likely to be, made or conducted against it (or any of its Subsidiaries) with respect to Taxes such that a liability of, or claim against, any Obligor of ZAR20,000,000 (twenty million Rand) (or its equivalent in any other currency) or more is reasonably likely to arise.

(d)	It is resident for Tax purposes only in its Original Jurisdiction.

18.20	Anti-corruption laws

(a)	Neither it nor any other Group Company nor, to its knowledge, any director, officer, agent, employee or Affiliate, has engaged in any activity or conduct which would violate, in any material respect, any applicable anti-corruption or anti-money laundering laws or regulations.

(b)	It and each other Group Company has instituted and maintained, and will continue to maintain, policies and procedures reasonably designed to promote and achieve compliance with applicable anti-corruption or anti-money laundering laws or regulations.

18.21	Sanctions

(a)	Neither it nor any other Group Company nor, to its knowledge, any director, officer, Facility Agent, employee or Affiliate of any Group Company:

(i)	is party to, or participates in, any Sanctioned Transaction;

(ii)	has contravened any Sanctions; and

(iii)	is the target of Sanctions or a Sanctioned Entity.

(b)	It and each other Group Company has instituted and maintained policies and procedures reasonably designed to promote and achieve compliance with Sanctions.

18.22	Security and Financial Indebtedness

(a)	Save as disclosed in the Disclosure Schedule, no Security or Quasi-Security exists over all or any of the present or future assets of any Obligor.

(b)	Neither the Parent nor any other Obligor has any Financial Indebtedness outstanding other than Permitted Financial Indebtedness.

(c)	Subject in each case to the registration of any Registered Transaction Security Documents, each Transaction Security Document validly creates the security interest which is expressed to be created by that Transaction Security Document.

18.23	Ranking

(a)	Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

(b)	The Transaction Security is not subject to avoidance in the event of any winding-up, liquidation, dissolution or administration involving any Obligor.

18.24	Good title to assets

It has good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted.

18.25	Legal and beneficial ownership

It is the sole, absolute, legal and beneficial owner of the respective assets over which it purports to grant Security, free from any claims, third party rights or competing interests.

18.26	Shares

(a)	The shares of each Group Company which are subject to the Transaction Security are fully paid and not subject to any option to purchase or similar rights. The Constitutional Documents of companies whose shares are subject to the Transaction Security do not restrict or inhibit any transfer of those shares on creation or enforcement of the Transaction Security.

(b)	No person has a right to obtain an order for the rectification of the securities register of any Group Company in respect of any shares which are subject to the Transaction Security.

18.27	Intellectual Property

(a)	It:

(i)	is the sole legal and beneficial owner of or has licensed to it on normal commercial terms all the Intellectual Property which is material in the context of its business and which is required by it in order to carry on its business as it is being conducted as at the Signature Date;

(ii)	does not (nor does any of its Subsidiaries), in carrying on its businesses, infringe any Intellectual Property of any third party in any respect which has or is reasonably likely to have a Material Adverse Effect; and

(iii)	has taken all formal or procedural actions (including payment of fees) required to maintain any material Intellectual Property owned by it.

(b)	None of such Intellectual Property is to its knowledge being infringed, nor (to its knowledge) is there any threatened infringement of any of such Intellectual Property, in any respect which has or is reasonably likely to have a Material Adverse Effect.

(c)	It is not aware of any adverse circumstances relating to the validity, subsistence or use of any of its Intellectual Property which has or is reasonably likely to have a Material Adverse Effect.

18.28	Group Structure Chart

The Group Structure Chart is true, complete and accurate in all material respects at the Signature Date.

18.29	Accounting Reference Date

The Accounting Reference Date of each Obligor is 31 December in each year.

18.30	Judgements

No final non-appealable judgments or orders or any judgments or orders which are not being appealed in good faith are outstanding against the Parent or any Group Company.

18.31	No immunity

In any proceedings taken in South Africa or in any other jurisdiction, it will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process in relation to any Finance Document.

18.32	Private and commercial acts

Its execution of the Finance Documents to which it is a party constitutes, and its exercise of its rights and performance of its obligations thereunder will constitute, private and commercial acts done and performed for private and commercial purposes.

18.33	Insurance

(a)	It maintains insurances on and in relation to its business and assets against those risks and to the extent as is usual for companies carrying on a substantially similar business.

(b)	There has been no material non-disclosure, misrepresentation or breach of any term of any material Insurance taken out by any Obligor which would entitle any insurer of that Insurance to repudiate, rescind or cancel it or to treat it as avoided in whole or in part, or otherwise decline any valid claim under it by or on behalf of any Obligor.

18.34	Ownership and control

(a)	No Change of Control has occurred.

(b)	Each Obligor (other than the Parent) is, directly or indirectly, a wholly-owned Subsidiary of the Parent.

18.35	Authorised Signatures

Any person specified as its authorised signatory under schedule 2 (Conditions precedent) or clause 19.8(v) is authorised to sign Utilisation Requests and other notices on its behalf.

18.36	Material Contracts

(a)	As at the Signature Date and the CP Satisfaction Date, or in relation to any Material Contract delivered after such dates, the date of its delivery:

(i)	the copies of the Material Contracts delivered to the Facility Agent by or on behalf of any Obligor (under clause 4.1 (Initial conditions precedent) or otherwise in terms of the Finance Documents) are true, complete, up-to-date and accurate copies of the originals (which are genuine) of the Material Contracts; and

(ii)	the Material Contracts delivered to the Facility Agent by or on behalf of any Obligor (under clause 4.1 (Initial conditions precedent) or otherwise in terms of the Finance Documents) have not been amended (save for any amendments of a typographical, procedural or administrative nature).

(b)	Each Obligor shall promptly (and in any event within three Business Days of such amendment becoming effective) supply the Facility Agent with a copy of any document amending, varying, supplementing, superseding, waiving or terminating any Material Contract to which it is a party.

(c)	Each Material Contract is validly existing and is in full force and effect.

(d)	No event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a breach, default or a termination event (however described) under any Material Contract.

18.37	Empowerment Status and Empowerment Requirements

Each Mining Company is in compliance with all Empowerment Requirements applicable to it in all material respects.

18.38	Land Rights

Other than the zoning rights or permissions which are the subject of the Rezoning Application or set out in the Disclosure Schedule, each Mining Company has all rights of use, leases, access or traversal rights and other land or property rights which are required in order for it to conduct its operations lawfully and as they are currently being conducted.

18.39	No Material Adverse Effect

There has been no change in the business, condition (financial or otherwise), operations, performance, properties or prospects of the Obligors or the Group (taken as a whole) since the date of the Original Financial Statements which could have a material adverse effect on the Obligors or the Group (taken as a whole).

18.40	Times when Representations are made

(a)	All the Representations are made by each Original Obligor on the Signature Date.

(b)	All the Representations are deemed to be made by each Obligor on the CP Satisfaction Date.

(c)	The Repeating Representations are deemed to be made by each Obligor:

(i)	on the date of each Utilisation Request;

(ii)	on each Utilisation Date; and

(iii)	on the first day of each Interest Period.

(d)	All the Representations, except clause 18.12 (No misleading information) and clause 18.28 (Group Structure Chart), are deemed to be made by each Additional Guarantor on the day on which it becomes (or it is proposed that it becomes) an Additional Guarantor.

(e)	Each Representation deemed to be made after Signature Date shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

19.	Information Undertakings

19.1	General

(a)	The undertakings in this clause 19 remain in force from the Signature Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

(b)	In this clause 19:

(i)	"Annual Financial Statements" means the financial statements for a Financial Year delivered pursuant to clause 19.2(a); and

(ii)	"Semi-Annual Financial Statements" means the financial statements and management accounts delivered pursuant to clause 19.2(b).

19.2	Financial statements

The Obligors' Agent shall supply to the Facility Agent, in sufficient copies for all the Lenders:

(a)	as soon as the same become available, but in any event within:

(i)	120 days after the end of each of the Parent's Financial Years, the Parent's audited consolidated financial statements for that Financial Year; and

(ii)	180 days after the end of each of other Obligor's Financial Years the audited financial statements of each such Obligor for that Financial Year; and

(b)	as soon as the same become available, but in any event within 60 days after the end of each of the Financial Half Years of:

(i)	the Parent, the Parent's unaudited consolidated financial statements for that Financial Half Year; and

(ii)	each other Obligor, such Obligor's management accounts for that Financial Half Year.

19.3	Compliance Certificate

(a)	The Obligors' Agent shall supply a Compliance Certificate to the Facility Agent with each set of Annual Financial Statements and each set of Semi-Annual Financial Statements or in accordance with paragraph (c) of the definition of "Permitted Distributions".

(b)	The Compliance Certificate shall, amongst other things, set out (in reasonable detail) computations as to:

(i)	compliance with clause 20 (Financial Covenants);

(ii)	set out (in reasonable detail) computations as to compliance with clause 20 (Financial Covenants); and

(iii)	if applicable, the calculation of the financial covenants in paragraph (c) of the definition of "Permitted Distributions".

(c)	Each Compliance Certificate shall be signed by two directors of the Obligors' Agent.

19.4	Requirements as to financial statements

(a)	The Borrower shall procure that each set of Annual Financial Statements and Semi-Annual Financial Statements includes a balance sheet, profit and loss account and cashflow statement. In addition, the Borrower shall procure that:

(i)	each set of Annual Financial Statements shall be audited by the Auditors; and

(ii)	each set of Semi-Annual Financial Statements includes a cashflow forecast in respect of the Group relating to the six month period commencing at the end of the relevant Financial Half Year.

(b)	Each set of financial statements delivered pursuant to clause 19.2 (Financial statements):

(i)	shall be certified by a director of the relevant company as giving a true and fair view of (in the case of Annual Financial Statements for any Financial Year), or fairly representing (in other cases), its financial condition and operations as at the date as at which those financial statements or management accounts were drawn up and, in the case of the Annual Financial Statements, shall be accompanied by any letter addressed to the management of the relevant company by the Auditors of those Annual Financial Statements and accompanying those Annual Financial Statements;

(ii)	shall be prepared using the Accounting Principles, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements unless, in relation to any set of financial statements, the Obligors' Agent notifies the Facility Agent that there has been a change in the Accounting Principles or the accounting practices and the Auditors deliver to the Facility Agent:

(A)	a description of any change necessary for those financial statements to reflect the Accounting Principles or accounting practices upon which the Original Financial Statements were prepared; and

(B)	sufficient information, in form and substance as may be reasonably required by the Facility Agent, to enable the Lenders to determine whether clause 20 (Financial Covenants) has been complied with and to make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.

(c)	Any reference in this Agreement to any financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

(d)	If the Facility Agent wishes to discuss the financial position of any Group Company with the Auditors of that Group Company, the Facility Agent may notify the Obligors' Agent, stating the questions or issues which the Facility Agent wishes to discuss with those Auditors. In this event, the Obligors' Agent must ensure that those Auditors are authorised (at the expense of the Obligors' Agent):

(i)	to discuss the financial position of the relevant Group Company with the Facility Agent on request from the Facility Agent; and

(ii)	to disclose to the Facility Agent for the Finance Parties any information which the Facility Agent may reasonably request.

19.5	Base Case Model

(a)	The Obligors' Agent shall supply to the Facility Agent in sufficient copies for all the Lenders:

(i)	in respect of each of the Borrower's Financial Years, as soon as the same become available but in any event not later than 90 days after the start of each such Financial Year, an updated Base Case Model for that Financial Year; and

(ii)	in respect of any update to, or change of, the Base Case Model at any other time, as soon as the same become available but in any event not later than 10 days after such update or change, the updated or new Base Case Model.

(b)	The Borrower shall ensure that the updated Base Case Model:

(i)	is in a form reasonably acceptable to the Facility Agent and complies with this Agreement and relates to the Facilities and the Financial Covenants;

(ii)	is prepared in accordance with the Accounting Principles and the accounting practices and financial reference periods applied to financial statements under clause 19.2 (Financial statements); and

(iii)	has been approved by the board of directors of the Borrower.

19.6	Year-end

No Obligor shall change its Accounting Reference Date without the prior written consent of the Facility Agent, which shall not unreasonably be withheld or delayed.

19.7	Empowerment status

If any Mining Company:

(a)	ceases to comply with the Empowerment Requirements or fails to maintain its Empowerment Status; or

(b)	anticipates that it will cease to comply with the Empowerment Requirements or fail to maintain its Empowerment Status,

(each such event a "BEE Trigger Event"),

(c)	then the Obligors' Agent shall promptly (and in any event within five Business Days of becoming aware of that BEE Trigger Event) inform the Facility Agent of that BEE Trigger Event. The Obligors' Agent shall, during the subsistence of the BEE Trigger Event, supply to the Facility Agent (in sufficient copies for all the Lenders):

(i)	copies of such correspondence and other information between any such Mining Company and the appropriate governmental authority (including the DMRE) relating to the BEE Trigger Event (setting out the manner and timelines by which that Mining Company will re-establish its Empowerment Status or comply with the Empowerment Requirements); and

(ii)	any other information as the Facility Agent (on the instructions of the Lenders) may reasonably request in relation to such BEE Trigger Event.

19.8	Information: miscellaneous

The Obligors' Agent shall supply to the Facility Agent (in sufficient copies for all the Lenders, if the Facility Agent so requests):

(a)	if a Default is continuing and the Facility Agent so requests (on its behalf or on behalf of the Lenders or any of them), the board packs distributed by each Obligor to its board of directors at the same time as they are dispatched to the board of directors;

(b)	at the same time as they are dispatched, copies of all documents dispatched by any Obligor to its Shareholders generally (or any class of them) or dispatched by any Obligor to its creditors generally (or any class of them);

(c)	promptly following receipt thereof by an Obligor, copies of all notices relating to, or which affect, the transaction, relationship, obligations or rights of Obligors only (including, without limitation any notices of breach) received by such Obligor from any counterpart to any Material Contract and each agreement which is subject to Transaction Security;

(d)	promptly upon becoming aware of them, details and copies of any material changes proposed to or made to its Constitutional Documents or the Constitutional Documents of it or any Obligor, as well as details of any changes to those items in respect of any Obligor which will require Shareholder approval or special resolutions of the Shareholders of an Obligor;

(e)	promptly upon becoming aware of them, the details of any litigation, arbitration, administrative proceedings, liquidation applications, winding up applications or business rescue applications which are current, threatened or pending against any member of the Group, and which might, if adversely determined, have a Material Adverse Effect;

(f)	without limiting the foregoing, details of any pending, threatened or actual dispute under any Material Contract;

(g)	details of any changes to the accounting policies, Accounting Reference Date or Auditors of any Obligor;

(h)	details of any Authorisation which is material to the conduct of an Obligor’s business:

(i)	ceasing to be in full force and effect;

(ii)	being revoked by a court or regulatory authority; or

(iii)	being terminated or suspended;

(i)	details of any material change in the mining or processing methods from those employed by the Mining Companies on the Signature Date;

(j)	details of any Permitted Distribution made by or to any member of the Group;

(k)	details of any material proposed changes to the contracting arrangements of the Obligors;

(l)	details of:

(i)	any new legislation or any proposed changes to existing legislation, including, without limitation, relating to mining, the environment, social impact and Tax; and

(ii)	any strikes, labour disputes or other industrial action,

which is reasonably likely to have a Material Adverse Effect;

(m)	details of any actual or potential Environmental Claims, insurance claims or expropriation or land claims against or by (as the case may be) an Obligor or any other member of the Group;

(n)	promptly on request, any details or information which the Facility Agent reasonably requires in relation to:

(i)	the progress and status of the Water Use Licence applications referred to in clause 8 of schedule 2 (Conditions precedent);

(ii)	the arbitration between the Lesetlheng Community and the Borrower in relation to farm Wilgespruit 2 JQ;

(iii)	the progress and status of fulfilment of any conditions precedent to the Settlement Agreement;

(iv)	the relocation agreements entered into in relation to the relocation of farmers currently living on portions of the farm Wilgespruit 2 JQ to which the Borrower and IBMR require access; and

(v)	any process of negotiation between the Borrower and Rustenburg Platinum Mines Limited in relation to the sale of concentrate under clause 13 of the Subscription Agreement;

(o)	promptly, upon the execution of any Offtake Agreement by the parties thereto, a copy of such executed agreement;

(p)	promptly, such other information and documentation as the Facility Agent may reasonably request from time to time;

(q)	details of any material changes to the Insurances;

(r)	copies of any amendments to the Borrower Mining Rights or Water Use Licences of the Borrower and IBMR pursuant to clause 21.30 (Mining Rights and other approvals), as soon as reasonably practicable after such amendments are made;

(s)	details of any act of God or other similar act which is outside the control of the Borrower (including earthquake, hurricane, lightning, typhoon, war, armed conflicts, terrorism, civil commotion, blockage, embargo, official or unofficial strike, lockout, go slow or other such labour disputes, fire, explosion, tempest or flood) occurs and affects the business (or a portion thereof) of the Borrower;

(t)	on at least 10 Business Days’ prior notice, details of any consent, waiver or indulgence to be requested by an Obligor under the Finance Documents;

(u)	promptly on request, such further information regarding the financial condition, assets, business and operations of the Group and/or any Group Company (including any requested amplification or explanation of any item in the financial statements, budgets or other material provided by any Obligor under this Agreement, any changes to management of the Group and an up to date copy of its shareholders' register (or equivalent in its Original Jurisdiction)) as any Finance Party (through the Facility Agent) may reasonably request;

(v)	promptly, notice of any change in authorised signatories of it or any other Obligor signed by a director or company secretary of it or such other Obligor (as the case may be) accompanied by specimen signatures of any new authorised signatories; and

(w)	promptly upon request, such additional information or documentation as the Facility Agent may require in order to verify that any signatory referred to in clause 19.8(u) has been duly authorised.

19.9	Stream and Management Company Agreement Default

The Obligors' Agent shall notify the Facility Agent of any default or event of default (howsoever described) which occurs under any Stream Agreement or any Management Company Agreement, immediately upon becoming aware of its occurrence.

19.10	Notification of default

(a)	Each Obligor shall notify the Facility Agent of any Default (and the steps, if any, being taken or to be taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Facility Agent, the Obligors' Agent shall supply to the Facility Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

19.11	"Know your customer" checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the Signature Date;

(ii)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the Signature Date; or

(iii)	a proposed Transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such Transfer,

obliges the Facility Agent or any Lender (or, in the case of clause 19.11(a)(iii), any prospective new Lender) to comply with "know your customer" or similar identification procedures (whether in terms of the Financial Intelligence Centre Act, 2001 or otherwise) in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in clause 19.11(a)(iii), on behalf of any prospective new Lender) in order for the Facility Agent, such Lender or, in the case of the event described in clause 19.11(a)(iii), any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)	The Obligors' Agent shall, by not less than 10 Business Days' prior written notice to the Facility Agent, notify the Facility Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Guarantor pursuant to clause 25.2 (Additional Guarantors).

(d)	Following the giving of any notice pursuant to clause 19.11(c), if the accession of such Additional Guarantor obliges the Facility Agent or any Lender to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Obligors' Agent shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Facility Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Guarantor.

20.	Financial Covenants

20.1	Financial definitions

In this Agreement and (to the extent applicable) in each Facility Agreement:

"Borrowings" means, at any time, the aggregate outstanding principal, capital or nominal amount (and any fixed or minimum premium payable on prepayment or redemption) of any indebtedness of the Borrower for or in respect of Financial Indebtedness;

"EBITDA" means, in respect of any Measurement Period, the Borrower’s net profit:

(a)	before interest and tax;

(b)	before any amount attributable to the amortisation of intangible assets and the depreciation of tangible assets; and

(c)	before any extraordinary items and before any unrealised fair value gains or losses on financial derivative investments which are undertaken in the normal course of business,

provided that:

(i)	EBITDA shall only include payments received by the Borrower which relate to deliveries under the Stream Agreements during that Measurement Period; and

(ii)	EBITDA shall exclude the initial payment under each Stream Agreement or Management Company Agreement and all revenue credited to the Borrower’s income statement in relation to the metal delivered under the Stream Agreements;

"Finance Charges" means, for any Measurement Period, the aggregate amount of the accrued interest, commission, fees, discounts, prepayment fees, premiums or charges and other finance payments in respect of Borrowings paid or payable by the Borrower (calculated on a consolidated basis) in cash or capitalised in respect of that Measurement Period:

(a)	including any upfront fees or costs which are included as part of the effective interest rate adjustments;

(b)	including the interest (but not the capital) element of payments in respect of Finance Leases;

(c)	including any commission, fees, discounts and other finance payments payable by (and deducting any such amounts payable to) the Borrower under any interest rate hedging arrangement (including under the Hedging Agreements);

(d)	taking no account of any unrealised gains or losses on any financial instruments other than any derivative instruments which are accounted for on a hedge accounting basis; and

(e)	excluding interest (capitalised or otherwise) in respect of Subordinated Debt; and

(f)	excluding any interest, commission, fees, discounts and other finance charges accrued by the Borrower pursuant to the Stream Agreements;

"Interest Cover Ratio" means, in respect of any Measurement Period, the ratio of EBITDA for that Measurement Period to Finance Charges for that Measurement Period;

"Measurement Date" means:

(a)	the last day of the Borrower's Financial Year; and

(b)	the last day of the Borrower's Financial Half Year;

"Measurement Period" means each period of 12 months ending on each Measurement Date, whether or not commencing prior to the Signature Date;

"Net Debt" means, as at any Measurement Date, the aggregate amount of all Financial Indebtedness of the Borrower (other than Financial Indebtedness that has been subordinated in to the claims of the Finance Parties under the Finance Documents in accordance with the Intercreditor Agreement) which is of an interest bearing nature, including:

(a)	leases categorised as such in terms of IFRS16;

(b)	redeemable preference shares;

(c)	redeemable debentures; and

(d)	all and any other interest bearing obligations or other obligations which are in substance interest bearing debt that are payable in terms of any off balance sheet financing structure,

less all Cash and Cash Equivalents held by the Borrower at that Measurement Date;

"Net Debt to EBITDA Ratio" means, in respect of any Measurement Period, the ratio of Net Debt on the last day of that Measurement Period to EBITDA in respect of that Measurement Period; and

"Net Debt to Equity Ratio" means, in respect of any Measurement Period, the ratio of Net Debt on the last day of that Measurement Period to Equity on the last day of that Measurement Period.

20.2	Financial testing

The Financial Covenants set out in each relevant Facility Agreement (and any calculation of the financial covenants for purposes of paragraph (c) of the definition of "Permitted Distribution") shall be calculated in accordance with the Accounting Principles and tested by reference to each of the financial statements or management accounts delivered pursuant to clause 19.2 (Financial statements) and/or each Compliance Certificate delivered pursuant to clause 19.3 (Compliance Certificate).

20.3	Breach of a Financial Covenant

Immediately upon becoming aware of a breach of any of the Financial Covenants, the Obligors' Agent shall notify the Facility Agent thereof (and provide such details about the breach as the Facility Agent may request) (unless the Obligors' Agent is aware that a notification has already been provided by another Obligor).

20.4	Calculation

(a)	In the event of any dispute in respect of any calculation relating to the Financial Covenants referred to in the respective Facility Agreement or any other calculations required in respect of any Financial Covenant, such dispute shall be determined by independent auditors, appointed by the Facility Agent (which auditors must be one of PricewaterhouseCoopers Inc., Ernst & Young, Deloitte & Touche Inc. or KPMG Inc.), acting as experts and not as arbitrators (taking into account the terms and conditions of the Finance Documents), whose determination will, in the absence of manifest error, be final and binding on all Parties.

(b)	The cost of such independent auditors resolving such dispute shall be paid by the Borrower.

21.	General Undertakings

The undertakings in this clause 21 remain in force from the Signature Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

21.1	Authorisations

(a)	Each Obligor shall promptly:

(i)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(ii)	upon written request by the Facility Agent or a Finance Party supply certified copies to the Facility Agent of,

any Authorisation required under any law or regulation of a Relevant Jurisdiction to:

(A)	enable it to perform its obligations under the Finance Documents;

(B)	ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document (subject to perfection requirements); and

(C)	carry on its business where failure to do so has or is reasonably likely to have a Material Adverse Effect.

(b)	Without limiting the foregoing, each Mining Company shall comply with the terms of its Social and Labour Plan and its Mining Work Programme at all times, where failure to do so has or is reasonably likely to have a Material Adverse Effect.

(c)	For the purposes of this clause "perfection requirements" means the making or the procuring of the appropriate registrations, filings, endorsements, notarisations, stampings and/or notifications required in order to perfect any Security created or expressed to be created pursuant to the Transaction Security Documents.

21.2	Compliance with laws

Each Obligor shall comply in all respects with all laws to which it may be subject (including, without limitation, the Mining Laws) if failure to comply:

(a)	would impair its ability to perform its obligations under the Finance Documents to which it is a party; or

(b)	has or is reasonably likely to have a Material Adverse Effect.

21.3	Environmental compliance

Each Group Company shall:

(a)	comply with all Environmental Laws;

(b)	obtain, maintain and ensure compliance with all Environmental Permits;

(c)	take all reasonable steps in anticipation of known or published future changes to, or obligations under, Environmental Laws and/or its Environmental Permits; and

(d)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law.

21.4	Environmental Claims

Each Group Company (through the Obligors' Agent) shall, promptly (and in any event within three Business Days) upon becoming aware of the same, inform the Facility Agent in writing of:

(a)	any Environmental Claim against any Group Company which is current, pending or threatened; and

(b)	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against any Group Company.

21.5	Other Environmental undertakings

(a)	The Obligor's Agent shall:

(i)	supply to the Facility Agent (in sufficient copies for all the Lenders, if the Facility Agent so requests) periodic reports, which shall be delivered as regularly as the Facility Agent (on behalf of the Lenders or any of them) may request if a Default is continuing, which shall be prepared by an independent qualified and experienced expert approved by the Facility Agent (the "Environmental and Social Report") concerning compliance by each Group Company with all Environmental Laws, in each case in form and substance reasonably satisfactory to the Facility Agent;

(ii)	promptly upon becoming aware of them, and in any event within three Business Days following the occurrence thereof, provide the Facility Agent with notice of any event or circumstance which constitutes, or might reasonably be expected to constitute, a material environmental spill or accident or social claim at the operations of any Group Company;

(iii)	within 30 days of the earlier of the Facility Agent giving notice to the Obligors' Agent and any Obligor becoming aware of the relevant breach:

(A)	notify the Facility Agent of any breach by an Obligor of an Environmental undertaking contained in this Agreement; and

(B)	provide the Facility Agent with a detailed report as to the action being taken, or proposed to be taken, in order to remedy such breach.

(b)	If at any time any Group Company's environmental rehabilitation and closure cost reserves are not fully guaranteed, the Obligors shall within 30 days of the earlier of:

(i)	the Facility Agent giving notice to the Obligors' Agent; and

(ii)	any Obligor becoming aware of the failure to comply,

(or such later date as may be agreed in writing by the Facility Agent) procure the provision of sufficient top-up guarantees in respect of the environmental rehabilitation and closure cost reserves such that all environmental rehabilitation and closure cost reserves are fully guaranteed to the extent required by law or regulation or by the Facility Agent.

21.6	Anti-corruption laws

(a)	No Obligor shall (and the Parent shall ensure that no other Group Company will) directly or indirectly engage in any activity or conduct which would violate any applicable anti-corruption or, in any material respect, anti-money laundering laws or regulations (including the Prevention and Combatting of Corrupt Activities Act, 2004, U.K. Bribery Act 2010 and the United States Foreign Corrupt Practices Act of 1977).

(b)	Each Obligor shall (and the Parent shall ensure each other Group Company will) institute and maintain policies and procedures reasonably designed to promote and achieve compliance with any applicable anti-corruption or anti-money laundering laws or regulations.

(c)	No Obligor shall (and the Parent shall ensure that no other Group Company will) directly or indirectly use the proceeds of the Facilities or lend, contribute or otherwise make available such proceeds to any Group Company or other person or entity for the purpose of financing or facilitating any activity that would violate applicable anti-corruption or, in any material respect, anti-money laundering laws and regulations.

21.7	Sanctions

(a)	No Obligor shall (and the Parent shall ensure that no other Group Company will):

(i)	contravene any Sanctions; or

(ii)	participate in a Sanctioned Transaction in any manner.

(b)	Each Obligor shall (and the Parent shall ensure that each other Group Company will) maintain policies and procedures designed to promote and achieve compliance with applicable Sanctions.

(c)	No Obligor shall (and the Parent shall ensure that no other Group Company will) use the proceeds of the Facilities or lend, contribute or otherwise make available such proceeds to any Group Company or other person or entity for the purpose of financing or facilitating any activity that, at the time of such financing or facilitation, would be impermissible under any Sanctions.

21.8	Taxation

(a)	Each Obligor shall pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(i)	such payment is being contested in good faith;

(ii)	adequate reserves are being maintained for those Taxes (and the costs required to contest them) which have been disclosed in its latest financial statements delivered to the Facility Agent under clause 19.2 (Financial statements); and

(iii)	such payment can be lawfully withheld and failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect.

(b)	No Obligor may change its residence for Tax purposes without the prior written consent of the Facility Agent.

21.9	Merger

No Obligor shall enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction other than:

(a)	any sale, lease, transfer or other disposal permitted pursuant to clause 21.16 (Disposals);

(b)	a Permitted Reorganisation; or

(c)	with the prior written consent of the Facility Agent.

21.10	Change of business

Each Obligor shall procure that no substantial change is made to the general nature of its business from that carried on at the Signature Date.

21.11	Acquisitions

(a)	Except as permitted under clause 21.11(b), no Obligor (other than the Parent and Orkid) shall:

(i)	acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them); or

(ii)	incorporate a company.

(b)	Clause 21.11(a) does not apply to an acquisition of a company, of shares, securities or a business or undertaking (or, in each case, any interest in any of them) or the incorporation of a company pursuant to a Permitted Acquisition.

21.12	Joint ventures

Except with the prior written consent of the Facility Agent, no Obligor (other than the Parent and Orkid) shall:

(a)	enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any Joint Venture; or

(b)	transfer any assets or lend to or guarantee or give an indemnity for or give Security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to do any of the foregoing).

21.13	Preservation of assets

Each Obligor shall maintain in good working order and condition (ordinary wear and tear excepted) all of its assets necessary or desirable in the conduct of its business.

21.14	Pari passu ranking

Each Obligor shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

21.15	Negative pledge

(a)	In this clause 21.15, "Quasi-Security" means an arrangement or transaction described in clause 21.15(b)(ii).

(b)	Except as permitted under clause 21.15(c):

(i)	no Obligor shall create or permit to subsist any Security over any of its assets; and

(ii)	no Obligor shall:

(A)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other Group Company;

(B)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(C)	enter into or permit to subsist any title retention arrangement;

(D)	enter into or permit to subsist any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(E)	enter into or permit to subsist any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Clause 21.15(b) does not apply to any Security or (as the case may be) Quasi-Security which is a Permitted Encumbrance.

21.16	Disposals

(a)	Except as permitted under clause 21.16(b), no Obligor shall enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)	Clause 21.16(a) does not apply to any sale, lease, transfer or other disposal which is a Permitted Disposal.

21.17	Arm's length basis

No Obligor shall enter into any transaction with any person except on arm's length terms and for full market value.

21.18	Loans or credit

(a)	Except as permitted under clause 21.18(b), no Obligor shall be a creditor in respect of any Financial Indebtedness.

(b)	Clause 21.18(a) does not apply to any Permitted Loans.

21.19	No guarantees or indemnities

(a)	Except as permitted under clause 21.19(b), no Obligor shall incur or allow to remain outstanding any guarantee or indemnity in respect of any obligation of any person.

(b)	Clause 21.19(a) does not apply to any guarantee or indemnity which constitutes Permitted Financial Indebtedness.

21.20	Dividends and share redemption

(a)	Except as permitted under clause 21.20(b), no Obligor (other than the Parent and/or Orkid) shall declare, make or pay any Distribution (whether in cash or in kind).

(b)	Clause 21.20(a) does not apply to a Permitted Distribution.

21.21	Shareholder Loans

(a)	Except as permitted under clause 21.21(b), no Obligor (other than the Parent and/or Orkid) shall:

(i)	repay or prepay any principal amount (or capitalised interest) outstanding under any Shareholder Loan;

(ii)	pay any interest, fee or charge accrued or due under any Shareholder Loan; or

(iii)	purchase, redeem, defease or discharge any Shareholder Loan.

(b)	Clause 21.21(a) does not apply to a Permitted Distribution or a Permitted Management Company Payment.

21.22	Financial Indebtedness

(a)	Except as permitted under clause 21.22(b), no Obligor shall incur or allow to remain outstanding any Financial Indebtedness.

(b)	Clause 21.22(a) does not apply to Financial Indebtedness which is Permitted Financial Indebtedness.

21.23	Share capital

No Encumbered Subsidiary shall issue any shares except pursuant to a Permitted Share Issue.

21.24	Insurance

(a)	Each Obligor shall:

(i)	maintain Insurances on and in relation to its business and assets against those risks and to the extent as is usual for companies carrying on the same or substantially similar business;

(ii)	ensure that all Insurances are placed with reputable independent insurance companies or underwriters;

(iii)	ensure that it is free to cede by way of security all amounts payable to it under each of its Insurances and all its rights in connection with those amounts in favour of the Security SPV or the Finance Parties;

(iv)	promptly pay (or procure payment of) all premiums and do anything which is necessary to keep each of its Insurances in full force and effect; and

(v)	not do or allow anything to be done which may (and promptly notify the Facility Agent of any event or circumstance which does or is reasonably likely to) entitle any insurer in respect of any of its Insurances to repudiate, rescind or cancel such Insurances or to treat such Insurances as avoided in whole or in part or otherwise decline any valid claim under such Insurances by or on behalf of any Obligor.

(b)	Except as otherwise required under a Finance Document, each Obligor shall apply the proceeds of an Insurance claim in repairing, replacing, restoring or rebuilding the assets, the damage or destruction of which gave rise to that claim.

21.25	Access

Each Obligor shall permit the Facility Agent and/or accountants or other professional advisers and contractors of the Facility Agent free access at all reasonable times and on reasonable notice at the risk and cost of the Obligor to:

(a)	the premises, assets, books, accounts and records of each Obligor; and

(b)	meet and discuss matters with senior management of that Obligor.

21.26	Intellectual Property

Each Obligor shall:

(a)	preserve and maintain the subsistence and validity of the Intellectual Property necessary for the business of that Obligor;

(b)	use reasonable endeavours to prevent any infringement in any material respect of the Intellectual Property of that Obligor;

(c)	make registrations and pay all registration fees and taxes necessary to maintain the Intellectual Property of that Obligor in full force and effect and record its interest in that Intellectual Property;

(d)	not use or permit the Intellectual Property of that Obligor to be used in a way or take any step or omit to take any step in respect of that Intellectual Property which may materially and adversely affect the existence or value of the Intellectual Property or imperil the right of any Group Company to use such property; and

(e)	not discontinue the use of the Intellectual Property of that Obligor,

where failure to do so, in the case of clauses 21.26(a) and 21.26(b), or, in the case of clauses 21.26(d) and 21.26(e), such use, permission to use, omission or discontinuation, is reasonably likely to have a Material Adverse Effect.

21.27	Financial assistance

Each Obligor shall comply in all respects with sections 44, 45 and 46 of the Companies Act and any equivalent legislation in other jurisdictions in relation to any borrowing, guarantee and/or indemnity, and the granting of any Transaction Security, under the Finance Documents.

21.28	Treasury Transactions

No Obligor shall enter into any Treasury Transaction, other than Permitted Treasury Transactions.

21.29	Hedging Agreements

(a)	The Borrower shall only enter into and maintain Hedging Agreements in accordance with this clause 21.29.

(b)	The Borrower shall only be entitled to enter into a Hedging Agreement with an Eligible Hedging Counterparty who has become a Hedging Counterparty by delivering to the Facility Agent a duly completed and executed Hedging Accession Letter in accordance with clause 23.11 (Accession of Hedging Counterparties).

(c)	The Borrower shall be entitled to enter into hedging transactions with Hedging Counterparties to mitigate the Borrower's exposure to fluctuations in commodity prices or interest rates pursuant to the Hedging Agreements (each a "Hedging Transaction"), which are to be used solely as a risk management tool to protect the Borrower from fluctuations in commodity prices or interest rate financial markets.

(d)	The Borrower shall not be entitled to enter into Hedging Transactions for speculative purposes (including as a means of speculating on movements in the underlying financial markets).

(e)	Each Hedging Agreement shall be on the terms of the 2002 ISDA Master Agreement as published by the International Swaps and Derivatives Association Inc (ISDA), together with the schedule thereto and shall be in a form and substance satisfactory to the Facility Agent.

(f)	Each Hedging Transaction shall not be concluded on a credit linked or credit contingent basis.

(g)	Each Hedging Transaction shall be concluded in accordance with the relevant Hedging Policy.

21.30	Mining Rights and other approvals

Each Mining Company shall take, or procure the taking of, all reasonable steps within its control to:

(a)	amend the Borrower Mining Rights (or either one of them) to include or incorporate the Magazynskraal Mining Right Area into or under the area covered by the relevant Borrower Mining Right, which shall also include:

(i)	applying for, and obtaining, all necessary Environmental Permits required for the aforementioned amendment of the relevant Borrower Mining Right; and

(ii)	applying for, and obtaining, all necessary Water Use Licenses required to cover all water uses that will take place in the areas(s) contemplated in the aforementioned amendment of the relevant Borrower Mining Right; and

(b)	ensure that the amendments to the Water Use Licences of the Borrower and IBMR (pursuant to the applications referred to in clause 8 of schedule 2 (Conditions precedent)) are on terms which permit the Borrower (and IBMR, to the extent applicable) to conduct its business and operations lawfully and as they are being conducted.

21.31	Tailings

Each Mining Company shall ensure at all times that it has made adequate provision for disposing of, depositing or storing any Tailings in accordance with all applicable laws and that it obtains and maintains all necessary Authorisations for the manner in which it disposes of, deposits and/or stores those Tailings and shall comply with the terms of those Authorisations.

21.32	Further assurance

(a)	Each Obligor shall promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Facility Agent may reasonably specify (and in such form as the Facility Agent may reasonably require in favour of the Security SPV, the Finance Parties or their nominee(s)):

(i)	to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, notarial bond, cession, pledge, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Facility Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law;

(ii)	to confer on the Facility Agent or confer on the Finance Parties Security over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Transaction Security Documents; and/or

(iii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

(b)	If, after the CP Satisfaction Date, the Borrower acquires or is granted any further mining rights in South Africa (other than the Mining Rights), it shall execute and deliver to the Facility Agent, within 20 Business Days of that acquisition, such further or additional Transaction Security Documents, in a form and in substance satisfactory to the Facility Agent, as the Facility Agent may require for lodgement to create effective first-ranking Transaction Security in favour of a Lender, the Security SPV or the Finance Parties (as the Facility Agent may require) over those mining rights.

(c)	Each Mining Company shall, simultaneously with the registration of any new, further or additional immovable property acquired by it in its name:

(i)	execute a first ranking continuing covering mortgage bond over such immovable property and take all reasonable steps within its control (including lodging all necessary documentation) to register that first ranking continuing covering mortgage bond with the relevant deeds registry in favour of the Finance Parties or (in the case of any immovable properties situated outside South Africa) execute such appropriate form of Transaction Security Documents to grant first ranking security over such immovable property in favour of the Finance Parties, and take all reasonable steps within its control (including lodging all necessary documentation) to execute and grant such first ranking Security;

(ii)	register that Security with the appropriate governmental authority or registry in the Relevant Jurisdiction;

(iii)	if requested by the Facility Agent (acting reasonably), execute a power of attorney in favour of the Facility Agent or any other Finance Party for the purpose of registering the Security contemplated above; and

(iv)	if requested by the Facility Agent (acting reasonably), deliver to the Facility Agent such evidence that the Facility Agent shall require (A) of the due execution of any mortgage bond or other Security Document described above, and (B) demonstrate that such Mining Company has taken all steps within its control to register the Security created thereunder together with a legal opinion relating to the validity and enforceability of such Security satisfactory to the Facility Agent (acting reasonably), and the amount secured by any Security created pursuant to paragraph (i) shall be the aggregate of the Total Commitments and the amount advanced under the Stream Agreements plus a sum of 25% (twenty five per cent) thereof in respect of interest, costs and expenses secured by such mortgage bond or other Security.

(d)	Each Obligor shall take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security SPV or the Finance Parties by or pursuant to the Finance Documents.

21.33	Registration of Security

(a)	The Obligors shall ensure that all Registered Transaction Security Documents (with the exception of the Borrower Mining Right Mortgage Bonds) are lodged for registration and registered in the relevant deeds registries within 60 days of the CP Satisfaction Date.

(b)	The Borrower shall ensure that the Borrower Mining Right Mortgage Bond contemplated in paragraph (a) of the definition of "Mining Right Mortgage Bonds" are registered in the MPTRO within 90 days of the CP Satisfaction Date.

(c)	The Borrower shall ensure that a Mining Right Mortgage Bond is registered over any other Mining Right issued after the CP Satisfaction Date within 90 days of the issue of such Mining Right.

21.34	Constitutional documents

Each Obligor shall ensure that no change is made to its Constitutional Documents where that change has or might reasonably be expected to have a Material Adverse Effect.

21.35	Empowerment status

No Mining Company shall, while the Empowerment Requirements are applicable to it, do or permit anything to be done, directly or indirectly, which would result in it failing to comply with the Empowerment Requirements or it failing to maintain its Empowerment Status.

21.36	Auditors

No Obligor shall change its Auditors (unless the replacement Auditors are one of Deloitte, EY, KPMG or PricewaterhouseCoopers), except with the prior consent of the Facility Agent.

21.37	Material Contracts

(a)	No Obligor shall (and the Obligors' Agent shall procure that no other Group Company shall) agree to any amendment, variation, waiver, termination, cancellation, rescission or novation of any Material Contract without the prior written consent of the Facility Agent, acting reasonably (unless, in the case of a variation or amendment, any such amendment or variation is not material (including any administrative, corrective or non-technical amendment or variation) or a Permitted Variation).

(b)	Each Obligor shall duly perform all of its obligations under each Material Contract (including each agreement in respect of which Transaction Security has been granted) to which it is party and shall notify the Facility Agent of any material default by it or any other party under any such Material Contract.

21.38	Use of Facilities

The Borrower shall not use the Facilities for any purpose other than the purposes referred to in clause 3.1 (Purpose) and in particular, the Borrower shall not use the Facilities for the purposes of making, declaring or paying any Distribution.

21.39	Security over specified moveable assets

(a)	Each Mining Company shall, simultaneously with or, if, in the opinion of that Mining Company, it is not reasonably practicable to register simultaneously with the acquisition, within 30 days of acquisition by it of any moveable assets capable of being secured specially in terms of section 1 of the Security by Means of Moveable Property Act acquired by it in its name, lodge for registration at the relevant Deeds Registry of South Africa (in the case of moveable properties situated in South Africa) or such other appropriate governmental authority in any Relevant Jurisdiction (in the case of moveable properties situated outside South Africa):

(i)	(in the case of any moveable properties situated in South Africa) execute a first ranking special notarial covering bond in a form acceptable to the Facility Agent over such moveable assets and take all reasonable steps within its control (including lodging all necessary documentation) to register that first ranking special notarial covering bond with the relevant Deeds Registry of South Africa in favour of the Finance Parties or Security SPV or (in the case of any moveable properties situated outside South Africa) execute such appropriate form of Transaction Security Documents to grant first ranking security over such moveable assets in favour of the Finance Parties or the Security SPV, and take all reasonable steps within its control (including lodging all necessary documentation) to register that Security with the appropriate governmental authority in the Relevant Jurisdiction;

(ii)	if requested by the Facility Agent, execute a power of attorney in favour of the Finance Parties or the Security SPV or such other person designated by the Facility Agent for the purpose of registering the Security created under clause 21.39(a); and

(iii)	if requested by the Facility Agent, deliver to the Facility Agent such evidence that the Facility Agent shall require of the due execution of any special notarial covering bond or other Transaction Security.

(b)	If requested by the Facility Agent, each Mining Company shall provide any and all documentation described in paragraphs 21.39(a)(i) and 21.39(a)(ii) to demonstrate that that Mining Company has taken all steps within its control to register the Security created thereunder together with a legal opinion satisfactory to the Facility Agent (acting reasonably).

21.40	Accounts Undertaking

Each Mining Company shall maintain those bank accounts which it holds at the Signature Date and the CP Satisfaction Date with the banks or financial institutions with whom it holds those accounts and shall not open or establish any new bank accounts without the prior written consent of the Facility Agent, acting reasonably.

21.41	Conditions Subsequent

(a)	On or before the first Utilisation Date, the Borrower must have received at least USD100,000,000 (one hundred million Dollars) (or the ZAR equivalent thereof) from:

(i)	the proceeds of the Parent IPO; and/or

(ii)	the proceeds of the Stream Agreements.

(b)	The Obligors' Agent shall deliver to the Facility Agent within:

(i)	four Months of the CP Satisfaction Date (or such longer period as the Facility Agent may agree in writing), evidence to the satisfaction of the Facility Agent that an application has been submitted in terms of Chapter 5 of the Environmental Impact Assessment Regulations to amend the Borrower Mining Right environmental impact assessment report to cover the extended Borrower’s Mining Area; and

(ii)	12 Months of the CP Satisfaction Date (or such longer period as the Facility Agent may agree in writing), evidence to the satisfaction of the Facility Agent that the Rezoning Application has been granted or approved.

22.	Events of Default

Each of the events or circumstances set out in this clause 22 is an Event of Default (save for clause 22.18 (Acceleration)).

22.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless its failure to pay is caused by:

(a)	administrative or technical error; or

(b)	a Disruption Event,

and payment is made within three Business Days of its due date.

22.2	Financial covenants and other obligations

(a)	Any Financial Covenant or any requirement of clause 20 (Financial Covenants) is breached or not satisfied.

(b)	An Obligor does not comply with any provision of any Transaction Security Document.

22.3	Other obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in clause 22.1 (Non-payment) and clause 22.2 (Financial covenants and other obligations)).

(b)	No Event of Default under clause 22.3(a) will occur if the failure to comply is capable of remedy and is remedied within 10 Business Days of the earlier of:

(i)	the Facility Agent giving notice to the Obligors' Agent; and

(ii)	any Obligor becoming aware of the failure to comply.

22.4	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made unless the factual circumstances giving rise to any such misrepresentation are capable of remedy and are remedied within 10 Business Days of the earlier of:

(a)	the Facility Agent giving notice to the Obligors' Agent; and

(b)	any Obligor becoming aware of the incorrect representation, statement or misrepresentation.

22.5	Cross default

(a)	Any Financial Indebtedness of any Obligor is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any Obligor is cancelled or suspended by a creditor of any Obligor as a result of an event of default (however described).

(d)	Any creditor of any Obligor becomes entitled to declare any Financial Indebtedness of any Obligor due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	An event of default (howsoever described) occurs under any Stream Agreement or Management Company Agreement.

(f)	No Event of Default will occur under clauses 22.5(a) to 22.5(d) in relation to an Obligor if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within clauses 22.5(a) to 22.5(d) is less than ZAR50,000,000 (fifty million Rand) (or its equivalent in any other currency or currencies).

22.6	Insolvency

(a)	A Material Person:

(i)	is or is deemed by any authority or legislation to be unable or admits inability to pay its debts as they fall due;

(ii)	is deemed to, or is declared to, be unable to pay its debts under applicable law;

(iii)	suspends making payments on any of its debts; or

(iv)	by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness.

(b)	A Material Person is or is deemed by any authority or legislation to be "financially distressed" (as defined in the Companies Act).

(c)	The value of the assets of any Material Person is less than its liabilities (taking into account contingent and prospective liabilities).

(d)	A moratorium is declared in respect of any indebtedness of any Material Person. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

(e)	No Event of Default will occur under clauses 22.6(a) to 22.6(d) in relation to any Material Person (that is not a member of the Group), where:

(i)	the Material Contract to which that Material Person is a party, is replaced and entered into with a new counterparty within 45 days from such event having occurred, on market related terms or on terms which are not prejudicial to the relevant member of the Group;

(ii)	any such replacement will not result in, or is not reasonably likely to result in, a Material Adverse Effect; and

(iii)	the Facility Agent is satisfied, that any such replacement contract is designated as a Material Contract for purposes of this Agreement and is subject to the Transaction Security.

22.7	Insolvency and business rescue proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, liquidation, winding-up, dissolution, administration, judicial management, business rescue or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Material Person, other than a solvent liquidation or reorganisation of any Material Person (other than an Obligor or any person referred to in paragraph (c) of the definition of "Material Person");

(ii)	a composition, compromise, assignment or arrangement with any creditor of any Material Person;

(iii)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager, judicial manager, business rescue practitioner or other similar officer in respect of any Material Person or any of its assets; or

(iv)	enforcement of any Security over any assets of any Material Person,

or any analogous procedure or step is taken in any jurisdiction. This clause 22.7(a) shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 14 days of commencement.

(b)	A meeting is proposed or convened by the directors of any Material Person, a resolution is proposed or passed, application is made or an order is applied for or granted, to authorise the entry into or implementation of any business rescue proceedings (or any similar proceedings) in respect of any Material Person or any analogous procedure or step is taken in any jurisdiction.

(c)	No Event of Default will occur under clauses 22.7(a) and 22.7(b):

(i)	if the Obligors' Agent (or any other Obligor) demonstrates to the Facility Agent's satisfaction that the winding-up, dissolution, administration, judicial management, business rescue or reorganisation proceedings are frivolous and vexatious and such proceedings are dismissed within 60 (sixty) days of the date of commencement thereof; or

(ii)	in relation to any Material Person (that is not a member of the Group), where:

(A)	the Material Contract to which that Material Person is a party, is replaced and entered into with a new counterparty within 45 days from such event having occurred, on market related terms or on terms which are not prejudicial to the relevant member of the Group;

(B)	any such replacement will not result in, or is not reasonably likely to result in, a Material Adverse Effect; and

(C)	the Facility Agent is satisfied, that any such replacement contract is designated as a Material Contract for purposes of this Agreement and is subject to the Transaction Security.

22.8	Creditors' process

Any attachment, sequestration, implementation of any business rescue plan, distress or execution affects any asset or assets of an Obligor and is not discharged or set aside within 14 days.

22.9	Failure to comply with court judgment or arbitral award

Any Obligor fails to comply with or pay by the required time any sum due from it under any final judgment or any material final order made or given by a court or arbitral tribunal or other arbitral body, in each case of competent jurisdiction. For the purposes of this clause 22.9 (Failure to comply with court judgment or arbitral award), a "final judgment" or "material final order" shall be any judgement for the payment of a sum of money in excess of ZAR50,000,000 (fifty million Rand) (or its equivalent in any other currency or currencies) or any judgement that results in expenditure by such Obligor for purposes of discharging such judgement in excess of ZAR50,000,000 (fifty million Rand) (or its equivalent in any other currency or currencies).

22.10	Unlawfulness and invalidity

(a)	It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents or any Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be effective.

(b)	Any obligation or obligations of any Obligor under any Finance Documents are not or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

(c)	Any Finance Document or Material Contract ceases to be in full force and effect prior to its scheduled date of expiry or any Transaction Security ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective.

22.11	Repudiation of agreements

An Obligor (or any other relevant party) repudiates or purports to repudiate a Finance Document, a Material Contract or any of the Transaction Security or evidences an intention to repudiate a Finance Document, Material Contract or any Transaction Security, or any Finance Document, Material Contract or Transaction Security is declared to be or is otherwise unenforceable against an Obligor by a court of the jurisdiction of incorporation of the relevant Obligor.

22.12	Audit qualification

The Auditors of an Obligor qualify the Annual Financial Statements of that Obligor.

22.13	Litigation

(a)	Any litigation, arbitration, administrative, governmental, regulatory or other investigation, proceeding or dispute is commenced or threatened:

(i)	in relation to the Finance Documents or the Material Contracts or the transactions contemplated in the Finance Documents or the Material Contracts; or

(ii)	otherwise against any Group Company or its assets (or against the directors of any Group Company),

which (in each case) is reasonably likely to be adversely determined and, if adversely determined, will have or is reasonably likely to have a Material Adverse Effect.

(b)	No Event of Default will occur under clause 22.13(a) if the Obligors' Agent (or any other Obligor) demonstrates to the Facility Agent's satisfaction that the litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or enquiry is frivolous and vexatious and such litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or enquiry are dismissed within 60 (sixty) days of the date of commencement thereof.

22.14	Authorisations

Any Authorisation:

(a)	ceases to be in full force and effect;

(b)	is revoked by a court or regulatory authority with final authority with no leave to appeal under any applicable law; or

(c)	is terminated or suspended,

unless such authorisation:

(i)	has been replaced by another authorisation within 60 days of such event occurring; or

(ii)	is not required for the purposes of the conduct of the business of the Group or the relevant Obligor.

22.15	Enforcement Action

Any governmental authority or authorised person under applicable law takes any action to stop, halt or suspend the operations of a Mining Company, or cancel or suspend the provisions of any Mining Right or other Authorisation issued to a Mining Company, including (but not limited to):

(a)	any action (including the issuing of a notice or directive) pursuant to section 47 or section 93 of the MPRDA;

(b)	any action pursuant to section 155 of the National Water Act; and/or

(c)	any action (including the issuing of a compliance notice or stop order) pursuant to NEMA,

and the relevant Mining Company has failed to remedy, discharge or dismiss such action within:

(i)	any remedy period permitted by law or specified in the relevant notice; and

(ii)	if no such period is specified, 14 days of the relevant event (or such later date as may be agreed by the Facility Agent in writing) (which gave rise to such action) having occurred.

22.16	Cessation of Business

Any Obligor ceases to carry on operations or its business and/or abandons a material part of its operations or business.

22.17	Material Adverse Effect

Any event or circumstance occurs which the Majority Lenders reasonably believe has or is reasonably likely to have a Material Adverse Effect.

22.18	Acceleration

Subject to the terms of the Intercreditor Agreement, on and at any time after the occurrence of an Event of Default which is continuing, the Facility Agent may, by notice to the Obligors' Agent:

(a)	cancel all or any part of the Total Commitments whereupon they shall immediately be cancelled;

(b)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

(c)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Facility Agent on the instructions of the Lenders;

(d)	take all steps which the Facility Agent considers desirable to enforce the Transaction Security, including without limitation, issuing a demand under the Security SPV Guarantee to the Security SPV; and/or

(e)	exercise or direct the Security SPV or any other party to exercise of any or all of the rights, remedies, powers or discretions arising under the Finance Documents.

23.	Changes to the Lenders

23.1	Cession and Delegation by the Lenders

(a)	Subject to clause 23.2 (Consent of Obligors' Agent to Transfer by the Lenders), clause 23.3 (New Lender to Become Bound) and clause 24 (Restriction on Debt Purchase Transactions), any Lender (the "Existing Lender") may cede any of its rights or delegate any of its obligations (each a Transfer), under this Agreement and any corresponding rights or obligations under any other Finance Document to another bank or financial institution, any one of whom shall be a new lender (the "New Lender").

(b)	If:

(i)	a Lender Transfers any of its rights or obligations under the Finance Documents; and

(ii)	as a result of circumstances existing at the date of the Transfer, an Obligor would be obliged to make a payment to the New Lender under clause 12 (Tax Gross up and Indemnities) or clause 13 (Increased Costs), then the New Lender is only entitled to receive payment under those clauses to the same extent as the Existing Lender would have been if the Transfer had not occurred.

(c)	The Obligors shall not be liable for any cost or expense in relation to a cession or delegation contemplated in this clause 23.1.

23.2	Consent of Obligors' Agent to Transfer by the Lenders

(a)	The consent of the Obligors' Agent is required for any Transfer by an Existing Lender, unless the Transfer is:

(i)	to:

(A)	a Permitted Transferee;

(B)	another Lender; or

(C)	an Affiliate of a Lender; or

(ii)	made at a time when a Default is continuing.

(b)	The consent of the Obligors' Agent to a Transfer may not be unreasonably withheld or delayed. The Obligors' Agent will be deemed to have given its consent 10 Business Days after the Existing Lender has requested it unless consent is expressly refused by the Obligors' Agent within that time.

23.3	New Lender to Become Bound

In the event an Existing Lender makes a Transfer as contemplated under clause 23.1(a), the Existing Lender shall procure that the New Lender agrees to become bound by all the terms and conditions of this Agreement and the other Finance Documents to which the Existing Lender is a party.

23.4	Limitation of Responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document, and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this clause 23.4; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

23.5	Disclosure of Information

A Lender may disclose to any of its Affiliates and/or any other person:

(a)	to (or through) whom that the Lender cedes, assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under the Finance Documents;

(b)	with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Finance Documents or any Obligor; or

(c)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

any information about an Obligor, the Group and the Finance Documents as that Lender shall consider appropriate if, in relation to clauses 23.5(a) and 23.5(b), the person to whom the information is to be given has agreed to maintain such information as confidential information and has executed a Confidentiality Undertaking.

23.6	Notification

A Lender proposing to effect any cession, assignment or transfer occurring pursuant to this clause 23 shall give the Obligors' Agent and each other Finance Party 5 Business Days' prior written notice of any such proposed cession, assignment or transfer.

23.7	Additional Parties

Each of the Lenders appoints the Facility Agent to receive on its behalf each Accession Undertaking (Intercreditor), Hedging Accession Letter or Facility Accession Letter delivered to the Facility Agent and to accept and sign it if, in the Facility Agent's opinion, it is complete and appears on its face to be authentic and duly executed by the relevant acceding party and until accepted and signed by the Facility Agent that document shall not be effective.

23.8	Procedure for transfer

(a)	A Transfer is effected in accordance with clause 23.8(c) when the Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, subject to clause 23.8(b), as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Facility Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations that apply to it (if any) in relation to the transfer to such New Lender.

(c)	On the Transfer Date:

(i)	the Transfer shall take effect under the Finance Documents so that the rights and/or obligations which are the subject of the Transfer shall be ceded and delegated by the Existing Lender to the New Lender (being the "Transferred Rights and Obligations");

(ii)	each of the Obligors shall perform their obligations and exercise their rights in relation to the Transferred Rights and Obligations in favour of or against the New Lender, as the case may be;

(iii)	the Facility Agent, the Arranger, the Security SPV, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations comprising the Transferred Rights and Obligations;

(iv)	the Facility Agent, the Arranger, the Security SPV and the Existing Lender shall each be released from further obligations to each other under the Finance Documents to the extent of the Transferred Rights and Obligations; and

(v)	the New Lender shall become a Party as a "Lender".

23.9	Copy of Transfer Certificate to Obligors' Agent

The Facility Agent shall send to the Obligors' Agent a copy of each Transfer Certificate executed by it in accordance with clause 23.8(a) as soon as reasonably practicable after it has executed any such Transfer Certificate.

23.10	Security over Lenders' rights

In addition to the other rights provided to Lenders under this clause 23, each Lender may without consulting with or obtaining consent from any Obligor, at any time cede, delegate, register a bond or otherwise create Security in or over (whether by way of security or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any bond, cession, delegation or other Security to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any bond, cession, delegation or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such bond, cession, delegation or Security shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant bond, cession, delegation or Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

23.11	Accession of Hedging Counterparties

(a)	Pursuant to clause 21.29 (Hedging Agreements), an Eligible Hedging Counterparty shall become a Hedging Counterparty pursuant to the terms of this Agreement and the Intercreditor Agreement if that Eligible Hedging Counterparty delivers to the Facility Agent and the Obligors' Agent a duly completed and executed Hedging Accession Letter.

(b)	The Facility Agent shall send to the Obligors' Agent a copy of each duly executed Hedging Accession Letter as soon as reasonably practicable after it has received any such Hedging Accession Letter.

23.12	Accession of Original Facility B Lender or Original Further Facility Lender

(a)	An Original Facility B Lender or Original Further Facility Lender shall become a Facility B Lender or Further Facility Lender pursuant to the terms of this Agreement and the Intercreditor Agreement if that Original Facility B Lender or Original Further Facility Lender delivers to the Facility Agent and the Obligors' Agent:

(i)	a duly completed and executed Facility Accession Letter;

(ii)	a Facility B Agreement or Further Facility Agreement (as the case may be), in a form and substance satisfactory to the Facility Agent, duly executed by each of the parties thereto; and

(iii)	a duly completed and executed Accession Undertaking (Intercreditor).

(b)	The Facility Agent shall send to the Obligors' Agent a copy of each duly executed Facility Accession Letter as soon as reasonably practicable after it has received any such Facility Accession Letter.

24.	Restriction on Debt Purchase Transactions

24.1	Prohibition on Debt Purchase Transactions by the Group

No Obligor shall, and each Obligor shall procure that each other member of the Group shall not, enter into any Debt Purchase Transaction or be a Lender or a party to a Debt Purchase Transaction of the type referred to in the definition of "Debt Purchase Transaction", without the prior written consent of the Facility Agent.

24.2	Disenfranchisement of members of the Group

(a)	For so long as a member of the Group:

(i)	beneficially owns a Commitment; or

(ii)	has entered into a sub participation agreement relating to a Commitment or other agreement or arrangement having a substantially similar economic effect and such agreement or arrangement has not been terminated, in ascertaining:

(A)	the Lenders; or

(B)	whether:

(1)	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments; or

(2)	the agreement of any specified group of Lenders,

has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, such Commitment shall be deemed to be zero and such Group Company or the person with whom it has entered into such sub participation, other agreement or arrangement shall be deemed not to be a Lender for the purposes of clauses 24.2(a)(ii)(A)and 24.2(a)(ii)(B) (unless in the case of a person not being a Group Company it is a Lender by virtue otherwise than by beneficially owning the relevant Commitment).

(b)	Each Lender shall, unless such Debt Purchase Transaction is an assignment or transfer, promptly notify the Facility Agent in writing if it knowingly enters into a Debt Purchase Transaction with a Group Company (a "Notifiable Debt Purchase Transaction").

(c)	A Lender shall promptly notify the Facility Agent if a Notifiable Debt Purchase Transaction to which it is a party:

(i)	is terminated; or

(ii)	ceases to be with a Group Company.

(d)	Each Group Company that is a Lender agrees that:

(i)	in relation to any meeting or conference call to which all the Lenders are invited to attend or participate, it shall not attend or participate in the same if so requested by the Facility Agent or, unless the Facility Agent otherwise agrees, be entitled to receive the agenda or any minutes of the same; and

(ii)	in its capacity as Lender, unless the Facility Agent otherwise agrees, it shall not be entitled to receive any report or other document prepared at the behest of, or on the instructions of, the Facility Agent or one or more of the Lenders.

24.3	Group Company notification to other Lenders of Debt Purchase Transactions

Any Group Company which is or becomes a Lender and which enters into a Debt Purchase Transaction as a purchaser or a participant shall, by 5.00pm on the Business Day following the day on which it entered into that Debt Purchase Transaction, notify the Facility Agent of the extent of the Commitment(s) or amount outstanding to which that Debt Purchase Transaction relates. The Facility Agent shall promptly disclose such information to the Lenders.

25.	Changes to the Obligors

25.1	Cessions and delegations by Obligors

No Obligor may cede any of its rights or delegate any of its obligations under the Finance Documents without the prior written consent of the Facility Agent.

25.2	Additional Guarantors

(a)	Subject to compliance with the provisions of clauses 19.11(c) and 19.11(d), the Parent may request that any of its Subsidiaries becomes an Additional Guarantor in which event such Subsidiary shall grant the Transaction Security identified in part 2 of schedule 12 (Transaction Security) by no later than the date on which such Subsidiary becomes an Additional Guarantor.

(b)	A Subsidiary of the Parent nominated by the Parent pursuant to clause 25.2(a) shall become an Additional Guarantor if:

(i)	the Obligor's Agent delivers to the Facility Agent a duly completed and executed Accession Letter; and

(ii)	the Facility Agent has received all of the documents and other evidence listed in part 2 of schedule 2 (Conditions precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Facility Agent.

(c)	The Facility Agent shall notify the Parent and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in part 2 of schedule 2 (Conditions precedent).

(d)	Other than to the extent that the Lenders notify the Facility Agent in writing to the contrary before the Facility Agent gives the notification described in clause 25.2(c), the Lenders authorise (but do not require) the Facility Agent to give that notification. The Facility Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

25.3	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Additional Guarantor that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

25.4	Resignation of a Guarantor

(a)	The Parent may request that a Guarantor (other than the Borrower) ceases to be a Guarantor by delivering to the Facility Agent a Resignation Letter.

(b)	The Facility Agent shall accept a Resignation Letter and notify the Parent and the Lenders of its acceptance if:

(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Parent has confirmed this is the case);

(ii)	all the Lenders have consented to the Parent's request.

26.	Role of the Facility Agent and the Arranger

26.1	Appointment of the Facility Agent

(a)	Each of the Arranger and the Lenders appoints the Facility Agent to act as its Facility Agent under and in connection with the Finance Documents on the basis contemplated in this Agreement and the Intercreditor Agreement.

(b)	Each of the Arrangers and the Lenders authorises the Facility Agent to perform the duties, obligations and responsibilities and exercise the rights, powers, authorities and discretions specifically given to the Facility Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

26.2	Instructions

(a)	The Facility Agent shall:

(i)	unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Facility Agent in accordance with any instructions given to it by:

(A)	all Lenders, if the relevant Finance Document stipulates the matter is an all Lender decision;

(B)	the Majority Facility Lenders, if the relevant Facility Agreement stipulates the matter is a Majority Facility Lender decision; and

(C)	in all other cases, the Majority Lenders; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with clause 26.2(a)(i).

(b)	The Facility Agent shall be entitled to request instructions, or clarification of any instruction, from the Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Finance Party or group of Finance Parties, from that Finance Party or group of Finance Parties) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion. The Facility Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c)	Save in the case of decisions stipulated to be a matter for any other Finance Party or group of Finance Parties under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Facility Agent by the Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

(d)	The Facility Agent may refrain from acting in accordance with any instructions of any Finance Party or group of Finance Parties until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(e)	In the absence of instructions, the Facility Agent may act (or refrain from acting) as it considers to be in the best interest of the Finance Parties.

(f)	The Facility Agent is not authorised to act on behalf of a Finance Party (without first obtaining that Finance Party's consent) in any legal or arbitration proceedings relating to any Finance Document.

26.3	Duties of the Facility Agent

(a)	The Facility Agent's duties under the Finance Documents are solely mechanical and administrative in nature.

(b)	Subject to clause 26.2(c), the Facility Agent shall forward to a Party the original or a copy of any document which is delivered to the Facility Agent for that Party by any other Party as soon as reasonably practicable after having received that original or copy document as the case may be.

(c)	Clause 26.3(b) shall not apply to any Transfer Certificate.

(d)	Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)	If the Facility Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(f)	If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Facility Agent, the Security SPV or the Arranger) under this Agreement it shall promptly notify the other Finance Parties.

(g)	The Facility Agent is authorised to give instructions to the Security SPV in relation to the enforcement by the Security SPV of its rights and the performance of its obligations under the Finance Documents to which the Security SPV is a party.

(h)	The Facility Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

26.4	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

26.5	No fiduciary duties

(a)	Nothing in any Finance Document constitutes the Facility Agent or the Arranger as a trustee or fiduciary of any other person.

(b)	Neither the Facility Agent nor the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

26.6	Business with the Group

The Facility Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Group Company.

26.7	Rights and discretions

(a)	The Facility Agent may:

(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

(A)	any instructions received by it from the Lenders, any Lenders or any group of Finance Parties are duly given in accordance with the terms of the Finance Documents; and

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of clause 26.7(a)(ii)(A), may assume the truth and accuracy of that certificate.

(b)	The Facility Agent may assume (unless it has received notice to the contrary in its capacity as Facility Agent for the Lenders and/or the Arranger) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under clause 22.1 (Non-payment); and

(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and

(iii)	no Notifiable Debt Purchase Transaction:

(A)	has been entered into;

(B)	has been terminated; or

(C)	has ceased to be with a Group Company.

(c)	The Facility Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d)	Without prejudice to the generality of clause 26.7(c) or clause 26.7(e), the Facility Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Facility Agent (and so separate from any lawyers instructed by the Lenders) if the Facility Agent in its reasonable opinion deems this to be necessary.

(e)	The Facility Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Facility Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	The Facility Agent may act in relation to the Finance Documents through its officers, employees and Facility Agents.

(g)	Unless a Finance Document expressly provides otherwise the Facility Agent may disclose to any other Party any information it reasonably believes it has received as Facility Agent under this Agreement.

(h)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Facility Agent nor the Arranger is obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(i)	Notwithstanding any provision of any Finance Document to the contrary, the Facility Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

26.8	Responsibility for documentation

Neither the Facility Agent nor the Arranger is responsible or liable for:

(a)	the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Facility Agent, the Arranger, an Obligor or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

(c)	any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

26.9	No duty to monitor

The Facility Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

26.10	Exclusion of liability

(a)	Without limiting clause 26.10(b) (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Facility Agent or any Representative appointed by the Facility Agent), none of the Facility Agent nor any Representative appointed by the Facility Agent will be liable for:

(i)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct;

(ii)	exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Transaction Security, other than by reason of its gross negligence or wilful misconduct;

(iii)	any shortfall which arises on the enforcement or realisation of the Transaction Security; or

(iv)	without prejudice to the generality of clauses 26.10(a)(i) to 26.10(a)(iii), any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation, for negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)	No Party (other than the Facility Agent) may take any proceedings against any officer, employee or Facility Agent of the Facility Agent in respect of any claim it might have against the Facility Agent or in respect of any act or omission of any kind by that officer, employee or Facility Agent in relation to any Finance Document or any Finance Document and any officer, employee or Facility Agent of the Facility Agent may rely on this clause.

(c)	The Facility Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Facility Agent if the Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Facility Agent or the Arranger to carry out:

(i)	any "know your customer" or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender,

on behalf of any Finance Party and each Finance Party confirms to the Facility Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Facility Agent or the Arranger.

(e)	Without prejudice to any provision of any Finance Document excluding or limiting the Facility Agent's liability, any liability of the Facility Agent arising under or in connection with any Finance Document shall be limited to the amount of actual loss which has been suffered (as determined by reference to the date of default of the Facility Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Facility Agent at any time which increase the amount of that loss. In no event shall the Facility Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Facility Agent has been advised of the possibility of such loss or damages.

26.11	Finance Parties' indemnity to the Facility Agent

Each Finance Party shall (in proportion to its share of the Secured Obligations or, if the Secured Obligations are then zero, to its share of the Secured Obligations immediately prior to their reduction to zero) indemnify the Facility Agent, within three Business Days of demand, against, and pay to the Facility Agent, any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Facility Agent (otherwise than by reason of the Facility Agent's gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to clause 29.9 (Disruption to Payment Systems etc) notwithstanding the Facility Agent's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) in acting as Facility Agent under the Finance Documents (unless the Facility Agent has been reimbursed by an Obligor pursuant to a Finance Document).

26.12	Resignation of the Facility Agent

(a)	The Facility Agent may resign and appoint one of its Affiliates acting through an office in South Africa as successor by giving notice to the Finance Parties and the Obligors' Agent.

(b)	Alternatively the Facility Agent may resign by giving 30 days' notice to the Finance Parties and the Obligors' Agent, in which case the Lenders (after consultation with the Obligors' Agent) may appoint a successor Facility Agent.

(c)	If the Lenders have not appointed a successor Facility Agent in accordance with clause 26.12(b) within 30 days after notice of resignation was given, the retiring Facility Agent (after consultation with the Obligors' Agent) may appoint a successor Facility Agent (acting through an office in South Africa).

(d)	Subject to clause 26.12(e), the appointment of any successor or replacement Facility Agent will not require the consent of the Obligors' Agent, provided that such successor or replacement Facility Agent:

(i)	is an Affiliate of the resigning Facility Agent in accordance with clause 26.12(a);

(ii)	is a Lender at that time; or

(iii)	is one of the institutions listed in Part 1 or Part 2 of Schedule 10 (Permitted Transferees).

(e)	Without limiting the foregoing, the consent of the Obligors' Agent will not be required for the appointment of any successor or replacement Facility Agent if a Default or Event of Default is continuing.

(f)	The Obligors' Agent shall be entitled to request that the Lenders consider replacing any Facility Agent on good cause demonstrated. The Lenders shall consider such request, acting reasonably.

(g)	If the Facility Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as Facility Agent and the Facility Agent is entitled to appoint a successor Facility Agent under clause 26.12(c), the Facility Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Facility Agent to become a party to this Agreement as Facility Agent) agree with the proposed successor Facility Agent amendments to this clause 26.12 and any other term of this Agreement dealing with the rights or obligations of the Facility Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Facility Agent's normal fee rates and those amendments will bind the Parties.

(h)	The retiring Facility Agent shall make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as Facility Agent under the Finance Documents. The Obligors' Agent shall, within three Business Days of demand, reimburse the retiring Facility Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

(i)	The Facility Agent's resignation notice shall only take effect upon the appointment of a successor.

(j)	Upon the appointment of a successor, the retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under clause 26.12(h)) but shall remain entitled to the benefit of clause 14.3 (Indemnity to the Facility Agent and the Security SPV) and this clause 26 (and any agency fees for the account of the retiring Facility Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(k)	After consultation with the Obligors' Agent, the Lenders may, by notice to the Facility Agent, require it to resign in accordance with paragraph 26.12(b). In this event, the Facility Agent shall resign in accordance with paragraph 26.12(b).

26.13	Confidentiality

(a)	In acting as Facility Agent for the Finance Parties, the Facility Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Facility Agent, it may be treated as confidential to that division or department and the Facility Agent shall not be deemed to have notice of it.

26.14	Relationship with the Finance Parties

(a)	The Facility Agent may treat the person shown in its records as Finance Party at the opening of business (in the place of the Facility Agent's principal office as notified to the Finance Parties from time to time) as the Finance Party acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

(iii)	unless it has received not less than five Business Days' prior notice from that Finance Party to the contrary in accordance with the terms of this Agreement.

(b)	Each Finance Party shall supply the Facility Agent with any information that the Security SPV may reasonably specify (through the Facility Agent) as being necessary or desirable to enable the Security SPV to perform its functions as Security SPV.

(c)	Any Finance Party may by notice to the Facility Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Finance Party under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under clause 31.6 (Electronic communication)) electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Finance Party for the purposes of clause 31.2 (Addresses) and clause 31.6(a)(ii) and the Facility Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Finance Party.

26.15	Credit appraisal by the Finance Parties

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document and each Lender confirms to the Facility Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each Group Company;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(d)	the adequacy, accuracy or completeness of any information provided by the Facility Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Secured Property, the priority of any of the Transaction Security or the existence of any Security affecting the Secured Property.

26.16	Deduction from amounts payable by the Facility Agent

If any Party owes an amount to the Facility Agent under the Finance Documents the Facility Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Facility Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

26.17	Role of Reference Banks

(a)	No Reference Bank is under any obligation to provide a quotation or any other information to the Facility Agent.

(b)	No Reference Bank will be liable for any action taken by it under or in connection with any Finance Document, or for any Reference Bank Quotation, unless directly caused by its gross negligence or wilful misconduct.

(c)	No Party (other than the relevant Reference Bank) may take any proceedings against any officer, employee or Facility Agent of any Reference Bank in respect of any claim it might have against that Reference Bank or in respect of any act or omission of any kind by that officer, employee or Facility Agent in relation to any Finance Document, or to any Reference Bank Quotation, and any officer, employee or Facility Agent of each Reference Bank may rely on this clause 26.17 subject to clause 1.5 (Third party rights).

26.18	Third party Reference Banks

A Reference Bank which is not a Party may rely on clause 26.17 (Role of Reference Banks), clause 35.2(b) and clause 37 (Confidentiality of funding rates and reference bank quotation) subject to clause 1.5 (Third party rights).

27.	Conduct of Business by the Finance Parties

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

28.	Sharing among the Finance Parties

28.1	Payments to Finance Parties

If a Finance Party (a "Recovering Finance Party") receives or recovers any amount from an Obligor other than in accordance with clause 29 (Payment mechanics) (a "Recovered Amount") and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Facility Agent;

(b)	the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with clause 29 (Payment mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with clause 29.5 (Partial payments).

28.2	Redistribution of payments

The Facility Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the "Sharing Finance Parties") in accordance with clause 29.5 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

28.3	Recovering Finance Party's rights

(a)	On a distribution by the Facility Agent under clause 28.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under clause 28.3(a), the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

28.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Facility Agent, pay to the Facility Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the "Redistributed Amount"); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

28.5	Exceptions

(a)	This clause 28 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(c)	it notified that other Finance Party of the legal or arbitration proceedings; and

(d)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

29.	Payment mechanics

29.1	Payments to the Facility Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Facility Agent (unless a contrary indication appears in a Finance Document) in ZAR for value by no later than 12.00 (Johannesburg time) on the due date and in such funds specified by the Facility Agent by way of a funds flow schedule or otherwise.

(b)	Payment shall be made to such account in South Africa with such bank as the Facility Agent specifies.

29.2	Distributions by the Facility Agent

Each payment received by the Facility Agent under the Finance Documents for another Party shall, subject to clause 29.2 (Distributions by the Facility Agent) and clause 29.4 (Clawback and pre-funding) be made available by the Facility Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Facility Agent by not less than five Business Days' notice with a bank in South Africa in writing.

29.3	Distributions to an Obligor

The Facility Agent may (with the consent of the Obligor or in accordance with clause 30 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

29.4	Clawback and pre-funding

(a)	Where a sum is to be paid to the Facility Agent under the Finance Documents for another Party, the Facility Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	Unless clause 29.4(c) applies, if the Facility Agent pays an amount to another Party and it proves to be the case that the Facility Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Facility Agent shall on demand refund the same to the Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent, calculated by the Facility Agent to reflect its cost of funds.

(c)	If the Facility Agent has notified the Lenders that it is willing to make available amounts for the account of the Borrower before receiving funds from the Lenders then if and to the extent that the Facility Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to the Borrower:

(i)	the Facility Agent shall notify the Borrower of that Lender's identity and the Borrower to whom that sum was made available shall on demand refund it to the Facility Agent; and

(ii)	the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower, shall on demand pay to the Facility Agent the amount (as certified by the Facility Agent) which will indemnify the Facility Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

29.5	Partial payments

(a)	If the Facility Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Facility Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Facility Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fees, Break Costs or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Facility Agent shall, if so directed by the Lenders, vary the order set out in clauses 29.5(a)(ii) to 29.5(a)(iv).

(c)	Clauses 29.5(a) and 29.5(b) will override any appropriation made by an Obligor.

29.6	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

29.7	Business Days

(a)	Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

29.8	Currency of account

(a)	Subject to clauses 29.8(b) and 29.8(c), ZAR is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than ZAR shall be paid in that other currency.

29.9	Disruption to Payment Systems etc

(a)	If either the Facility Agent determines (in its reasonable discretion) that a Disruption Event has occurred or the Facility Agent is notified by the Obligors' Agent that a Disruption Event has occurred:

(i)	the Facility Agent may, and shall if requested to do so by the Obligors' Agent, consult with the Obligors' Agent with a view to agreeing with the Obligors' Agent such changes to the operation or administration of the Facilities as the Facility Agent may deem necessary in the circumstances;

(ii)	the Facility Agent shall not be obliged to consult with the Obligors' Agent in relation to any changes mentioned in clause 29.9(a)(i) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(iii)	the Facility Agent shall consult with the Finance Parties in relation to any changes mentioned in clause 29.9(a)(i) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(iv)	any such changes agreed upon by the Facility Agent and the Obligors' Agent shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of clause 35 (Amendments and waivers);

(v)	the Facility Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this clause 29.9; and

(b)	the Facility Agent shall notify the Finance Parties of all changes agreed pursuant to clause 29.9(a)(iv).

30.	Set-off

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

31.	Notices

31.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by email or letter.

31.2	Addresses

The address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Obligors (c/o the Obligors' Agent):

[***]

Attention: [***]

E-mail: [***]

(b)	in the case of Nedbank (in its capacity as Facility A Lender):

[***]

Attention: [***]

E-mail: [***];

(c)	in the case of the Security SPV:

[***]

Attention: The Managing Director
E-mail: [***]; and

(d)	in the case of any Additional Guarantor or New Lender that notified in writing to the Facility Agent on or prior to the date on which it becomes a Party,

or any substitute address or department or officer as the Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than five Business Days' notice.

31.3	Domicilia

(a)	Each of the Parties chooses its physical address provided under or in connection with clause 31.2 (Addresses) as its domicilium citandi et executandi at which documents in legal proceedings in connection with this Agreement or any other Finance Document may be served.

(b)	Any Party may by written notice to the other Parties change its domicilium from time to time to another address, not being a post office box or a poste restante, in South Africa, provided that any such change shall only be effective on the fourteenth day after deemed receipt of the notice by the other Parties pursuant to clause 31.4 (Delivery).

31.4	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective when received by the recipient and, unless the contrary is proved, shall be deemed to be received:

(i)	if delivered by hand, be deemed to have been received at the time of delivery; and

(ii)	if by way of courier service, be deemed to have been received on the seventh Business Day following the date of such sending; and

(iii)	if by way of email, in accordance with clause 31.6 (Electronic communication),

and if a particular department or officer is specified as part of its address details provided under clause 31.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Facility Agent or the Security SPV will be effective only when actually received by the Facility Agent or the Security SPV and then only if it is expressly marked for the attention of the department or officer identified with the Facility Agent's or Security SPV's signature below (or any substitute department or officer as the Facility Agent or the Security SPV shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Facility Agent.

(d)	Any communication or document made or delivered to the Obligors' Agent in accordance with this clause will be deemed to have been made or delivered to each of the Obligors.

(e)	Any communication or document which becomes effective, in accordance with clauses 31.4(a) to 31.4(d), after 5.00pm in the place of receipt shall be deemed only to become effective on the following day.

31.5	Notification of address

Promptly upon receipt of notification of an address or change of address pursuant to clause 31.2 (Addresses) or changing its own address, the Facility Agent shall notify the other Parties.

31.6	Electronic communication

(a)	Any communication to be made between any Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days' notice.

(b)	Any electronic communication as specified in clause 31.6(a) to be made between an Obligor and a Finance Party may only be made in that way to the extent that those Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication.

(c)	Any electronic communication as specified in clause 31.6(a) made between any two Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by a Party to the Facility Agent only if it is addressed in such a manner as the Facility Agent shall specify for this purpose.

(d)	Any electronic communication which becomes effective, in accordance with clause 31.6(c), after 5.00pm in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

(e)	Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this clause 31.6.

31.7	Use of websites

(a)	An Obligor may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the "Website Lenders") who accept this method of communication by posting this information onto an electronic website designated by that Obligor and the Facility Agent (the "Designated Website") if:

(i)	the Facility Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Obligors' Agent and the Facility Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Obligors' Agent and the Facility Agent.

(b)	If any Lender (a "Paper Form Lender") does not agree to the delivery of information electronically then the Facility Agent shall notify the Obligors' Agent accordingly and the Obligors' Agent shall at its own cost supply the information to the Facility Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Obligors' Agent shall at its own cost supply the Facility Agent with at least one copy in paper form of any information required to be provided by it.

(c)	The Facility Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Borrower and the Facility Agent.

(d)	The Obligors' Agent shall promptly upon becoming aware of its occurrence notify the Facility Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Obligors' Agent becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

(e)	If the Obligors' Agent notifies the Facility Agent under clause 31.7(d)(i) or clause 31.7(d)(v), all information to be provided by the Obligors' Agent under this Agreement after the date of that notice shall be supplied in paper form unless and until the Facility Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(f)	Any Website Lender may request, through the Facility Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Obligors' Agent shall at its own cost comply with any such request within 10 Business Days.

31.8	English language

(a)	Any notice or other document given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Facility Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

32.	Calculations and certificates

32.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

32.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, prima facie evidence of the matters to which it relates.

32.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 days (irrespective of whether the year in question is a leap year).

33.	Partial invalidity

If, at any time, any provision of a Finance Document is or becomes illegal, invalid, unenforceable or inoperable in any respect under any law of any jurisdiction, neither the legality, validity, enforceability or operation of the remaining provisions nor the legality, validity, enforceability or operation of such provision under the law of any other jurisdiction will in any way be affected or impaired. The term "inoperable" in this clause 33 shall include, without limitation, inoperable by way of suspension or cancellation.

34.	Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Finance Party, any right or remedy under a Finance Documents or other Document or other indulgence shall operate as a waiver, nor shall any single or partial exercise of any such right or remedy otherwise affect any of that Party's rights in terms of or arising from any Finance Document or estop such Party from enforcing, at any time and without notice, strict and punctual compliance with each and every provision or term of any Finance Document. No consent to any waiver or novation of a Party's rights in terms of or arising from any Finance Document shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

35.	Amendments and waivers

35.1	Required consents

(a)	Subject to clause 35.2 (Exceptions), clause 35.3 (Replacement of Screen Rate), any term of the Finance Documents (other than the Intercreditor Agreement) relating to a Facility or impacting such Facility at any time prior to the making of a decision to enforce against any of the Security, may be amended or waived only with the consent of the Lenders under such Facility and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this clause 35.

(c)	No amendment or waiver contemplated by this clause 35 shall be of any force or effect unless in writing and signed by or on behalf of the relevant Parties.

35.2	Exceptions

(a)	An amendment or waiver of any term of any Finance Document:

(i)	after a decision to enforce against Security has been taken in accordance with the Intercreditor Agreement; or

(ii)	that has the effect of changing or which relates to:

(A)	the definitions of Change of Control, Environment, Environmental Law, Environmental Permits, Lenders, Sanctioned Entity, Sanctioned Transaction, Sanctions, Sanctions Authority and Sanctions List in clause 1.1 (Definitions);

(B)	an increase in any Commitment or the Total Commitments, an extension of an Availability Period or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the relevant Facility;

(C)	a change to the Obligors other than in accordance with clause 25 Changes to the Obligors);

(D)	any provision which expressly requires the consent of all the Lenders;

(E)	any amendment to the Intercreditor Agreement, including the parties that are entitled to vote in respect of such decisions and the voting thresholds for making decisions;

(F)	the nature or scope of clause 1.6 (Finance Parties' rights and obligations), clause 3.1 (Purpose), clause 6.1 (Illegality) clause 6 (Mandatory Prepayment), clause 12.3 (Tax indemnity), clause 13 (Increased Costs), clause 14.2 (Environmental indemnity), 18.16 (Environmental compliance), clause 18.17 (Environmental laws), clause 18.20 (Anti-corruption laws), clause 18.21 (Sanctions), clause 21.3 (Environmental compliance), clause 21.4 (Environmental Claims), clause 21.5(a), clause 21.7 (Sanctions), clause 23 (Changes to the Lenders), clause 25 (Changes to the Obligors), clause 28 (Sharing among the Finance Parties), this clause 35, clause 43 (Governing law) or clause 44 (Jurisdiction);

(G)	the nature or scope of:

(1)	the guarantee and indemnity granted under clause 17 (Guarantee and Indemnity);

(2)	the Secured Property; or

(3)	the manner in which the proceeds of enforcement of the Transaction Security are distributed;

(4)	the release of any guarantee and indemnity granted under clause 17 (Guarantee and Indemnity) or of any Transaction Security,

shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of the Facility Agent or the Arranger (each in their capacity as such) may not be effected without the consent of the Facility Agent or the Arranger.

35.3	Replacement of Screen Rate

(a)	Subject to clause 35.2 (Exceptions), if the Screen Rate is not available for ZAR, any amendment or waiver which relates to providing for another benchmark rate to apply in relation to ZAR in place of that Screen Rate (or which relates to aligning any provision of a Finance Document to the use of that benchmark rate) may be made with the consent of the Lenders and the Obligors.

(b)	If any Lender fails to respond to a request for an amendment or waiver described in clause 35.3(a) within five Business Days (unless the Obligors' Agent and the Facility Agent agree to a longer time period in relation to any request) of that request being made:

(i)	its Commitment shall not be included for the purpose of calculating the Total Commitments when ascertaining whether any relevant percentage of Total Commitments has been obtained to approve that request; and

(ii)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

36.	Confidential information

36.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by clause 36.2 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

36.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and other Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this clause 36.2(a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any other person:

(i)	to (or through) whom it Transfers (or may potentially Transfer) all or any of its rights and obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Facility Agent or Security SPV and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation or other credit participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(iii)	appointed by any Finance Party or by a person to whom clause 36.2(b)(i) or 36.2(b)(ii) applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under clause 26.14(c));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in clause 36.2(b)(i) or 36.2(b)(ii);

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit that Finance Party cedes or otherwise creates Security (or may do so);

(viii)	who is a Party; or

(ix)	with the consent of the Obligors' Agent;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(x)	in relation to clauses 36.2(b)(i), 36.2(b)(ii) and 36.2(b)(iii), the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(xi)	in relation to clause 36.2(b)(iv), the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information; and

(xii)	in relation to clauses 36.2(b)(v), 36.2(b)(vi) and 36.2(b)(vii), the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances; and

(c)	to any person appointed by that Finance Party or by a person to whom clause 36.2(b)(i) or 36.2(b)(ii) applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this clause 36.2(b) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Obligors' Agent and the relevant Finance Party; and

(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors.

36.3	Disclosure to numbering service providers

(a)	Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facilities and/or one or more Obligors of the following information:

(i)	names of Obligors;

(ii)	country of domicile of Obligors;

(iii)	place of incorporation of Obligors;

(iv)	Signature Date;

(v)	clause 43 (Governing law);

(vi)	the names of the Facility Agent and the Arranger;

(vii)	amount of Commitments or Total Commitments;

(viii)	currency of the Facilities;

(ix)	type of Facilities;

(x)	ranking of Facilities;

(xi)	Final Maturity Dates;

(xii)	changes to any of the information previously supplied pursuant to clauses 36.3(a)(i) to 36.3(a)(xi); and

(xiii)	such other information agreed between such Finance Party and the Obligors' Agent,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facilities and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	Each Obligor represents that none of the information set out in clauses 36.3(a)(i) to 36.3(a)(xiii) is, nor will it at any time be, unpublished price-sensitive information.

(d)	The Facility Agent shall notify the Obligors' Agent and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Facility Agent in respect of this Agreement, the Facilities and/or one or more Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facilities and/or one or more Obligors by such numbering services provider.

36.4	Entire agreement

This clause 36 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

36.5	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

36.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Obligors' Agent:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to clause 36.2(b)(v) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this clause 36.

36.7	Continuing obligations

The obligations in this clause 36 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of six months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

37.	Confidentiality of funding rates and reference bank quotation

37.1	Confidentiality and disclosure

(a)	The Facility Agent and each Obligor agree to keep each Funding Rate and, in the case of the Facility Agent, each Reference Bank Quotation confidential and not to disclose it to anyone, save to the extent permitted by clause 37.1(b), 37.1(c) and 37.1(d).

(b)	The Facility Agent may disclose:

(i)	any Funding Rate (but not, for the avoidance of doubt, any Reference Bank Quotation) to the Obligors' Agent pursuant to clause 9.4 (Notification of rates of interest); and

(ii)	any Funding Rate or any Reference Bank Quotation to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Provider or such other form of confidentiality undertaking agreed between the Facility Agent and the relevant Lender or Reference Bank, as the case may be.

(c)	The Facility Agent may disclose any Funding Rate or any Reference Bank Quotation, and each Obligor may disclose any Funding Rate, to:

(i)	any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate or Reference Bank Quotation is to be given pursuant to this clause 37.1(c)(i)) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or Reference Bank Quotation or is otherwise bound by requirements of confidentiality in relation to it;

(ii)	any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information expect that there shall be no requirement to so inform if, in the opinion of the Facility Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(iii)	any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigation, proceedings or disputes if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Facility Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Lender or Reference Bank, as the case may be.

(d)	The Facility Agent's obligations in this clause 37 relating to Reference Bank Quotations are without prejudice to its obligations to make notifications under clause 9.4 (Notification of rates of interest) provided that (other than pursuant to clause 37.1(b)(i)) the Facility Agent shall not include the details of any individual Reference Bank Quotation as part of any such notification.

37.2	Related obligations

(a)	The Facility Agent and each Obligor acknowledge that each Funding Rate (and, in the case of the Facility Agent, each Reference Bank Quotation) is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation, including securities law relating to insider dealing and market abuse and the Facility Agent and each Obligor undertake not to use any Funding Rate or, in the case of the Facility Agent, any Reference Bank Quotation for any unlawful purpose.

(b)	The Facility Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender or Reference Bank, as the case may be:

(i)	of the circumstances of any disclosure made pursuant to clause 37.1(c)(ii) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this clause 37.

37.3	No Event of Default

No Event of Default will occur under clause 22.3 (Other obligations) by reason only of an Obligor's failure to comply with this clause 37.

38.	Renunciation of benefits

Each Obligor renounces, to the extent permitted under applicable law, the benefits of each of the legal exceptions of excussion, division, revision of accounts, no value received, errore calculi, non causa debiti, non numeratae pecuniae and cession of actions, and declares that it understands the meaning of each such legal exception and the effect of such renunciation.

39.	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

40.	Sole agreement

The Finance Documents constitute the sole record of the agreement between the Parties in regard to the subject matter thereof.

41.	No implied terms

No Party shall be bound by any express or implied term, representation, warranty, promise or the like, not recorded in any Finance Document in regard to the subject matter thereof.

42.	Independent advice

Each Obligor acknowledges that it has been free to secure independent legal and other advice as to the nature and effect of all of the provisions of the Finance Documents and that it has either taken such independent legal and other advice or dispensed with the necessity of doing so. Further, each of the Obligors acknowledges that all of the provisions of each Finance Document and the restrictions therein contained are part of the overall intention of the Parties in connection with the Finance Documents.

43.	Governing law

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by South African law.

44.	Jurisdiction

(a)	The Parties hereby irrevocably and unconditionally consent to the non-exclusive jurisdiction of the High Court of South Africa, Gauteng Local Division, Johannesburg (or any successor to that division) in regard to all matters arising from the Finance Documents (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a "Dispute").

(b)	The Parties agree that the courts of South Africa are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary. This clause is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

Certain schedules and other similar attachments to this exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K.

SCHEDULE 1: The Original Parties

Part 1: The Original Guarantors

Name of Original Guarantor	Registration number (or equivalent, if any)	Original Jurisdiction
Sedibelo Resources Limited	54400	Guernsey
Richtrau No. 123 Proprietary Limited	2006/017346/07	South Africa
Itereleng Bakgatla Minerals Resources Proprietary Limited	2003/003721/07	South Africa
Clidet No. 832 Proprietary Limited	2008/011497/07	South Africa
Orkid S.a r.l	B167777	Luxembourg
Platinum Investor Consortium Proprietary Limited	2007/030604/07	South Africa
Sedibelo Group Services Proprietary Limited	2021/773335/07	South Africa

Part 2: The Original Lenders

Facility	Name of Original Lender	Commitment
Facility A	Nedbank Limited (acting through its Nedbank Corporate and Investment Banking division)	ZAR500,000,000

SCHEDULE 2: Conditions precedent

Part 1: Conditions Precedent to Initial Utilisation

1.	Original Obligors

(a)	A copy of the Constitutional Documents of each Original Obligor.

(b)	A copy of a resolution of the board of directors of each Original Obligor:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party;

(iv)	other than the Parent and Orkid, confirming, in accordance with the provisions of section 45(3)(b)(i) of the Companies Act, that the board of directors of that Original Obligor is satisfied that, immediately after providing any direct or indirect financial assistance to be provided by that Original Obligor pursuant to any of the Finance Documents to which it is a party, the Original Obligor would satisfy the "solvency and liquidity test" (as defined in the Companies Act);

(v)	other than the Parent and Orkid, confirming, in accordance with the provisions of section 45(3)(b)(ii) of the Companies Act, that the board of directors of that Original Obligor is satisfied that the terms under which any direct or indirect financial assistance pursuant to any of the Finance Documents to which it is a party proposed to be given by it are fair and reasonable to it;

(vi)	other than the Parent and Orkid, Confirming, for the purposes of section 45(4) of the Companies Act 2008, that the conditions or restrictions (if any) in respect of granting any direct or indirect financial assistance by it pursuant to any of the Finance Documents to which it is a party set out in its Constitutional Documents have been satisfied; and

(vii)	other than the Parent and Orkid, confirming that the board of directors of that Original Obligor is satisfied that the requirements of section 46(1) of the Companies Act have been complied with.

(c)	A copy of a resolution duly passed by the holders of the issued shares of the Original Obligors (other than the Parent and Orkid), as applicable, approving, in accordance with section 45(3)(a)(ii) of the Companies Act, any financial assistance to be granted by that Original Obligor under the Finance Documents to which it is a party.

(d)	A specimen of the signature of each person authorised by the resolution referred to in paragraph 1(b).

(e)	A certificate of each Original Obligor (signed by a director) confirming, as at the CP Satisfaction Date, that:

(i)	borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on any Original Obligor to be exceeded;

(ii)	there is no pending or threatened litigation, industrial action or regulatory proceedings against it or any Group Company, other than as set out in the Disclosure Schedule;

(iii)	having made due and careful enquiry, he/she is not aware of any Default or Event of Default which has occurred or is continuing;

(iv)	none of the circumstances described in clause 22.6 (Insolvency) of this Agreement applies to any Obligor; and

(v)	all of the representations and warranties given in this Agreement are true, accurate and complete in all material respects.

(f)	A certificate of an authorised signatory of the relevant Original Obligor certifying that each copy document relating to it specified in this part 1 of schedule 2 (Conditions precedent) is correct, complete and in full force and effect as at a date no earlier than the Signature Date.

2.	The Security SPV

(a)	A copy of the constitutional documents of the Security SPV.

(b)	A copy of a resolution of the board of directors of the Security SPV:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving to execute those Finance Documents;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)	To the extent applicable, a copy of a special resolution, adopted by the Security SPV in terms of section 15(2)(c) of the Companies Act, which must amend the Security SPV's memorandum of incorporation to include the execution of and performance of its obligations under the Finance Documents to which it is a party in any ring-fencing provisions contained in the Security SPV's memorandum of incorporation.

(d)	A specimen of the signature of each person authorised by the resolution referred to in paragraph 2(b).

3.	Finance Documents

(a)	A duly executed original of each Finance Document.

(b)	A copy of all share certificates, transfers and stock transfer forms or equivalent duly executed by the relevant Obligor in blank in relation to the assets subject to or expressed to be subject to the Transaction Security and other documents of title or deliverables to be provided under the Transaction Security Documents referred to in paragraph 3(a).

(c)	A copy of all resolutions of the directors of each company, the shares in which are pledged pursuant to a Transaction Security Document, acknowledging such pledge and agreeing to give effect to any transfer of such shares pursuant to the terms of such the Transaction Security Document.

(d)	All documents required by Fasken (incorporated in South Africa as Bell Dewar Inc.) to procure the lodgement and registration of the relevant Registered Transaction Security Documents referred to in part 1 of schedule 12 (Transaction Security), including duly executed special powers of attorney and any required consents to cancellation in respect of the Security and all such documents are duly lodged at the relevant deeds registry or the MPTRO (as applicable).

(e)	Any exchange control approvals required in terms of the Currency and Exchanges Act, No. 9 of 1933 of South Africa, as amended or restated from time to time (as read with the Currency and Exchanges Manual for Authorised Dealers) for the issue of the Second Ranking Guarantee to the Stream Purchasers.

4.	Material Contracts

A duly executed copy of each Material Contract.

5.	Financial Intelligence Centre Act, 2001

All information and documentation required by the Original Lender in relation to each Obligor to enable it to comply with its obligations under, and the requirements of, the Financial Intelligence Centre Act, 2001 and its own "know your customer" procedures.

6.	Insurance

Written confirmation from the Obligors' insurance broker that the interests of the Finance Parties have been noted on the Insurance policies which are ceded in security in favour of the Finance Parties pursuant to the Transaction Security Documents.

7.	Legal opinions

(a)	A legal opinion of DLA Piper South Africa (RF) Inc, the Facility Agent's and Arranger's legal counsel, in a form reasonably satisfactory to the Facility Agent dealing with the legality and enforceability of the Finance Documents (other than the Registered Transaction Security Documents).

(b)	A legal opinion of White & Case, the Obligors' legal counsel, in a form reasonably satisfactory to the Facility Agent dealing with the capacity and authority of each Obligor (other than the Parent and Orkid) to enter into the Finance Documents to which it is a party.

(c)	A legal opinion of Applebys, the Obligors' legal counsel, in a form reasonably satisfactory to the Facility Agent dealing with the capacity and authority of the Parent to enter into the Finance Documents to which it is a party.

(d)	A legal opinion of Loyens and Hoeff, the Obligors' legal counsel, in a form reasonably satisfactory to the Facility Agent dealing with the capacity and authority of Orkid to enter into the Finance Documents to which it is a party.

(e)	A conveyancers certificate, in a form reasonably satisfactory to the Facility Agent, dealing with the legality and enforceability of the Registered Transaction Security Documents.

8.	Compliance Measures

Written confirmation from a director of the Borrower that:

(a)	the Borrower is the successor in title (in accordance with the National Water Act) of the existing Water Use Licence which is in the name of IBMR;

(b)	an application has been submitted to the relevant governmental authority for the existing Water Use Licence which is in the name of IBMR (but, in respect of which, the Borrower is the successor in title in terms of the National Water Act, as above) to be:

(i)	transferred into the name of the Borrower in accordance with the provisions of the National Water Act;

(ii)	amended to, inter alia, cover certain existing impractical conditions currently contained in that Water Use License; and

(iii)	address any prior non-compliance with such Water Use License; and

(c)	an application has been submitted to the relevant governmental authority for the existing Water Use Licence held by the Borrower to be amended to, inter alia, cover the Wilgespruit River diversion, the Wilgespruit River diversion crossing and the D511 road crossing the Bofule River.

9.	Release

Evidence that any and all Security previously granted to the IDC in connection with, or pursuant to, the facility agreement entered into between the Borrower and the IDC on or about 13 February 2018 has been fully and finally released or cancelled (as required).

10.	Section 11 Application

The Facility Agent has been provided with complete applications in terms of section 11 of the MPRDA (in form and substance acceptable to the Facility Agent) seeking the consent of the Minister of Mineral Resources to (i) enforce the cession and pledge in security of each of the shares and shareholder claims in and against the Borrower, and/or (ii) cede and transfer the Borrower Mining Right, each pursuant to the Transaction Security Documents (together, the "Section 11 Applications"), which Section 11 Applications should be duly approved by the board and the shareholders of the Borrower.

11.	Original Financial Statements

A copy of the Original Financial Statements.

12.	Other documents and evidence

(a)	The approval of each Original Lender's credit and pricing committees.

(b)	Evidence that all requisite Authorisations in respect of each Obligor and each Group Company for the entry into and performance of their obligations under the Finance Documents to which they are a party have been obtained and are in place.

(c)	A copy of any Authorisation or consent (to include any relevant corporate, regulatory and shareholder consent or approval required to authorise the relevant Obligor to guarantee the Facility or to take any action required to be taken by the relevant Obligor in connection with the Facility) which the Facility Agent reasonably considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by this Agreement or for the validity and enforceability of any Finance Document.

(d)	A Compliance Certificate signed by two directors of the Borrower showing compliance with the Financial Covenants as at the Accounting Reference Date immediately preceding the CP Satisfaction Date.

(e)	Evidence that all fees and expenses then due and payable from the Obligors under the Finance Documents have been or will be paid by the first Business Day following the CP Satisfaction Date.

(f)	Evidence that all environmental rehabilitation and closure cost reserves are fully guaranteed to the extent required by law or regulation.

(g)	Confirmation from the Original Lenders that no Market Downturn Event has occurred between the Signature Date and the CP Satisfaction Date.

(h)	The Base Case Model.

Part 2: Conditions Precedent required to be delivered by an Additional Guarantor

1.	An Accession Letter, duly executed by the Additional Guarantor and the Obligors' Agent.

2.	A copy of the Constitutional Documents of the Additional Guarantor.

3.	A copy of a resolution of the board of directors of the Additional Guarantor:

(a)	approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter and any other Finance Document to which it is a party;

(b)	authorising a specified person or persons to execute the Accession Letter and other Finance Documents to which it is a party on its behalf;

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is party;

(d)	if applicable, confirming, in accordance with the provisions of section 45(3)(b)(i) of the Companies Act, that the board of directors of that Original Obligor is satisfied that, immediately after providing any direct or indirect financial assistance to be provided by that Original Obligor pursuant to any of the Finance Documents to which it is a party, the Original Obligor would satisfy the "solvency and liquidity test" (as defined in the Companies Act);

(e)	if applicable, confirming, in accordance with the provisions of section 45(3)(b)(ii) of the Companies Act, that the board of directors of that Original Obligor is satisfied that the terms under which any direct or indirect financial assistance pursuant to any of the Finance Documents to which it is a party proposed to be given by it are fair and reasonable to it;

(f)	if applicable, confirming, for the purposes of section 45(4) of the Companies Act 2008, that the conditions or restrictions (if any) in respect of granting any direct or indirect financial assistance by it pursuant to any of the Finance Documents to which it is a party set out in its Constitutional Documents have been satisfied;

(g)	if applicable, confirming that the board of directors of that Original Obligor is satisfied that the requirements of section 46(1) of the Companies Act have been complied with.

4.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3.

5.	A certificate of the Additional Guarantor (signed by a director) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit, as applicable, which is binding on it to be exceeded.

6.	A certificate of an authorised signatory of the Additional Guarantor certifying that each copy document listed in this part 2 of schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

7.	A copy of any other Authorisation or other document, opinion or assurance which the Facility Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

8.	If available, the latest audited financial statements of the Additional Guarantor.

9.	A legal opinion of the legal advisers to the Arranger and the Facility Agent in South Africa.

10.	A legal opinion of the legal advisers to the Obligors in South Africa.

11.	If the Additional Guarantor is incorporated in a jurisdiction other than South Africa, a legal opinion of the legal advisers to the Arranger and the Facility Agent in the jurisdiction in which the Additional Guarantor is incorporated.

12.	Any Transaction Security Documents which are required by the Facility Agent to be executed by the proposed Additional Guarantor.

13.	Any notices or other documents required to be given or executed or made under the terms of those Transaction Security Documents, including evidence that all registrations and other perfection steps as the Facility Agent or Security SPV may reasonably specify have been made or completed.

SCHEDULE 4: Form of Transfer Certificate

[***]

SCHEDULE 5: Form of Accession Letter

[***]

SCHEDULE 6: Form of Resignation Letter

[***]

SCHEDULE 7: Form of Hedging Accession Letter

[***]

SCHEDULE 8: Form of Facility Accession Letter

[***]

SCHEDULE 9: Form of Compliance Certificate

[***]

SCHEDULE 10: Timetables

Delivery of a duly completed Utilisation Request	11.00am three Business Days before the Utilisation Date

Facility Agent notifies the Lenders of the requested Loan	11.00am two Business Days before the Utilisation Date

JIBAR is fixed	Quotation Day as of 11.00am Johannesburg time

Reference Bank Rate calculated by reference to available quotations in accordance with clause 10.2 (Calculation of Reference Bank Rate)	Noon on the Quotation Day

SCHEDULE 11: Permitted Transferees

[***]

SCHEDULE 12: Transaction Security

Part 1: Transaction Security to be granted by Original Obligors

The following Security shall be granted in favour of the Security SPV or Nedbank (as the case may be) by each relevant Original Obligor:

1.	the Mining Right Mortgage Bonds by the Borrower;

2.	Covering Mortgage Bonds by the Borrower over its immovable property upon which mining and/or processing activities currently take place or will take place in the foreseeable future;

3.	a General Notarial Covering Bond by the Borrower over its general movable property;

4.	a Special Notarial Covering Bond by the Borrower over certain specified movable property;

5.	a cession and pledge in security by each of its shares and shareholder claims in each of the Borrower, Richtrau, IBMR and Clidet No. 832 Proprietary Limited;

6.	a cession in security by each Mining Company (excluding Richtrau) and the Management Company of its rights, title and interest in and to, certain of its bank accounts, hedging agreements to which it is a party, its investments, debtors (subject to any first ranking cession granted to any third party financier in relation to the Impala Offtake Agreement, the Northam Offtake Agreement or any substitute offtake agreement(s) in respect thereof), its insurance policies and the proceeds thereof, loans owed to it and the Ceded Agreements (as defined therein); and

7.	an English law governed security assignment agreement by the Borrower and the Management Company in favour of the Security SPV in respect of the Management Company Agreements.

Part 2: Transaction Security to be granted by Additional Guarantors

The following Security shall be granted in favour of the Security SPV by each relevant Additional Guarantor (as applicable):

1.	if applicable, a Covering Mortgage Bond by the Additional Guarantor of its immovable property;

2.	if applicable, a Covering Mortgage Bond by the Additional Guarantor of its mining right;

3.	if applicable, a Special Notarial Covering Bond by the Additional Guarantor of its specified movable property;

4.	a General Notarial Covering Bond by the Additional Guarantor of its general movable property;

5.	if applicable, a cession and pledge in security by the Additional Guarantor of it shares and shareholder claims in the Borrower; and

6.	a cession in securitatem debiti by each Additional Guarantor of its rights title and interest in and to:

(a)	Bank Accounts;

(b)	Book Debts;

(c)	Claims;

(d)	Insurances;

(e)	Investments;

(f)	Intellectual Property Rights; and

(g)	Related Rights,

each as defined therein

SCHEDULE 13: Disclosure schedule

[***]

SCHEDULE 14: Group Structure

[***]

SIGNATURE PAGES

SIGNED at Sandton on 15 July 2022

For and on behalf of
SEDIBELO RESOURCES LIMITED (as Guarantor and Obligors' Agent)

/s/ Erich Clarke
Signature
Erich Clarke
Name of Signatory
Director
Designation of Signatory

SIGNED at Sandton on 15 July 2022

For and on behalf of
PILANESBERG PLATINUM MINES PROPRIETARY LIMITED (as Borrower)

/s/ Erich Clarke
Signature
Erich Clarke
Name of Signatory
Director
Designation of Signatory

SIGNED at Sandton on 15 July 2022

For and on behalf of
RICHTRAU NO. 123 PROPRIETARY LIMITED (as Guarantor)

/s/ Erich Clarke
Signature
Erich Clarke
Name of Signatory
Director
Designation of Signatory

SIGNED at Sandton on 15 July 2022

For and on behalf of
ITERELENG BAKGATLA MINERALS RESOURCES PROPRIETARY LIMITED

(as Guarantor)

/s/ Erich Clarke
Signature
Erich Clarke
Name of Signatory
Director
Designation of Signatory

SIGNED at Sandton on 15 July 2022

For and on behalf of
SEDIBELO GROUP SERVICES PROPRIETARY LIMITED (as Guarantor)

/s/ Erich Clarke
Signature
Erich Clarke
Name of Signatory
Director
Designation of Signatory

SIGNED at Sandton on 15 July 2022

For and on behalf of
CLIDET NO. 832 PROPRIETARY LIMITED (as Guarantor)

/s/ Erich Clarke
Signature
Erich Clarke
Name of Signatory
Director
Designation of Signatory

SIGNED at Sandton on 15 July 2022

For and on behalf of
ORKID S.A R.L (Société à responsabilité limitée, Registered office: 19, rue Eugène Ruppert, L - 2453 Luxembourg, R.C.S. Luxembourg: B167777) (as Guarantor)

/s/ Erich Clarke
Signature
Erich Clarke
Name of Signatory
Director
Designation of Signatory

SIGNED at Sandton on 15 July 2022

For and on behalf of
PLATINUM INVESTOR CONSORTIUM PROPRIETARY LIMITED (as Guarantor)

/s/ Erich Clarke
Signature
Erich Clarke
Name of Signatory
Director
Designation of Signatory

SIGNED at Sandton on 15 July 2022

For and on behalf of
NEDBANK LIMITED (acting through its Nedbank Corporate and Investment Banking division) (as Arranger and Original Facility A Lender)

/s/ [***]
Signature
[***]
Name of Signatory
Authorised Signatory
Designation of Signatory

/s/ [***]
Signature
[***]
Name of Signatory
Authorised Signatory
Designation of Signatory

SIGNED at Sandton on 15 July 2022

For and on behalf of
NEDBANK LIMITED (acting through its Nedbank Corporate and Investment Banking division) (as Facility Agent)

/s/ [***]
Signature
[***]
Name of Signatory
Authorised Signatory
Designation of Signatory

/s/ [***]
Signature
[***]
Name of Signatory
Authorised Signatory
Designation of Signatory

SIGNED at Claremont on 15 July 2022

For and on behalf of
BOWWOOD AND MAIN NO 335 PROPRIETARY LIMITED (to be renamed "BOWWOOD AND MAIN NO 335 (RF) PROPRIETARY LIMITED") (as Security SPV)

Signature
[***]
Name of Signatory
Authorised Signatory
Designation of Signatory